Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of September 23, 2015 among

BillGuard, Inc., Beach Merger Sub, Inc., Prosper Marketplace, Inc.,

and

Shareholder Representative Services LLC, as the Stockholders' Representative

SF: 217675-21

TABLE OF CONTENTS

Page

INDEX OF DEFINED TERMS vi

ARTICLE I.PURCHASE AND SALE OF SHARES; CLOSING 2

Section 1.01.   The Merger 2

Section 1.02.   Closing 2

Section 1.03. Effective Time 2

Section 1.04.   Certificate of Incorporation and Bylaws 2

Section 1.05.   Directors and Officers 2

Section 1.06.   Effect on Capital Stock 3

Section 1.07.   Paying Agent; Closing Date Payments 9

Section 1.08.   Exchange Procedures; Exchange Fund 10

Section 1.09.   Purchase Price Adjustment 14

Section 1.10.   Relationship Among Sellers 15

Section 1.11.   Treatment of Stock Options 17

Section 1.12.   Treatment of Warrants 18

Section 1.13.   Holdback Fund 18

ARTICLE II.	REPRESENTATIONS AND WARRANTIES RELATING TO EACH SELLER 22

Section 2.01.   Organization, Standing and Power 22

Section 2.02.   Authority; Execution and Delivery; Enforceability 22

Section 2.03.   No Conflicts; Consents 22

Section 2.04.   The Shares 23

Section 2.05.   Proceedings 23

Section 2.06.   No Brokers 23

Section 2.07.   Tax Matters 24

ARTICLE III.	REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY 24

Section 3.01.   Organization and Standing; Books and Records 24

Section 3.02.   Capital Stock of the Company 25

Section 3.03.   Authority; Execution and Delivery; Enforceability 27

Section 3.04.   No Conflicts; Consents 27

Section 3.05.   Financial Statements 28

Section 3.06.   Absence of Certain Changes 29

Section 3.07.   Assets and Properties 31

Section 3.08.   Title to Property; Encumbrances; Sufficiency of Assets 31

Section 3.09.   Litigation 32

Section 3.10.   Restrictions on Business Activities 32

Section 3.11.   Intellectual Property and Data Rights 32

Section 3.12. Contracts 36

Section 3.13.   Software 39

Section 3.14.   IT Systems and Data Infrastructure 41

Section 3.15. Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors	41

Section 3.16. Permits 42

Section 3.17.   Insurance 42

Section 3.18.   Taxes 43

Section 3.19.   Benefit Plans 46

Section 3.20. Interested Party Transactions 50

Section 3.21.   Compliance with Applicable Laws 50

Section 3.22. Employee and Labor Matters 51

Section 3.23.   Suppliers, Customers and Partners 54

Section 3.24.   Environmental Matters 55

Section 3.25.   Credit Matters 56

Section 3.26.Finders’ Fees 56

Section 3.27. Takeover Statutes 56

Section 3.28.   Export Control Laws 56

Section 3.29.   Disclaimers Related to the Company 57

ARTICLE IV.REPRESENTATIONS AND WARRANTIES OF PURCHASER 57

Section 4.01.   Organization, Standing and Power 57

Section 4.02. Authority; Execution and Delivery; and Enforceability 58

Section 4.03.   No Conflicts; Consents 58

Section 4.04.   Financial Ability 58

ARTICLE V.COVENANTS 59

Section 5.01.   Covenants Relating to Conduct of Business 59

Section 5.02.   Resignations 61

Section 5.03. Access to Information 61

Section 5.04. Confidentiality 61

Section 5.05.   Reasonable Efforts 61

Section 5.06.   Expenses; Transfer Taxes 62

Section 5.07.   Consideration Schedule 62

Section 5.08.   Employee and Benefit Plan Matters 63

Section 5.09.   Tax Matters 65

Section 5.10.   Supplemental Disclosure 67

Section 5.11. Repayment of Indebtedness and Payment of Transaction Expenses 67

Section 5.12. Publicity 67

Section 5.13.   Further Assurances 67

Section 5.14.   Stockholder Joinder, Consents and Waivers 68

Section 5.15.   Insurance Matters 68

Section 5.16.   Appraisal Notice 69

Section 5.17.   No Solicitation 69

Section 5.18. Takeover Statutes 70

Section 5.19.   Export Control 70

Section 5.20. Subsidiary's Articles of Association; Notices to Israeli Registrar of Companies	71

Section 5.21.   Company Certificate of Incorporation 71

Section 5.22.   Additional Covenants 71

ARTICLE VI.CONDITIONS PRECEDENT 71

Section 6.01.   Conditions to Each Party's Obligation 71

Section 6.02.   Conditions to Obligation of Purchaser 72

Section 6.03.   Conditions to Obligation of Sellers 73

Section 6.04.   Frustration of Closing Conditions 74

ARTICLE VII.TERMINATION, AMENDMENT AND WAIVER 74

Section 7.01.   Termination 74

Section 7.02. Effect of Termination 74

Section 7.03.   Amendments and Waivers 75

ARTICLE VIII.INDEMNIFICATION 75

Section 8.01.   Indemnification by Stockholders 75

Section 8.02.   Indemnification by Purchaser 77

4

Section 8.03.   Calculation of Losses 77

Section 8.04.   Holdback Fund 77

Section 8.05.   Procedures 79

Section 8.06.   Survival Periods 81

ARTICLE IX.GENERAL PROVISIONS 81

Section 9.01. Assignment 81

Section 9.02.   No Third-Party Beneficiaries 81

Section 9.03.   Notices 81

Section 9.04.   Interpretation; Exhibits and Schedules; Certain Definitions 83

Section 9.05.   Counterparts 84

Section 9.06.   Entire Agreement 84

Section 9.07.   Severability 84

Section 9.08.   Consent to Jurisdiction 84

Section 9.09.   Governing Law 85

Section 9.10.   Waiver of Jury Trial 85

Section 9.11.   Specific Performance 85

Section 9.12.   Additional Agreement 85

Schedule 2.04Stockholders and Shares Schedule 5.11Payoff Debt

Schedule 6.02(i)Required Consents

Exhibit AForm of Joinder

Exhibit BContinuing Employees

Exhibit CPreliminary Statement Requirements

Exhibit DProposed Business

Exhibit EAllocation of RSUs

Exhibit FArticles of Association

Exhibit GAmended and Restated Certificate of Incorporation Exhibit HConvertible Loan Payoff and Release

5

INDEX OF DEFINED TERMS

2013 and 2014 Audited Financials 72

280G Stockholder Approval 65

ACA 48

Accounting Firm 15

Accrued Interest 4

Accruing Dividends 4

Acquisition Proposal 70

affiliate 83

Aggregate Exercise Amount 4

Agreement 1

Ancillary Agreements 22

Applicable Law 23

Appraisal Shares 4

Audited Financial Statements 28

Balance Sheet Date 29

Benefit Plans 46

Board 1

Business 35

Bylaws 25

Cap 76

Cause 21

Certificate 3

Certificate of Incorporation 68

Certificate of Merger 2

Closing 2

Closing Date 2

Closing Date Debt 5

Closing Date Unpaid Transaction Expenses

................................................................. 5

COBRA 49

Code 43

Common Amount Per Share 5

Common Closing Amount Per Share 5

Common Payout Amount 5

Common Stock 3

Commonly Controlled Entity 46

Company 1

Company Data 35

Company Debt 5

Company Health Plan 48

Company Intellectual Property 32

Company Law Firm 85

Company Material Adverse Effect 83

Company Owned Intellectual Property 35

Company Products 35

Company Software 41

Company Source Code 41

Company Sponsored Benefit Plan 46

Company Stock Plan17

Company Technology35

Company’s knowledge35

Confidentiality Agreement 61

Consent23

Consideration Schedule 62

Continuing Employees21

Contract23

Convertible Loan Payoff and Release6

Co-sale Agreement 68

Covered Person 68

Credit Receivables56

Data36

Data Rights36

Deemed Full Metric Achievement 21

DGCL2

Disclosure Statement 69

EAR56

Effective Time2

Employment Arrangements1

Environmental and Safety Laws 55

Environmental Permits 56

ERISA46

ERN 70

Exchange Fund9

Expense Fund9

Expense Fund Percentage10

Failure to Achieve Metric 21

Financial Statements 28

FMLA 49

FT Agreement20

FT Partners20

FT Payment21

Full Metric Achievement 21

Fully-Diluted Common and Series A Stock 6

Fundamental Representations 76

Funded Foreign Employee Plan47

GAAP5

Governmental Entity12

Grant Date 26

Group 70

Hazardous Materials56

6

HCERA48

Healthcare Reform Laws48

Holdback Fund18

Holdback Multiple6

Holdback Per Share6

Holdback Period78

Holdback Release Amount78

Holdback/Indemnification Pro Rata Portion

............................................................... 62

Holders6

including83

Indemnification Claim Notice79

indemnified party79

Initial Closing Date Amount17

Initial Closing Purchase Price17

Intellectual Property36

Interim Financial Statements28

In-the-Money Option6

In-the-Money Warrant6

Investors’ Rights Agreement68

IPL35

Israeli Employees53

Israeli GAAP28

Israeli Interim Tax Ruling66

Israeli Tax Ruling66

IT Systems41

ITA12

Joinder1

Judgment23

Latest Balance Sheet28

Lenders6

Letter of Transmittal10

Liabilities6

Lien6

Loan Interest Payoff Amount6

Loan Payout Multiple6

Losses75

Material Contract36

Merger1

Merger Consideration4

Metric21

Metric Determination Notice19

Money Laundering Laws51

Net Holdback Fund7

Notice of Disagreement14

Notice of Metric Disagreement19

OCS 42

OCS Funded Technology 35

OFAC 51

Option Cancellation Holdback Payment .. 17

Option Cancellation Payment 17

Order 32

Outstanding Claim Reserve 78

Outstanding Option 17

Partial Metric Achievement 21

Paying Agent 9

Payoff Debt 67

Payoff Letters 67

Payor 12

Payout Multiple 7

Pension Plan 46

PEO 46

PEO 401 Plan 64

PEO Agreement 38

PEO Benefit Plan 46

Permits 42

Permitted Liens 7

person 83

Personal Data 36

Personnel 33

Post-Closing Tax Period 43

Pre-Closing Period 59

Pre-Closing Tax Period 43

Preferred Stock 3

Preliminary Statement 14

Privacy Laws 34

Privacy Statements 36

Pro Rata Expense Fund Amount 10

Proceeding 32

Processed 34

Processing 34

Proportional Amount 22

Proposed Business 22

Publicly Available Software 41

Purchase Price 7

Purchaser 1

Purchaser Material Adverse Effect 58

R&D Sponsor 35

Related Parties 50

Representative Losses 16

Restricted Stock 25

RSUs 63

Section 262 4

Seller Group 85

Sellers' Representative15

Series A Closing Amount Per Share7

Series A Payout Amount7

Series A Preferred 3

Series B Amount Per Share 7

Series B Closing Amount Per Share 7

Series B Liquidation Preference Per Share 8

Series B Payout Amount 7

Series B Preferred3

Shares3

Software 41

Statement14

Stock Option18

Stockholder Approval1

Stockholder Material Adverse Effect 23

Stockholders1

subsidiary 83

Subsidiary24

Surviving Corporation2

Takeover Statute70

Tax Declaration 13

Tax Incentive 45

Tax Returns43

Taxes43

Taxing Authority43

Technology36

Third Party Claim79

Third Party Software41

Total Common and Series A Consideration 8

Total Company Series B Stock8

Total Series B Consideration8

Transaction Expenses8

Transfer Taxes62

Transparent Entity13

Underwater Option8

Underwater Warrant8

Valid Certificate13

VAT45

Voting Agreement68

Voting Company Debt26

Warrant Cancellation Holdback Payment 18

Warrant Cancellation Payment18

Warrants18

Welfare Plan46

Withholding Drop Date12

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of September 23, 2015, among BillGuard, Inc., a Delaware corporation (the “Company”), Prosper Marketplace, Inc., a Delaware corporation (“Purchaser”), Beach Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Sub”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Stockholders’ Representative.

INTRODUCTION

Purchaser desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

On the terms and subject to the conditions set forth in this Agreement, Sub shall merge with and into the Company (the “Merger”).

The Board of Directors of Sub has approved and declared advisable, and the Board of Directors of Purchaser has approved, this Agreement and the Merger on the terms and subject to the conditions set forth in this Agreement.

The Board of Directors of the Company (the “Board”) has unanimously (i) determined that the Merger is advisable and in the best interest of the Company and the Company’s stockholders (each, a “Stockholder” and, collectively, the “Stockholders”), (ii) approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement and (iii) recommended that the Stockholders approve the Merger and adopt this Agreement.

Immediately following the execution and delivery of this Agreement, the Company is delivering to Purchaser executed written consents adopting this Agreement from Stockholders holding at least 98.5% of the Shares, which consents shall be effective immediately following the execution and delivery of this Agreement by the Company, Purchaser, Sub and the Stockholders’ Representative (the “Stockholder Approval”).

Simultaneously with the execution and delivery of, and as an inducement for Purchaser and Sub to enter into, this Agreement, (i) Stockholders holding at least 98.5% of the Shares shall have executed joinder agreements in the form set forth in Exhibit A hereto (each, a “Joinder”) and (ii) certain employees, as set forth on Exhibit B, are executing offer letters and at-will employment, confidential information and invention assignment and arbitration agreements or, as applicable, amendments to existing employment agreements (collectively, the “Employment Arrangements“) with Purchaser, the Company or the Subsidiary effective as of the Closing.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as set forth herein.

ARTICLE I. THE MERGER

SECTION 1.01.The Merger.Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. The Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.02. Closing. The closing of the Merger (the "Closing") shall take place at the offices of Covington & Burling LLP, One Front Street, San Francisco, California 94111, at 10:00 a.m., on the second business day following the satisfaction (or, to the extent permitted, waiver by the parties entitled to the benefits thereof) of the conditions set forth in ARTICLE VI, or at such other place, time and date as shall be agreed between the Company and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Purchaser and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.04.Certificate of Incorporation and Bylaws.

(a)The certificate of incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided that at the Effective Time such certificate of incorporation shall be amended to read as follows “The Name of the corporation is BillGuard, Inc.”

(b)The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

SECTION 1.05.Directors and Officers.

(a)The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b)The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.06.Effect on Capital Stock.

(a)At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, Purchaser or Sub:

(i)Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(ii)Cancellation of Treasury Stock and Parent-Owned Stock. Each share of capital stock of the Company that is directly owned by the Company, Purchaser or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)	Conversion of Common Stock. Each share of Common Stock, par value

$0.001 per share, of the Company (the “Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.06(a)(ii)) and the Appraisal Shares shall be converted into the right to receive, in cash and without interest, (A) the Common Closing Amount Per Share (subject to the Expense Fund contribution provisions of Section 1.07(d)) and (B) subject to Section 1.13 and ARTICLE VIII, the Common Payout Amount.

(iv)Conversion of Preferred Stock. Each share of Series A Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred”) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.06(a)(ii) and the Appraisal Shares) shall be converted into the right to receive, in cash and without interest, (A) the Series A Closing Amount Per Share (subject to the Expense Fund contribution provisions of Section 1.07(d)) and (B) subject to Section 1.13 and ARTICLE VIII, the Series A Payout Amount. Each share of Series B Preferred Stock, par value $0.001 per share, of the Company (the “Series B Preferred” and, together with the Series A Preferred, the “Preferred Stock,” and, the Preferred Stock together with the Common Stock, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.06(a)(ii) and the Appraisal Shares) shall be converted into the right to receive, in cash and without interest, (A) the Series B Closing Amount Per Share (subject to the Expense Fund contribution provisions of Section 1.07(d)) and (B) subject to Section 1.13 and ARTICLE VIII, the Series B Payout Amount.

(b)Cancellation of Capital Stock; Withholding. At the Effective Time, all shares of Common Stock and Preferred Stock converted pursuant to Sections 1.06(a)(iii) and 1.06(a)(iv) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Common Stock or Preferred Stock (each, a “Certificate”) shall cease to have any rights with  respect thereto, except the right to receive the consideration provided for in Sections

1.06(a)(iii) and 1.06(a)(iv) (the “Merger Consideration”). Notwithstanding anything in this Agreement to the contrary, (A) Purchaser shall, subject to Section 1.08(i), be entitled to withhold from the Merger Consideration such amounts as are required to be withheld with respect to the making of such payment under the Code or under any applicable provision of state, local or foreign tax law and (B) the amount of cash each Stockholder is entitled to receive for the Shares held by such Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Shares held by such Stockholder.

(c)Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) (such Shares, the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Sections 1.06(a)(iii) and 1.06(a)(iv) but instead such holder shall be entitled to payment of the fair value of such Appraisal Shares in accordance with the provisions of Section 262; provided that, subject to Section 1.08(i), Purchaser shall be entitled to withhold from such payment such amounts as are required to be withheld with respect to the making of such payment under the Code or under any applicable provision of state, local or foreign tax law. At the Effective Time, all Appraisal Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding anything in this Agreement to the contrary, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Sections 1.06(a)(iii) and 1.06(a)(iv). The Company shall give prompt notice to Purchaser of any demands for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Purchaser shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(d)	Definitions. For all purposes hereof:

“Accrued Interest” has the meaning set forth in the Convertible Loan Payoff and Release. “Accruing Dividends” means, for a particular share of Series A Preferred or Series B

Preferred, the applicable Accruing Dividends as defined in Article Fourth, Section B.1 of the Certificate of Incorporation for the date of issuance of such share of Series A Preferred or Series B Preferred, as applicable.

“Aggregate Exercise Amount” means the aggregate exercise price with respect to all In- the Money Options and In-the-Money Warrants.

“Closing Date Debt” means the aggregate amount of all Company Debt outstanding as of immediately prior to the Closing, other than Payoff Debt.

“Closing Date Unpaid Transaction Expenses” means the aggregate amount of all unpaid Transaction Expenses as of the Effective Time.

“Common Amount Per Share” means the quotient of (i) the Total Common and Series A Consideration divided by (ii) the Fully-Diluted Common and Series A Stock.

“Common Closing Amount Per Share” means (i) the Common Amount Per Share minus

(ii) Holdback Per Share.

“Common Payout Amount” means (i) Holdback Per Share multiplied by (ii) the Payout Multiple.

“Company Debt” means as of any particular time, without duplication (i) any Liability of the Company or the Subsidiary for borrowed money, whether evidenced by bonds, debentures, notes, or other similar instruments or debt securities (including any principal, accreted value, accrued and unpaid interest, reimbursement, indemnities, and any prepayment premiums, breakage costs, expense reimbursements, penalties and other fees, charges, payments and expenses payable as a result of the satisfaction or repayment of such liabilities at the Closing if satisfaction or repayment is to occur at the Closing as a result of the consummation of the transactions contemplated by this Agreement), (ii) all obligations, contingent or otherwise, of the Company or the Subsidiary in respect of any letters of credit (to the extent drawn), bankers’ acceptances or similar credit transactions, (iii) any interest rate swap, forward contract or other hedging arrangement of the Company or the Subsidiary (including any prepayment or termination amounts and penalties or fees with respect to termination thereof), (iv) all obligations (including accrued interest) without duplication of the Company or the Subsidiary under a lease agreement that are required to be capitalized pursuant to United States generally accepted accounting principles (“GAAP”), but excluding any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases unless such breakage costs, prepayment penalties, fees or other similar amounts are due and will be paid at the Closing, (v) all obligations of the Company or the Subsidiary under conditional sale, other title retention agreements or other vendor financing relating to any property or assets purchased by the Company or the Subsidiary, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company or the Subsidiary, whether or not the obligations secured thereby have been assumed, (vii) all obligations of the Company or the Subsidiary consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), (viii) all obligations of the Company or the Subsidiary for the deferred purchase price of property or services including pursuant to any earn-out or similar obligation (other than trade payables and other current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and not more than 90 days past due), (ix) unfunded or under-funded pension or post-retirement liabilities of the Company or Subsidiary or any other liabilities of the Company or Subsidiary arising based upon contributions in accordance with Applicable Law and (x) to the extent not otherwise included, any obligation by the Company or the Subsidiary to be liable for, or to pay, as obligor, guarantor, surety or otherwise, on the obligations of a third person of the type referred to in clauses (i) - (ix) above, other than by endorsement of negotiable instruments for collection in the ordinary course of business. For clarity, Company Debt shall include all amounts payable to the holders of the Payoff Debt.

“Convertible Loan Payoff and Release” means that certain Convertible Loan Payoff and Release by and among the Company and the lenders listed on the signature page thereto, dated on or around the date hereof and in substantially the form as attached hereto as Exhibit H.

“Fully-Diluted Common and Series A Stock” means the sum, without duplication, of the aggregate number of shares of Common Stock and Series A Preferred that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise of Stock Options, Warrants or other direct or indirect rights to acquire shares of Common Stock or Series A Preferred that are issued and outstanding immediately prior to the Effective Time, excluding any Underwater Options and Underwater Warrants.

Price.

“Holdback Multiple” means the quotient of (i) $5,000,000 divided by (ii) the Purchase

“Holdback Per Share” means the Common Amount Per Share multiplied by the Holdback Multiple

“Holders” means, as of immediately prior to the Effective Time, the Stockholders, the holders of In-the-Money Options and the holders of In-the-Money Warrants.

“In-the-Money Option” means any vested Outstanding Option with an exercise price that is lower than the Common Closing Amount Per Share.

“In-the-Money Warrant” means any Warrant with an exercise price that is lower than the Common Closing Amount Per Share.

“Lenders” has the meaning set forth in the Convertible Loan Payoff and Release. “Liabilities” means all debts, liabilities and obligations, whether accrued or fixed,

absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any Applicable Law or Proceeding and those arising under any Contract.

“Lien” means, with respect to any asset, any mortgage, encumbrance, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset.

“Loan Interest Payoff Amount” means (i) the Accrued Interest multiplied by (ii) the Loan Payout Multiple.

“Loan Payout Multiple” means the quotient of (i) the actual amount of the Holdback Fund to which the Holders would be entitled to as determined in accordance with Section 1.13 divided by (ii) $5,000,000; provided, that if the Holdback Fund includes amounts in the

Outstanding Claim Reserve and the Holders and the Lenders later become entitled to such amounts then the Loan Payout Multiple for purposes of determining any additional Loan Interest Payoff Amount shall be the quotient of (i) the amount which was previously included in the Outstanding Claim Reserve that is to be paid to the Holders and the Lenders divided by (ii)

$5,000,000.

“Net Holdback Fund” means (i) the Holdback Fund minus (ii) the Loan Interest Payoff Amount.

“Payout Multiple” means the quotient of (i) the Net Holdback Fund divided by (ii)

$5,000,000; provided, that if the Holdback Fund includes amounts in the Outstanding Claim Reserve and the Holders later become entitled to such amounts then the Payout Multiple for purposes of determining any additional payment to each Holder shall be the quotient of (i) the amount which was previously included in the Outstanding Claim Reserve that is to be paid to the Holders (and, for the avoidance of doubt, excluding the amount which is to be paid to the Lenders in accordance with Loan Interest Payoff Amount (as calculated in accordance with the proviso set forth in the definition of Loan Payout Multiple) and the Convertible Loan Payoff and Release) divided by (ii) $5,000,000.

“Permitted Liens” means: (a) statutory liens for Taxes that are not yet due and payable;

(b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (e) non-exclusive licenses granted by the Company to customers in the ordinary course of business, consistent with past practice, pursuant to the Company’s standard form of customer agreement (a copy of which has been provided to Purchaser prior to the date hereof) where such form has not been modified in a material manner).

“Purchase Price” means an amount equal to (i) $30,000,000, minus (ii) the amount of Closing Date Unpaid Transaction Expenses, minus (iii) the amount of Closing Date Debt, minus

(iv) Payoff Debt, subject to adjustment as provided in Section 1.09, plus (v) the Aggregate Exercise Amount.

“Series A Closing Amount Per Share” has the same meaning as Common Closing Amount Per Share.

“Series A Payout Amount” has the same meaning as Common Payout Amount.

“Series B Amount Per Share” means the quotient of (i) the Total Series B Consideration divided by (ii) the Total Company Series B Stock.

“Series B Closing Amount Per Share” means (i) the Series B Amount Per Share minus

(ii)	the Series B Amount Per Share multiplied by the Holdback Multiple.

“Series B Payout Amount” means (i) the Series B Amount Per Share multiplied by (ii) the Holdback Multiple multiplied by (iii) the Payout Multiple.

“Series B Liquidation Preference Per Share” means $1.33333 plus the applicable Accruing Dividends.

“Total Company Series B Stock” means the sum, without duplication, of the aggregate number of shares of Series B Preferred that are issued and outstanding immediately prior to the Effective Time or issuable upon the exercise of direct or indirect rights to acquire shares of the Series B Preferred that are issued and outstanding immediately prior to the Effective Time (whether or not then vested or exercisable).

“Total Common and Series A Consideration” means (i) the Purchase Price less (ii) the Total Series B Consideration.

“Total Series B Consideration” means the product of (i) the Total Company Series B Stock multiplied by (ii) the Series B Liquidation Preference Per Share.

“Transaction Expenses” means all out of pocket fees and expenses of the Company and the Subsidiary in connection with the Merger and this Agreement and the transactions contemplated hereby and the sale process with respect to the Company or the Subsidiary, whether or not paid, payable, billed or accrued prior to the Closing (including any fees and expenses of legal counsel, fees and expenses payable to financial advisors, investment bankers, brokers, consultants, accountants or other vendors of the Company or the Subsidiary notwithstanding any contingencies for escrows, and any such fees incurred by Stockholders paid for or to be paid for by the Company, and expenses of Stockholders in connection with the Merger that the Company, prior to the Closing, has agreed to pay or is otherwise obligated to pay), but excluding fees that have accrued and are payable as of the Closing Date to the Company’s independent auditor in connection with its audit in accordance with U.S. Generally Accepted Auditing Standards of the Company’s financial statements for the Company’s 2013 and 2014 fiscal years and a review of the Company’s unaudited financial statements as of, and for, the six months ended June 30, 2015; provided, that any such fees in excess of $135,000 shall not be excluded from Transaction Expenses. In addition, any bonus, severance,  retention, change in control payment and other amounts that become payable to any current or former officer, employee, consultant or manager of the Company or the Subsidiary in connection with, or as a result of, the Closing shall, unless approved in writing by Purchaser prior to the Closing, be considered Transaction Expenses, excluding (i) payments resulting from the acceleration of vesting of In-the-Money Options, but only to the extent so reflected in the Consideration Spreadsheet and (ii) retention payments to Continuing Employees as expressly set forth in a Continuing Employee’s Employment Arrangements. Any applicable payroll or employment taxes payable by the Company or the Subsidiary in respect of cancellation payments in respect of Stock Options or any such bonus, severance, change in control payments shall also be considered Transaction Expenses.

“Underwater Option” means any Outstanding Option with an exercise price that is equal to or greater than the Common Closing Amount Per Share.

“Underwater Warrant” means any Warrant with an exercise price that is equal to or greater than the Common Closing Amount Per Share.

SECTION 1.07.Paying Agent; Closing Date Payments.

(a)Paying Agent; Merger Consideration. Prior to the Closing, Purchaser shall select one or more bank or trust companies reasonably acceptable to the Company to act as the paying agent or agents in connection with the Merger (collectively, the “Paying Agent”) for the payment of the Merger Consideration. At the Effective Time, Purchaser shall deposit with the Paying Agent, on behalf of and for distribution to Stockholders and holders of In-the-Money Options and In-the-Money Warrants in accordance with the Consideration Schedule, payment, by wire transfer to a bank account designated in writing by the Paying Agent (such designation to be made at least two business days prior to the Closing Date), immediately available funds (such funds hereinafter referred to as the “Exchange Fund”) in an amount equal to that required to satisfy Purchaser’s obligations under Section 1.11 (as such obligations relate to payments to be made on the Closing), Section 1.12(a)(i) and each subpart (A) of Section 1.06(a)(iii) and Section 1.06(a)(iv), subject in each case to the requirements of Section 1.08(b).

(b)Transaction Expenses. At the Effective Time, for any Closing Date Unpaid Transaction Expenses, Purchaser shall pay, by wire transfer to the bank accounts specified in the invoices obtained by the Company in accordance with Section 5.11, immediately available funds in the amounts specified in such invoices.

(c)Payoff Debt. At the Effective Time, for any Payoff Debt, Purchaser shall pay, by wire transfer to the bank accounts specified in the Payoff Letters obtained by the Company in accordance with Section 5.11, immediately available funds in the amounts specified in such Payoff Letters.

(d)Stockholders’ Representative Expense Fund. At the Effective Time, Purchaser shall pay a portion of the Merger Consideration equal to US$100,000 (the “Expense Fund”) to the Stockholders’ Representative on behalf of the Holders. Each Holder shall be deemed to have contributed its Pro Rata Expense Fund Amount of the Expense Fund. The Expense Fund shall be held by the Stockholders’ Representative in accordance with Section 1.10 and released in accordance therewith.

(e)No Interest. The Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Contemporaneous with or as soon as practicable following the fulfilment of the Stockholders’ Representative’s responsibilities hereunder, the Stockholders’ Representative will deliver the balance of the Expense Fund to the Paying Agent for further distribution to the Stockholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Holders at the time of Closing.

(f)	Definitions. For all purposes hereof:

“Pro Rata Expense Fund Amount” means for each Holder, such Holder’s Expense Fund Percentage multiplied by the Expense Fund.

“Expense Fund Percentage” means for each Holder, a fraction (A) the numerator of which is the aggregate Merger Consideration allocated to such Holder pursuant to this Agreement and payable at the Closing and (B) the denominator of which is the total Merger Consideration allocated to all Holders and payable at the Closing.

SECTION 1.08.Exchange Procedures; Exchange Fund.

(a)Exchange Procedures. As soon as reasonably practicable after the Effective Time, Purchaser and the Company shall cause the Paying Agent to mail to or otherwise provide each holder of record as of the Effective Time of a Certificate whose Shares were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (a “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Each holder of record of a Certificate shall, upon surrender to the Paying Agent of such Certificate, together with a Letter of Transmittal, duly completed and validly executed (including electronic signature), and such other documents as may reasonably be required by the Paying Agent, be entitled to receive in exchange therefor the amount of cash equal to the product of (x) the number of shares of Common Stock, Series A Preferred or Series B Preferred, as applicable, in each case previously represented by such Certificate, multiplied by (y) the Common Closing Amount Per Share, Series A Closing Amount Per Share or Series B Closing Amount Per Share, respectively and as applicable, subject to the Expense Fund contribution provisions of Section 1.07(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if, upon presentation to the Paying Agent, such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of such Certificate or establishes to the reasonable satisfaction of Purchaser that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.08(a), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holder thereof has the right to receive in respect of such Certificate pursuant to Sections 1.06(a)(iii) and 1.06(a)(iv), subject to the Expense Fund contribution provisions of Section 1.07(d). No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this ARTICLE I.

(b)Notwithstanding anything to the contrary in Section 1.08(a), any cash amount that a holder of 102 Common Stock, 102 Outstanding Options or 3(i) Options has the right to receive pursuant to Section 1.11 in respect of such 102 Common Stock, 102 Outstanding Options or 3(i) Options, shall be transferred, without any withholding or deduction of taxes or other amounts, by the Purchaser to the Paying Agent and by the Paying Agent to the Section 102 Trustee as soon as reasonably practicable after the Effective Time, in accordance with the Israeli Tax Ruling (or the Israeli Interim Tax Ruling, as applicable), if obtained, and shall be held in trust and be released to the holders of 102 Common Stock, 102 Outstanding Options and Company 3(i) Options by the

Section 102 Trustee pursuant to the applicable provisions of the Israeli Tax Code including Section 102 and Section 3(i) of the Israeli Tax Code (as applicable) and the Israeli Tax Ruling (or the Israeli Interim Tax Ruling, as applicable), if obtained. The Section 102 Trustee shall be responsible for releasing such amounts, together with any interest earned thereon by virtue of the investment of such cash amounts by the Section 102 Trustee in accordance with the terms and conditions of Section 102 or Section 3(i) of the Israeli Tax Code (as applicable), the Israeli Tax Ruling (or the Israeli Interim Tax Ruling, as applicable), if obtained, and the trust documents governing the trust held by the Section 102 Trustee, and upon delivery of any such amounts to the Section 102 Trustee, Purchaser and its Affiliates (other than the Subsidiary) shall no longer have any liability or obligation with respect thereto. Notwithstanding anything in this Section 1.08(b), if any withholding or deduction of Taxes or other amounts is imposed by any jurisdiction other than Israel with respect to such 102 Common Stock, 102 Outstanding Options or 3(i) Options, the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the net amount paid the amount of withholdings or deductions for Taxes required by Applicable Law to be deducted and withheld in accordance with Section 1.08(h).

(c)	For all purposes hereof:

“102 Outstanding Options” means Outstanding Options granted pursuant to Section 102 of the Israeli Tax Code.

“102 Common Stock” means shares of the Common Stock issued (A) pursuant to Section 102 of the Israeli Tax Code or (B) upon exercise of 102 Outstanding Options.

“3(i) Options” means Outstanding Options granted pursuant to Section 3(i) of the Israeli Tax Code.

“Israeli Tax Code” means the Israeli Income Tax Ordinance, 1961, and any rules or regulations promulgated thereunder.

“Section 102 Trustee” means a trustee appointed by the Company and the Subsidiary and approved by the ITA to act as a trustee for the purposes of Section 102 of the Israeli Tax Code and the Company Stock Plan, which is currently ESOP Trust and Management Ltd., or any duly authorized successor thereto.

(d)No Further Ownership Rights in Capital Stock. All cash paid upon the surrender of Certificates in accordance with the terms of Section 1.06(a) and Section 1.07(d) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation or Paying Agent for any reason, it shall be canceled against delivery of cash to the holder thereof as provided in this ARTICLE I.

(e)Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates on the one-year anniversary of the Closing Date shall be delivered to Purchaser, upon demand, and any holders of the Certificates who have not theretofore complied with this Section 1.08 shall thereafter look only to Purchaser for, and Purchaser shall remain liable for, payment of their claim for the Merger Consideration in accordance with this Section 1.08.

(f)No Liability. None of Purchaser, Sub, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration would otherwise escheat to or become the property of any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), any such Merger Consideration shall, to the extent permitted by Applicable Law, become the property of Purchaser, free and clear of all claims or interest of any person previously entitled thereto.

(g)Investment of Exchange Fund. The Paying Agent shall invest the cash in the Exchange Fund as directed by Purchaser. Any interest and other income resulting from such investments shall be paid to Purchaser.

(h)Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such reasonable amount as Purchaser may direct as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto (subject to the Expense Fund contribution provisions of Section 1.07(d)).

(i)	Withholding Rights.

(i)Purchaser, the Surviving Corporation or the Paying Agent (each, the “Payor”) shall be entitled to withhold from the Merger Consideration such amounts as are required to be withheld with respect to the making of such payment under the Code, the Israeli Tax Code, or under any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made by Payor and the Payor shall timely furnish the respective Holder with documentation evidencing such withholding.

(ii)Notwithstanding the provisions of Section 1.08(i)(i), for the purposes of withholding Taxes pursuant to applicable Israeli tax laws, the Merger Consideration shall be retained by the Payor for the benefit of the respective Holder in respect of which such withholding is required for a period of up to one-hundred eighty (180) days from the original date of such payment or an earlier date required in writing by such Holder or as otherwise required by the Israeli Tax Authority (the “ITA”) (the “Withholding Drop Date”) (during which time no amount shall be withheld from such amounts), and during which time each Holder may obtain a certification or ruling issued by the ITA, in form and substance reasonably acceptable to Payor and Purchaser, (x) exempting Payor from the duty to withhold Israeli Taxes with respect to the applicable consideration of such Holder or (y) determining the applicable rate of Israeli Tax to be withheld from the applicable consideration of such Holder or (z) providing any other instructions regarding the payment or withholding with respect to the applicable consideration of such Holder (a “Valid Certificate”). To the extent that the respective Holder provides the Payor, not later than three (3) days prior to the Withholding Drop Date, a Valid Certificate, then the Payor shall act in accordance with the provisions of such Valid Certificate. Notwithstanding the foregoing, with respect to any Holder which, together with the affiliates of such Holder, is in no event entitled to a payment or payments of greater than $100,000.00 in the aggregate pursuant to the terms of this Agreement, then to the extent that such Holder provides the Payor, not later than three (3) days prior to the Withholding Drop Date, to Payor’s reasonable satisfaction, an executed form of Israeli Tax Declaration representing that: (A) (1) if such Holder is an individual, such Holder is not, and never has been, a resident of the State of Israel, (2) if such Holder is a trust, limited liability company, partnership or any other entity treated for Israeli Tax purposes as a pass-through entity (each, a “Transparent Entity”) (provided that such representation shall be made by its trustee, managing member or general partner, as applicable for each Transparent Entity), each holder of ownership interests in such entity is not, and never has been, a resident of the State of Israel, or (3) if such Holder is a corporation or other entity which is not a Transparent Entity, that residents of the State of Israel hold less than 25% of any right in such entity (directly or indirectly) and (B) the Holder does not hold its Shares and/or Options and/or Warrants through a permanent establishment maintained in the State of Israel (a “Tax Declaration”), then, the Payor shall not withhold any Taxes pursuant to applicable Israeli tax laws from the Merger Consideration or any other payment otherwise payable to such Holder under this Agreement up to $100,000.00. If any Holder (A) does not provide Payor and Purchaser with a Valid Certificate or Tax Declaration, as applicable, no later than three (3) Business Days prior to the Withholding Drop Date, or (B) submits a written request to Payor and Purchaser to release his, her or its portion of the applicable Merger Consideration prior to the Withholding Drop Date and fails to submit a Valid Certificate or Tax Declaration, as applicable, at or before such time, then the amount to be withheld from such Holder’s portion of the Merger Consideration shall be calculated according to the applicable withholding rate (increased by interest plus linkage differences, as defined in Section 159A of the Israeli Tax Code, for the period between the Closing and the time the relevant payment is made, and calculated in NIS based on a US$:NIS exchange rate not lower than the effective exchange rate at the Closing Date) as determined by Payor and Purchaser, which amount shall be timely delivered or caused to be delivered to the ITA by the Payor and shall pay to such Holder the balance of the payment due to such Holder that is not so withheld, subject to any deduction and withholding as may be required to be deducted and withheld under the Code, or any provision of state, local or foreign Tax Law (other than Israeli Tax Law). For the avoidance of doubt, in the absence of a Valid Certificate or Tax Declaration, as applicable, which also applies to the Holder’s portion of the Net Holdback Fund and the Expense Fund, the applicable amount to be withheld from such Holder’s portion of any amount will be calculated (as provided above) also on such Holder's portion of the Net Holdback Fund and the Expense Fund, and will be deducted, and delivered to the ITA as provided above.

(iii)With respect to non-Israeli resident Holders of vested Outstanding Options, who were granted such awards in consideration solely for work or services performed outside of Israel for the Company (and will provide Purchaser, prior to any payment to them, with a validly executed declaration in a form acceptable to Purchaser regarding their non-Israeli residence (i.e. they are not and have never been tax residents of Israel) and confirmation that they were granted such awards in consideration solely for work or services performed outside of Israel for the Company, and that they do not have a permanent establishment or presence in Israel), such payments shall not be subject to any withholding or deduction of Israeli Tax and shall be made through the Company's payroll processing service.

(j)Tax Treatment. The parties agree and acknowledge that the Merger will be treated as a taxable purchase of the Shares for the Merger Consideration (and not as a reorganization, within the meaning of Section 368(a) of the Code) for United States federal, state and local income tax purposes.

SECTION 1.09.Purchase Price Adjustment.

(a)At least two business days prior to the Closing Date, the Company shall prepare and deliver to the Purchaser an estimate, reasonably satisfactory to the Purchaser, of the Closing Date Debt, Closing Date Unpaid Transaction Expenses and Aggregate Exercise Amount (the “Preliminary Statement”). The Preliminary Statement shall satisfy the requirements set forth in Exhibit C.

(b)Within 60 days after the Closing Date, Purchaser shall prepare and deliver to the Stockholders’ Representative a statement (the “Statement”), setting forth the Closing Date Debt, Closing Date Unpaid Transaction Expenses and Aggregate Exercise Amount.

(c)During the 30-day period following the Stockholders’ Representative’s receipt of the Statement, the Stockholders’ Representative and its auditors shall be permitted to review the working papers of Purchaser and its auditors relating to the Statement. The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless the Stockholders’ Representative gives written notice of its disagreement with the Statement (a “Notice of Disagreement“) to Purchaser prior to such date. Any Notice of Disagreement shall

(i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or an alleged failure to calculate the Closing Date Debt and Closing Date Unpaid Transaction Expenses in accordance with Exhibit C.To the extent not objected in the Notice of Disagreement, the Stockholders’ Representative on behalf of the Holders shall be deemed to have agreed with all other items and amounts contained in the Statement and other calculations therein. If a Notice of Disagreement is received by Purchaser in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Stockholders and Purchaser on the earlier of (A) the date the Stockholders’ Representative and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (B) the date any disputed matters are finally resolved in writing by the Accounting Firm (as defined below). During the 30-day period following the delivery of a Notice of Disagreement, the Stockholders’ Representative and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period Purchaser and its auditors shall have access to the working papers of the Stockholders’ Representative and its auditors. At the end of such 30-day period, the Stockholders’ Representative and Purchaser shall submit to the Accounting Firm for arbitration any and all matters that remain in dispute and which were properly included in the Notice of Disagreement.

Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 1.09 shall be borne by Purchaser and Stockholders in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements, if any, of the Stockholders’ Representative's independent auditors incurred in connection with their review of the Statement shall be borne by Stockholders, and the fees and disbursements, if any, of Purchaser’s independent auditors incurred in connection with their review of the Statement and any Notice of Disagreement shall be borne by Purchaser. “Accounting Firm” means an accounting firm of national reputation (excluding each of Company’s and Purchaser’s respective regular outside accounting firms) as may be mutually acceptable to Stockholders’ Representative and Purchaser; provided, that if Stockholders’ Representative and Purchaser are unable to agree on such accounting firm within 10 days or any such mutually selected accounting firm is unwilling or unable to serve, then Purchaser shall deliver to Stockholders’ Representative a list of three other accounting firms of national reputation that have not performed services for Company or Purchaser in the preceding three-year period, and Stockholders’ Representative shall promptly select one of such three accounting firms.

(d)Upon the final determination of the Statement in accordance with this Section 1.09, (i) if the Purchase Price calculated based upon the Statement is less than the Purchase Price calculated based upon the Preliminary Statement, then the Holdback Fund shall be reduced by an amount equal to such difference and (ii) if the Purchase Price calculated based upon the Statement is greater than the Purchase Price calculated based upon the Preliminary Statement, then within 21 days after the Statement becomes final and binding on the parties, (A) make payment, by wire transfer in immediately available funds to the Paying Agent, on behalf of and for distribution to the Stockholders in accordance with the pro-rata share of each Stockholder in respect of this adjustment as set forth in the Consideration Schedule, the portion of such difference allocable to the Shares represented by Certificates surrendered by the Stockholders hereunder and (B) make payment, by wire transfer in immediately available funds to the Paying Agent, on behalf of and for distribution to the Holders of In-the-Money Warrants and In-the- Money Options, in accordance with the pro-rata share of each Holder of an In-the-Money Warrant or In-the-Money Option in respect of the adjustment as set forth in the Consideration Schedule, the portion of such difference allocable to such In-the-Money Warrant or In-the- Money Option cancelled in accordance with Section 1.11 or Section 1.12, as applicable, subject, in each case ((A) and (B)) to any applicable withholding Taxes required to be withheld under Applicable Law or by any Taxing Authority and to the requirements of Section 1.08.

SECTION 1.10.Relationship Among Stockholders.

(a)Each Holder hereby appoints Shareholder Representative Services LLC (the “Stockholders’ Representative”) as the sole representative of such Holder to act as the agent and on behalf of such Holder for all purposes under this Agreement, including for the purposes of:

(i)	review of and, if applicable, objection and resolutions of disputes in respect of, the Statement;
(ii)	taking any action that may be necessary or desirable, as determined by the Stockholders’

Representative in its sole discretion, in connection with the termination of this Agreement in accordance with ARTICLE VII; (iii) taking any and all actions that may be necessary or desirable, as determined by Stockholders’ Representative in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 7.03; (iv) accepting notices on behalf of such Holder in accordance with Section 9.03; (v) executing and delivering, in the Stockholders’ Representative’s capacity as the representative of such Stockholder, any and all notices, documents or certificates to be executed by the Stockholders’ Representative, on behalf of such Stockholder, in connection with this Agreement and the transactions contemplated hereby; (vi) granting any consent or approval on behalf of such Holder under this Agreement;

(vii)taking any and all actions in resolving any indemnity claims under ARTICLE VIII and

(viii)taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by the Stockholders’ Representative on behalf of any Holder. As the representative of the Holders, the Stockholders’ Representative shall act as the agent for all such persons, shall have authority to bind each such person in accordance with this Agreement, and Purchaser may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon 30 days’ prior written notice to Purchaser.

(b)Each Holder hereby appoints the Stockholders’ Representative as such Holder’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in such Holder’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the Merger as fully to all intents and purposes as such Holder might or could do in person. The power of attorney granted in this Section 1.10(b) is coupled with an interest and is irrevocable, may be delegated by the Stockholders’ Representative and will survive the death or incapacity of any Holder. The Stockholders’ Representative will incur no liability of any kind with respect to any action or omission by the Stockholders’ Representative in connection with the Stockholders’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Stockholders’ Representative’s gross negligence or willful misconduct. The Holders will indemnify, defend and hold harmless the Stockholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Stockholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholders’ Representative by the Holders, any such Representative Losses may be recovered by the Stockholders’ Representative from (i) the funds in the Expense Fund, and (ii) the amounts in the Holdback Fund, if any, but only at such time as such amounts in the Holdback Fund would be distributable to the Holders but for this clause (ii); provided, that while this section allows the Stockholders’ Representative to be paid from the Expense Fund and the Holdback Fund, this does not relieve the Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Holders or otherwise. The Holders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.

(c)Neither Stockholders’ Representative nor any other Holder shall have any liability to Purchaser for any default under this Agreement by any other Holder.

(d)	Definitions. For all purposes hereof:

“Initial Closing Purchase Price” means (A) the Purchase Price, plus or minus (B) any adjustment to the Purchase Price based on the Preliminary Statement (the Purchase Price, plus or minus such amount, the “Initial Closing Date Amount”), minus (C) $5,000,000.

SECTION 1.11.Treatment of Stock Options.

(a)At least two business days prior to the Closing, the Company and the Board (or, if appropriate, any committee administering the Company’s 2010 Share Option Plan (the “Company Stock Plan”)) shall adopt such resolutions or take such other actions (including providing any required notices and obtaining any required consents) as may be required to (i) effect the actions set forth in this Section 1.11, (ii) terminate all unvested Outstanding Options contingent upon the Closing, (iii) terminate all Underwater Options contingent upon the Closing and (iv) terminate the Company Stock Plan effective as of the Closing. The form and substance of such resolutions and notices shall be subject to review and approval of Purchaser.

(b)At the Closing, each In-the-Money Option shall be cancelled and converted into the right to receive for each share of Common Stock subject to such Outstanding Option, the sum of (i) (A) the Common Closing Amount Per Share, subject to adjustment as provided in Section 1.09, minus (B) the exercise price of such Outstanding Option (the “Option Cancellation Payment”), plus (ii) subject to Section 1.13 and ARTICLE VIII, the Common Payout Amount, if any. The “Option Cancellation Holdback Payment” shall be, subject to Section 1.13 and ARTICLE VIII, the Common Payout Amount, if any. In furtherance of the foregoing, promptly following the Closing, Purchaser shall cause the Option Cancellation Payment, if any, to be paid to each former holder of an In-the-Money Option in accordance with the Consideration Schedule. The Option Cancellation Payment, if any, shall be paid in accordance with Section

1.08 and shall be subject to applicable withholding or other Taxes required to be withheld or otherwise paid by the Company or Purchaser under Applicable Law or by any Taxing Authority. Notwithstanding anything to the contrary in this Section 1.11, the Option Cancellation Payments and the Option Cancellation Holdback Payments payable to a holder of 102 Common Stock, 102 Outstanding Options or 3(i) Options, shall be paid to the Section 102 Trustee and distributed in accordance with Section 1.08.

(c)	For all purposes hereof:

“Outstanding Option” means any Stock Option that is outstanding immediately prior to the Closing, whether or not vested, to the extent unexercised as of immediately prior to the Closing.

“Stock Option” means each stock option to purchase Common Stock granted by the Company, including under the Company Stock Plan, as amended from time to time, and all sub- plans thereunder.

SECTION 1.12.Treatment of Warrants.

(a)Each unexercised Warrant shall be terminated at the Closing, with the holder of each such In-the-Money Warrant becoming entitled to receive an amount in cash (without interest) equal to (i) the product of (A) the number of shares of Common Stock that are purchasable under such Warrant immediately prior to the Closing and (B) the excess, if any, of the Common Closing Amount Per Share over the exercise price per share of such Warrant, subject to adjustment as provided in Section 1.09 (each such amount, a “Warrant Cancellation Payment“) and (ii) the right to receive, subject to Section 1.13 and ARTICLE VIII, the product of (A) the number of shares of Common Stock that are purchasable under such Warrant immediately prior to the Closing and (B) the Common Payout Amount (the “Warrant Cancellation Holdback Payment”). In furtherance of the foregoing, Purchaser shall cause each Warrant Cancellation Payment to be promptly made in accordance with the procedures for payment of each such Warrant as set forth in Section 1.07 or Section 8.04(b), subject to the surrender or cancellation of any Warrant certificates. Subject to Section 1.08(i), each such payment shall be subject to applicable withholding or other Taxes required to be withheld or otherwise paid by the Company or Purchaser under Applicable Law or by any Taxing Authority.

(b)Prior to the Closing, the Company shall take all actions (including providing any required notices and obtaining any required consents) as may be required to effect the actions set forth in this Section 1.12.

(c)	For all purposes hereof:

“Warrant” means any unexercised warrant to purchase Common Stock issued or granted by the Company that is unexpired immediately prior to the Closing.

SECTION 1.13.Holdback Fund.

(a)The “Holdback Fund” shall mean an amount, determined on the one-year anniversary of the Closing Date (provided, that if the condition set forth in Section 1.13(a)(i)(B)(y) is not satisfied on or at any point prior to the six month anniversary of the Closing Date then the Holdback Fund shall be deemed to be zero as of such date), equal to: (i)

$5,000,000, less the FT Payment and less amounts deducted from the Holdback Fund pursuant to ARTICLE VIII or included in the Outstanding Claim Reserve, if, either (A) prior to the six month anniversary of the Closing Date and at a time when the condition set forth in Section 1.13(a)(i)(B)(y) is still capable of being satisfied there is a termination by Purchaser of Yaron Samid without Cause or (B) (x) on the one-year anniversary of the Closing Date, there is a Full Metric Achievement or Deemed Full Metric Achievement and (y) on the six month anniversary of the Closing Date, at least 80% of the Continuing Employees remain (and since the Closing have continuously been) employees of Purchaser or an affiliate of Purchaser (for purposes of such calculation, any Continuing Employee who was terminated by Purchaser or an affiliate of Purchaser without Cause following the Closing and prior to the six month anniversary of the

Closing Date shall be excluded from the numerator and denominator of such calculation); (ii) the Proportional Amount, less the FT Payment and less amounts deducted from the Holdback Fund pursuant to ARTICLE VIII or included in the Outstanding Claim Reserve, if (A) on the one-year anniversary of the Closing Date, there is a Partial Metric Achievement and (B) the condition set forth in Section 1.13(a)(i)(B)(y) is satisfied or (iii) zero, if there is either a Failure to Achieve Metric or the condition set forth in Section 1.13(a)(i)(B)(y) was not satisfied. Notwithstanding the foregoing, if the Holdback Fund is determined to be a negative amount pursuant to this Section 1.13(a) it shall instead be deemed to be zero.

(b)	Determination of the Metric.

(i)Within 90 days following the one-year anniversary of the Closing Date, Purchaser shall prepare and deliver to the Stockholders’ Representative a written notice setting forth the determination of the Metric (the “Metric Determination Notice”); provided, that if the condition set forth in Section 1.13(a)(i)(B)(y) was not satisfied or the amounts to be deducted from the Holdback Fund pursuant to ARTICLE VIII are greater than or equal to $5,000,000, then Purchaser shall not be required to deliver a Metric Determination Notice.

(ii)During the 20-day period following the Stockholders’ Representative’s receipt of the Metric Determination Notice, the Stockholders’ Representative and its auditors shall be permitted to review the working papers of Purchaser and its auditors relating to the Metric Determination Notice. The Metric Determination Notice shall become final and binding upon the parties on the 21st day following delivery thereof, unless the Stockholders’ Representative gives written notice of its disagreement with the Statement (a “Notice of Metric Disagreement”) to Purchaser prior to such date. Any Notice of Metric Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and may assert that a Deemed Full Metric Achievement occurred and shall specify in reasonable detail the reasons for an alleged occurrence of a Deemed Full Metric Achievement.

(iii)During the 30-day period following the delivery of a Notice of Metric Disagreement, the Chief Executive Officer of Purchaser and the Stockholders’ Representative shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Metric Disagreement. During such period Purchaser and its auditors shall have access to the working papers of the Stockholders’ Representative and its auditors. If a resolution has not been reached at the end of such 30-day period, the Stockholders’ Representative and Purchaser shall submit the determination of the Metric to confidential mediation before a neutral mediator. If a mediator is not selected upon mutual agreement of the Purchaser and the Stockholders’ Representative, Purchaser and the Stockholders’ Representative shall use the following procedure:

(1)

Purchaser and the Stockholders’ Representative will promptly exchange by e-mail at an agreed date and time a list of five mediator candidates who are available to mediate within the next 60 days, along with a brief description of the background and experience of each mediator candidate.

(2)

Within seven days of the exchange of the list of names, each of the Purchaser and the Stockholders’ Representative will circulate an e-mail at an agreed date and time striking three names and ranking the remaining mediator candidates in order of preference. The remaining mediator candidate with the highest composite ranking shall be appointed the mediator.

(3)	If, for any reason, the mediator who is selected is unable to fulfill the mediator’s duties, a successor mediator shall be chosen in accordance with the above procedure.

(iv)Purchaser, the Stockholders’ Representative and the neutral mediator shall promptly schedule one or more confidential mediation sessions at the earliest possible date, but in no event more than 20 days after the date of the selection of the mediator (unless another time for the mediation is agreed to by Purchaser and the Stockholders’ Representative). In-person attendance at the mediation by Purchaser and the Stockholders’ Representative shall be compulsory, and each of Purchaser and the Stockholders’ Representative shall be represented at such mediation by persons having full settlement authority regarding the determination of the Metric. The neutral mediator shall establish the procedures for the mediation consistent with the provisions herein, mediate the determination of the Metric and attempt to achieve agreement between Purchaser and the Stockholders’ Representative as to the determination of the Metric. However, if after no fewer than 10 hours of in-person mediation meetings either the mediator, Purchaser or the Stockholders’ Representative concludes, in his or her or its sole discretion, that voluntary resolution of the determination of the Metric is unlikely to be achieved, and gives written notice thereof to the other party, then, subject to Section 1.13(c) below, any further dispute regarding the determination of the Holdback Fund or the Metric shall be governed in accordance with the provisions of Section 9.08.

(c)The cost of any mediation (including the fees and expenses of the mediator and reasonable attorney fees and expenses of the parties) pursuant to Section 1.13(b) shall be borne by the parties equally. The fees and disbursements, if any, of the Stockholders’ Representative’s independent auditors incurred in connection with their review of the Metric Determination Notice and any Notice of Metric Disagreement shall be borne by Stockholders, and the fees and disbursements, if any, of Purchaser’s independent auditors incurred in connection with their review of the Metric Determination Notice and any Notice of Metric Disagreement shall be borne by Purchaser.

(d)FT Payment. The FT Payment shall be paid by or on behalf of Purchaser to FT Partners in accordance with that certain letter agreement by and between the Company and Financial Technology Partners LP and FTP Securities LLC and their successors (together, “FT Partners”), dated April 7, 2014 (the “FT Agreement”). Notwithstanding anything to the contrary contained herein, the Company and the Stockholders acknowledge and agree that the FT Payment and any other payments due to FT Partners pursuant to the FT Agreement shall be the sole responsibility of the Holders and the Holdback Fund shall be reduced by any additional amounts paid to FT Partners by or on behalf of the Company following the Effective Time.

(e)	For all purposes hereof:

“Cause” means the occurrence of any of the following events with respect to a Continuing Employee: (i) the Continuing Employee’s unauthorized use or disclosure of the Purchaser’s or Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Purchaser or Company, (ii) the Continuing Employee’s material breach of any agreement between the Continuing Employee and the Purchaser or Company, (iii) the Continuing Employee’s material failure to comply with the Purchaser’s or Company’s written policies or rules, (iv) the Continuing Employee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state or territory thereof or of Israel, (v) the Continuing Employee’s gross negligence or willful misconduct, (vi) the Continuing Employee’s continuing failure to perform assigned duties after receiving written notification of such failure from an officer of the Purchaser or Company describing such failure in reasonable detail and the basis for the Purchaser’s or Company’s belief that such failure exists,

(vii) the Continuing Employee’s failure to cooperate in good faith with a governmental or internal investigation of the Purchaser or Company or their directors, officers or employees, if the Purchaser or Company has requested the Continuing Employee’s cooperation or (viii) the Continuing Employee’s material misrepresentation to the Purchaser or Company or to a customer or potential customer of the Purchaser or Company.

“Continuing Employees” means the individuals listed on Exhibit B.

“Deemed Full Metric Achievement” means the occurrence of any one of the following:

(a) a failure of the Purchaser to fund the Proposed Business as set forth in Exhibit D or dedicate the Continuing Employees (or substantially equivalent replacements for any Continuing Employee terminated without Cause) to the Proposed Business on a substantially full-time basis, where such failure is detrimental to the Proposed Business, (b) a material and adverse change to the goals of the Proposed Business as set forth in Exhibit D, unless such change is approved in writing by Yaron Samid or (c) the termination by Purchaser of Yaron Samid without Cause prior to the one-year anniversary of the Closing Date.

“Failure to Achieve Metric” means the Metric is less than $1,650,000.

“FT Payment” means 1.25% of the Holdback Fund without reference to deduction for the FT Payment as determined in accordance with this Section 1.13.

“Full Metric Achievement” means the Metric is at least $2,200,000.

“Metric” means the average monthly revenue (as determined in accordance with GAAP, but excluding intercompany eliminations) of the Proposed Business as measured by the three full months leading up to the one-year anniversary of the Closing, including the month in which such anniversary occurs. For example, if the one-year anniversary of the Closing is September 8, 2016, the relevant months would be July, August and September of 2016 and if the monthly revenue rates for each month were $2,000,000, $3,750,000 and $3,250,000, the Metric would be

$3,000,000 (the sum of $2,000,000, $3,750,000 and $3,250,000, divided by three).

“Partial Metric Achievement” means the Metric is at least $1,650,000 but is less than

$2,200,000.

“Proportional Amount” means $5,000,000 multiplied by the quotient obtained by dividing (a) the Metric by (b) $2,200,000. For example, if the Metric is $2,145,000 the Proportional Amount is $4,875,000.

“Proposed Business” means the Company’s business as it exists as of the Closing and as it is proposed to exist during the 12-month period following the Closing as described in Exhibit D.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES RELATING TO EACH STOCKHOLDER

Each Stockholder that executes and delivers a Joinder or is a signatory to this Agreement hereby, severally and not jointly, represents and warrants, as of the date hereof and as of the Closing Date, to Purchaser as follows:

SECTION 2.01. Organization, Standing and Power. If such Stockholder is not a natural person, such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own or otherwise hold the Shares.

SECTION 2.02. Authority; Execution and Delivery; Enforceability. Such Stockholder has full power and authority (and in the case of a natural person, legal capacity) to execute this Agreement (including by joinder) and the other agreements and instruments executed and delivered in connection with this Agreement (the “Ancillary Agreements”) to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. If such Stockholder is not a natural person, the execution and delivery by such Stockholder of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by such Stockholder of the transactions contemplated hereby and thereby have been duly authorized by all necessary entity action. Such Stockholder has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

SECTION 2.03.No Conflicts; Consents. The execution and delivery by such Stockholder of this Agreement (including by joinder) do not, the execution and delivery by such Stockholder of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance by such Stockholder with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of such Stockholder (including the Shares) under, any provision of (i) if such Stockholder is not a natural person, the certificate of incorporation, bylaws or equivalent organizational documents of such Stockholder, (ii) any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement, whether in written or electronic form, including any agreement entered into via “click-through” or similar online terms (a “Contract”) to which such Stockholder is a party or by which any of its properties or assets is bound or (iii) any judgment, order or decree (“Judgment”) or controlling applicable federal, state, and local statutes, regulations, ordinances, official guidance, official interpretations, and administrative rules and orders, as well as all applicable final, non-appealable judicial opinions (“Applicable Law”) applicable to such Stockholder or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of such Stockholder to perform its obligations under this Agreement and the Ancillary Agreements or on the ability of such Stockholder to consummate the Merger and the other transactions contemplated hereby (a “Stockholder Material Adverse Effect”). No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to such Stockholder in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Merger or the other transactions contemplated hereby  and thereby, other than those that may be required solely by reason of Purchaser's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated hereby and by the Ancillary Agreements.

SECTION 2.04. The Shares. Such Stockholder has good and valid title to the Shares set forth next to such Stockholder's name on Schedule 2.04, free and clear of all Liens, provided that the 102 Common Stock and 102 Outstanding Options are held by the Section 102 Trustee for the benefit of the respective beneficial holder whose name appears on the respective stock certificate, all in accordance with the Israeli Tax Code. Other than this Agreement and except for the stockholder agreements listed in Schedule 2.04, such Shares are not subject to any voting agreement, stockholder agreement, proxies or other Contract, including any Contract restricting or otherwise relating to the voting, dividend rights, registration, or disposition of such Shares.

SECTION 2.05.Proceedings.  As of the date hereof, there is no Proceeding pending against such Stockholder before any Governmental Entity that relates in any way to this Agreement or any Ancillary Agreement or the Merger. To the knowledge of such Stockholder,

(a)no such Proceeding has been threatened and (b) there is no reasonable basis for any such Proceeding.

SECTION 2.06. No Brokers. Such Stockholder is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of the this Agreement or in connection with the Merger. Neither Purchaser, the Company nor the Subsidiary shall incur any Liability, either directly or indirectly, to any such investment banker, broker, advisor, finder or similar party as a result of this Agreement or the Merger.

SECTION 2.07. Tax Matters. Such Stockholder has had an opportunity to review with his, her or its own tax advisors the tax consequences of the Merger, this Agreement and any Ancillary Agreements. Such Stockholder understands that he, she or it must rely solely on his, her or its advisors and not on any statements or representations made by Purchaser, the Company or any of their agents or representatives. Such Stockholder understands that such Stockholder (and not Purchaser or the Company) shall be responsible for any tax liability for such Stockholder that may arise as a result of the Merger.

ARTICLE III. REPRESENTATIONS AND WARRANTIES RELATING

TO THE COMPANY

Except as otherwise specified, references to the Company in this ARTICLE III shall include both the Company and BillGuard Technologies Ltd., a company incorporated under the laws of the state of Israel and a wholly-owned subsidiary of the Company (the “Subsidiary”). Subject to the disclosures set forth in the disclosure schedule of the Company delivered to Purchaser concurrently with the parties’ execution of this Agreement (the “Disclosure Schedule”) (each of which disclosures shall indicate the Section and, if applicable, the subsection of this ARTICLE III to which it relates (provided that any disclosure made under the heading of one section or subsection of the Disclosure Schedule may apply to and/or qualify disclosures made in one or more other sections or subsection to the extent that it is reasonably apparent on the face of such disclosure that such disclosure applies to or qualifies other disclosures, notwithstanding the omission of an appropriate cross reference to such other section)), the Company represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

SECTION 3.01. Organization and Standing; Books and Records. References to the Company in this Section 3.01 shall not include the Subsidiary.

(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the Subsidiary is a limited liability company duly organized and validly existing under the laws of the state of Israel. The Company and the Subsidiary each have full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and the Subsidiary are duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Company Material Adverse Effect. A list of the jurisdictions in which the Company is so qualified is set forth in Schedule 3.01(a)-1 of the Disclosure Schedule. A list of the jurisdictions in which the Subsidiary is so qualified is set forth in Schedule 3.01(a)-2 of the Disclosure Schedule.

(b)The Company has delivered to Purchaser true and complete copies of the Certificate of Incorporation and Bylaws of the Company adopted May 28, 2010 (“Bylaws”), each as amended to date, of the Company. The stock certificate and transfer books and the minute books of the Company (which have been made available for inspection by Purchaser prior to the date hereof) are true and complete.

(c)The Company has delivered to Purchaser true and complete copies of the certificate of incorporation and articles of association, each as amended to date, of the Subsidiary. The share certificate, stock ledger and the minute books of the Subsidiary (which have been made available for inspection by Purchaser prior to the date hereof) are true and complete.

SECTION 3.02. Capital Stock of the Company. References to the Company in this Section 3.02 shall not include the Subsidiary.

(a)The authorized capital stock of the Company consists of: 33,000,000 shares of Common Stock, par value $0.001 per share and 16,500,016 shares of Preferred Stock, par value

$0.001 per share, of which 9,000,000 shares of Preferred Stock are designated as Series A Preferred Stock and 7,500,016 shares of Preferred Stock are designated as Series B Preferred Stock. 10,624,895 shares of Common Stock, 9,000,000 shares of Series A Preferred Stock and 7,500,016 shares of Series B Preferred Stock are issued and outstanding. 4,985,388 shares of Common Stock were reserved for issuance pursuant to the Company Stock Plan, of which 3,912,151 shares of Common Stock are subject to outstanding Stock Options, 703,842 shares of Common Stock are unallocated and available for issuance pursuant to the Company Stock Plan, and 369,395 shares of Common Stock have been issued pursuant to the exercise of Stock Options. 16,500,016 shares of Common Stock are reserved and available for issuance upon conversion of the Preferred Stock. 157,107 shares of Common Stock and zero shares of Preferred Stock are reserved and available for issuance upon exercise of outstanding Warrants granted or issued pursuant to the warrant agreements listed in Schedule 3.02(a) of the Disclosure Schedule. Schedule 3.02(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date hereof of the holders of capital stock of the Company, showing the number of shares of such capital stock, and the class or series of such shares, held by each such stockholder. Schedule 3.02(a) of the Disclosure Schedule also sets forth a complete and accurate list as of the date hereof of (i) all outstanding Stock Options under the Company Stock Plan or otherwise, the number of shares of Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof, (ii) all shares of Common Stock outstanding but subject to vesting or other forfeiture restrictions or to a right of repurchase by the Company under the Company Stock Plans or otherwise (“Restricted Stock”), the grant and issuance dates, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof and (iii) all outstanding Warrants, the number of shares of Preferred Stock or Common Stock subject thereto, the grant dates, expiration dates, exercise price and vesting schedules thereof and the names of the holders thereof. The Company holds no shares in its treasury.

(b)Except as described in Section 3.02(a) and Schedule 3.02(a) of the Disclosure Schedule, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. Except as described in Schedule 3.02(b) of the Disclosure

Schedule, there are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote (“Voting Company Debt”). Except as described in Section 3.02(a) and Schedule 3.02(a) of the Disclosure Schedule, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Voting Company Debt or (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. Except as set forth in Schedule 3.02(b) of the Disclosure Schedule, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company.

(c)The Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party or otherwise bound.

(d)The Subsidiary is a wholly-owned subsidiary of the Company. The Subsidiary's share capital is duly authorized, validly issued, fully paid and nonassessable, and has been issued to the Company in compliance with all Applicable Laws and in accordance with the incorporation documents of the Subsidiary. Other than the Subsidiary, the Company has no subsidiaries and does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(e)All Restricted Stock and Stock Options have been granted under the Company Stock Plan and are evidenced by stock option agreements, restricted stock award agreements or other award agreements, in each case substantially in the forms set forth in Schedule 3.02(e) of the Disclosure Schedule, except that the forms of such agreements differ with respect to the number of options, or shares covered thereby, the exercise price, regular vesting schedule, repurchase price and expiration date applicable thereto and other similar terms and, except for such differences, no stock option agreement, restricted stock award agreement or other award agreement contains terms that are inconsistent in any material respect with, or material terms in addition to, such forms. Each grant of a Stock Option was duly authorized no later than the date on which the grant of such Stock Option was by its terms to be effective (the “Grant Date“) by all necessary corporate action, including, as applicable, approval by the Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company and all applicable laws and regulatory rules or requirements, except as described in Schedule 3.02(e) of the Disclosure Schedule, the per-share exercise price of each Stock Option was equal to or greater than the fair market value (within the meaning of Section 422 of the Code, in the case of each Stock Option intended to qualify as an “incentive stock option” thereunder, and within the meaning of Section 409A of the Code, in the case of each other Stock Option) of a share of Common Stock on the applicable Grant Date and each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company. Each Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. The treatment of the Stock Options described in Section

1.11 complies with the terms of Applicable Law and the provisions of the award agreements and any plans, including the Company Stock Plan, under which the Stock Options were granted, and following the consummation of the transactions contemplated by Section 1.11, no Person shall have any further rights or obligations under the Stock Options or the Company Stock Plan or other equity plans of the Company. Neither the Company nor any other administrator of the Company Stock Plan has permitted the payment of the exercise price with respect to any Stock Option with a promissory note or on any other deferred basis.

SECTION 3.03. Authority; Execution and Delivery; Enforceability. References to the Company in this Section 3.03 shall not include the Subsidiary. The Company has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party, and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. The Company has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or

(ii)general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief). The Subsidiary has all necessary corporate power and authority to perform its respective obligations under this Agreement and each Ancillary Agreement to which it is, or is specified to be, a party.

SECTION 3.04.No Conflicts; Consents.   References to the Company in this Section

3.4shall not include the Subsidiary. The execution and delivery by the Stockholders and the Company of this Agreement do not, the execution and delivery by any Stockholder or the Company of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance by Stockholders and the Company with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Subsidiary under, any provision of (i) the Certificate of Incorporation or Bylaws, (ii) any Material Contract or (iii) any Judgment or, to the Company's knowledge, any Applicable Law applicable to the Company or its properties or assets, other than any termination, cancellation or acceleration which would not, individually or in the aggregate, have a Company Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Merger or the other transactions contemplated hereby and thereby other than those that may be required solely by reason of Purchaser's (as opposed to any other third party's) participation in the Merger and the other transactions contemplated hereby and by the Ancillary Agreements or in connection with the Israeli Tax Ruling.

The consummation of the Merger and the other transactions contemplated hereby will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of (i) the Articles of Association of the Subsidiary, (ii) any Material Contract to which the Subsidiary is a party or (iii) any Judgment or, to the Company's knowledge, any Applicable Law applicable to the Subsidiary or its properties or assets, other than any conflict, violation or default which would not, individually or in the aggregate, have a Company Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Person is required to be obtained or made by or with respect to the Subsidiary in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Merger or the other transactions contemplated hereby.

SECTION 3.05.Financial Statements.

(a)The Company has delivered or made available to Purchaser the audited financial statements of the Company as of and for the fiscal years ended December 31, 2013 and 2014 (including, in each case, balance sheets, statements of income and statements of cash flows), together with the notes thereto (collectively, the “Audited Financial Statements”), and an internally prepared unaudited balance sheet, statement of operations, and statement of cash flows of the Company as of and for the eight-month period ended on August 31, 2015 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), each of which is included as Schedule 3.05(a) of the Disclosure Schedule. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP and auditing standards generally accepted in Israel, including those prepared by the Israeli Auditors (Mode of Performance) Regulations of 1973 (“Israeli GAAP”) consistently applied during the periods covered thereby (except as otherwise disclosed therein), fairly present in all material respects the financial position, results of operations and cash flows of the Company as of the dates and during the periods indicated therein and are consistent with the books and records of the Company, except in the case of the Interim Financial Statements for normal year- end adjustments that will not in any case be material and for the omission of accompanying notes and schedules. The balance sheet of the Company as of August 31, 2015 is referred to herein as the “Latest Balance Sheet.”

(b)Except as reflected in the Latest Balance Sheet or the notes thereto, the Company has no material liabilities or obligations (absolute, contingent or otherwise), except for (i) liabilities and obligations incurred since the date of the Latest Balance Sheet in the ordinary course of business, (ii) liabilities or obligations incurred in connection with this Agreement or any Ancillary Agreement or the consummation of the Merger or the other transactions contemplated hereby and thereby, (iii) liabilities or obligations incurred in connection with the performance of any Contract to the extent not required by Israeli GAAP to be reflected on a balance sheet or (iv) liabilities or obligations which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)Schedule 3.05(c) of the Disclosure Schedule lists as of the date hereof all Company Debt. All Company Debt constituting indebtedness for borrowed money may be prepaid at the Closing without penalty under the terms of the Contracts governing such indebtedness.

(d)The Company maintains books and records (which have been made available for inspection by Purchaser prior to the date hereof) that accurately reflect the assets and liabilities of the Company and its operations and are true and complete. The Company has provided to Purchaser in writing (i) information regarding any fraud that has been (x) identified and documented by the employees of the Company or any third party engaged to perform an audit or internal investigation of the Company or (y) identified since the Company’s formation to any of the Persons included in the definition of knowledge of the Company, in each case whether or not material and (ii) any internal investigation by the Company with respect to any actual, potential or alleged violation of any Applicable Law or concerning actual or alleged fraud, in each case that involves directors, vendors, suppliers, consultants, equity holders, management or other employees or contractors of the Company.

(e)The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and Israeli GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. The books, records and accounts of the Company accurately and fairly reflect, in all material respects and in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company. The Company has not received any oral or written notification of any (i) “significant deficiency” or (ii) “material weakness” in the Company’s internal control over financial reporting. There is no outstanding “significant deficiency” or “material weakness” which the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statement of Auditing Standard FAS 115 - Communicating Internal Control Related Matters Identified in an Audit, as in effect on the date hereof.

SECTION 3.06. Absence of Certain Changes. Except as set forth in Schedule 3.06 of the Disclosure Schedule, since the date of the Latest Balance Sheet (the “Balance Sheet Date” ), other than in connection with this Agreement or any Ancillary Agreement or the consummation of the Merger or the other transactions contemplated hereby or thereby, there has not been any Company Material Adverse Effect, the Company has conducted its business only in the ordinary course consistent with past practice, and, without limiting the generality of the foregoing:

(a)the Company has not entered into any Contract with respect to any acquisition (including by merger, consolidation, asset purchase or stock or interest purchase), sale or transfer of any asset of the Company other than nonexclusive licenses to end-users in the ordinary course of the Business;

(b)except as required by Israeli GAAP, consistently applied, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any revaluation by the Company of any of its assets;

(c)except as required by Applicable Law or a final, nonappealable determination of a Taxing Authority, the Company has not made a change to any Tax election, any change in method of accounting for Tax purposes or any settlement or compromise of any Tax liability;

(d)there has not occurred any declaration, setting aside, or payment of a dividend or other distribution (whether in cash, equity or property) with respect to any Shares or other equity or securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any Shares or other equity or other securities of the Company, or any change in any rights, preferences, privileges or restrictions of any of its outstanding Shares or other equity or other securities of the Company, and the Company has not effected or approved any split, combination or reclassification of the Shares or other equity or other securities of the Company;

(e)the Company has not entered into, amended, terminated, or waived any rights or claims of the Company under, any Material Contract, and there has not occurred any breach or default by the Company, or to the Company’s knowledge, by the other party thereto, under any Material Contract to which the Company is a party or by which it is, or any of its assets and properties are, bound;

(f)there has not occurred any amendment or change to the Certificate of Incorporation or Bylaws;

(g)there has not occurred any material increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its respective directors, officers, employees or consultants (other than as required by Applicable Law or Contract);

(h)there has not occurred the execution of any employment agreements or the extension of the term of any existing employment agreement with any Company employee, other than employment offers to new hires by the Company in the ordinary course of business consistent with past practice;

(i)except as set forth in Schedule 3.06(i) of the Disclosure Schedule, the Company has not incurred, created or assumed any new Lien (other than a Permitted Lien) on any of its assets or properties, any Liability for borrowed money or any Liability as guarantor or surety with respect to the obligations of any other person;

(j)the Company has not incurred any Liability to its directors, officers or stockholders (other than Liabilities to pay compensation or benefits, and to reimburse for expenses incurred, in connection with services rendered in the ordinary course of business, consistent with past practice);

(k)there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company;

(l)the Company has not sold, disposed of, transferred or licensed to any person any rights to any Company Owned Intellectual Property (other than non-exclusive licenses in the ordinary course of business consistent with past practice), and has not acquired or licensed from any person any Intellectual Property Rights other than nonexclusive licenses to end-users in the ordinary course of the Business;

(m)the Company has not entered into any Contract that imposes any restriction on the right or ability of the Company to compete with any other person;

(n)the Company has not entered into any Order and is not subject to any Judgment that imposes on the Company any restrictions on its ability to conduct business, or any requirement to pay damages, penalties, redress, disgorgement or other monetary relief to any person or Governmental Entity;

(o)	the Company has not failed to renew, canceled, or amended, any insurance policy;

(p)the Company has not made any loans, advances or capital contributions to, or investments in, any other person, other than to employees in respect of travel or other related expenses in the ordinary course of business consistent with past practice; and

(q)	the Company has not agreed, in writing or otherwise, to do any of the foregoing.

SECTION 3.07. Assets and Properties. The Company owns no real property and has not owned any real property since its inception. Schedule 3.07(a) of the Disclosure Schedule identifies each parcel of real property leased, occupied or otherwise used by the Company. The Company has a valid leasehold interest in all such real property, in each case, free and clear of all Liens, other than Permitted Liens. All tangible personal property with a net book value in excess of $2,500 that is owned or leased by the Company is in normal operating condition and repair, subject to ordinary wear and tear. Schedule 3.07(b) of the Disclosure Schedule sets forth a list of each item of Company tangible personal property owned by the Company with a net book value in excess of $2,500.

SECTION 3.08. Title to Property; Encumbrances; Sufficiency of Assets. The Company has good and valid title to all of the tangible property and assets owned by it and reflected on the Latest Balance Sheet included in the Financial Statements as of the Balance Sheet Date or acquired after the Balance Sheet Date (except property and assets sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, a valid leasehold interest in such property and assets, in each case, free and clear of all Liens, except (a) Permitted Liens, (b) such imperfections of title and non-monetary Liens as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (c) the rights of landlords or lessors under such leasehold interests and (d) as set forth in Schedule 3.08(d) of the Disclosure Schedule. The properties and assets of the Company are, as of the date hereof, and as of the Closing Date will be, adequate for the Company or the Surviving Corporation, as applicable, to conduct its business as currently conducted and as currently proposed to be conducted by the Company.

SECTION 3.09. Litigation. There is currently no action, suit, proceeding, complaint, charge, claim, inquiry, investigation, arbitration, mediation, hearing, examination, indictment or litigation before or by a Governmental Entity or any arbitrator or arbitration panel or any mediator or mediation panel (“Proceeding”) pending, or, to the knowledge of the Company, threatened in writing, and since the Company’s formation there have been no Proceedings pending or, to the knowledge of the Company, threatened in writing, in each case against the Company or any of its assets or properties or the Company Equity Plan or, to the Company’s knowledge, any of its directors, officers or employees (in such individual’s capacity as a director, officer or employee of the Company). There is no order, judgment, writ, injunction or decree or other determination of any Governmental Entity (“Order”) against or directly applicable to the Company, any of its assets or properties or Company Employee Plans, or, to the knowledge of the Company, any of its directors, officers or employees (in such individual’s capacity as a director, officer or employee of the Company). There is no Proceeding pending, or, to the knowledge of the Company, threatened, against the Company based upon the Company entering into this Agreement or any of the other transactions or agreements contemplated hereby or the consummation of the Merger. The Company has no Proceeding pending (and has not commenced preparations to initiate any Proceeding) against any other person.

SECTION 3.10. Restrictions on Business Activities; Orders. There is no Contract or Order expressly binding upon or directly applicable to the Company that has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of business by the Company as currently conducted or as reasonably contemplated to be conducted by the Company in the future.

SECTION 3.11.Intellectual Property, Privacy and Data Rights.

(a)Schedule 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property, owned, used by or licensed to the Company. The Intellectual Property required to be set forth on Schedule 3.11(a) of the Disclosure Schedule is referred to in this Agreement as the “Company Intellectual Property.” With respect to all Company Owned Intellectual Property that is registered or subject to an application for registration, Schedule 3.11(a) of the Disclosure Schedule sets forth a list of all jurisdictions in which such Company Owned Intellectual Property is registered or registrations applied for and all registration and application numbers.

(b)Except as set forth on Schedule 3.11(b) of the Disclosure Schedule, the Company is the sole and exclusive owner of, and the Company has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all the Company Intellectual Property, Company Technology and Company Data. The consummation of the Merger and the other transactions contemplated hereby does not and will not conflict with, alter or impair any such rights to the Company Intellectual Property, Company Technology or the Company Data. During the past five years the Company has not received any communication from any person asserting any ownership interest in any Company Intellectual Property, Company Technology or the Company Data.

(c)The Company has not granted any license of any kind relating to Company Owned Intellectual Property, Company Technology or Company Data, except nonexclusive licenses to end-users in the ordinary course of the Business and except as set forth in Schedule 3.11(c) of the Disclosure Schedule.

(d)The Company is not bound by or a party to any option, license or similar Contract relating to the Intellectual Property of any other person for the use of such Intellectual Property in the conduct of the Business, except as set forth in Schedule 3.11(d) of the Disclosure Schedule.

(e)The conduct of the Business does not violate, conflict with or infringe the Intellectual Property or Data Rights of any other person. No claims are pending or, to the Company's knowledge, threatened, against the Company by any person with respect to the ownership, validity, enforceability, effectiveness or use in the Business of any Company Owned Intellectual Property, Company Technology, Company Data or Company’s Data Rights. The Company has not received any communication alleging that the Company violated any rights relating to Intellectual Property, Technology, Data or Data Rights of any person. To the Company’s knowledge, no person has violated or infringed, or is violating or infringing in any material respect the Company Intellectual Property, Company Technology or Company’s Data Rights.

(f)The Company has taken all commercially reasonable steps to protect the confidentiality of all Company Technology and Company Data.

(g)All former and current members of management and key personnel of the Company, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of Company Owned Intellectual Property, Company Technology, or Company Data (collectively, “Personnel”), have executed and delivered to the Company a proprietary information agreement restricting such person's right to disclose proprietary information of the Company. All former and current Personnel either (i) have been party to a written “work-for-hire” arrangement or agreement with the Company that, in accordance with all Applicable Laws, has accorded the Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, and waiver, to the maximum extent allowable by Applicable Law, of any retained rights therein that cannot be so assigned, including, with respect to Subsidiary, express and irrevocable waiver of the right to receive compensation in connection with "Service Inventions" under section 134 of the Israeli Patent Law 1967 and express and irrevocable waiver of any moral rights or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company full, effective and exclusive ownership of all tangible and intangible property thereby arising and waiver, to the maximum extent allowable by Applicable Law, of any retained rights therein that cannot be so assigned, including, with respect to Subsidiary, express and irrevocable waiver of the right to receive compensation in connection with "Service Inventions" under section 134 of the Israeli Patent Law 1967 and express and irrevocable waiver of any moral rights. All amounts payable by the Company to all persons involved in the research, development, conception or reduction to practice of any Company Owned Intellectual Property have been paid in full and no remuneration, compensation or other amounts remain outstanding or may become due and payable under any circumstance, except for amounts paid or payable to employees or contractors in connection with employment or services rendered or to be rendered in the ordinary course and not in the nature of a royalty. To the Company's knowledge, no former or current Personnel have any claim against the Company in connection with such person's involvement in the conception and development of any Company Owned Intellectual Property, Company Technology or Company Data and no such claim has been asserted or is threatened. To the Company's knowledge, none of the current officers and employees of the Company has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company in the furtherance of the Business of the Company, which patents or applications have not been assigned to the Company with such assignment duly recorded in the United States Patent and Trademark Office and other relevant authorities in Israel and other foreign jurisdictions, as the case may be.

(h)Copies of all current and prior Privacy Statements have been made available to Purchaser and such copies are true and accurate. The Company and any third parties acting on its behalf have collected, maintained, used, disclosed, transferred, protected, stored, retained, deleted, and otherwise processed (“Processed” or “Processing”) all Personal Data in compliance in all respects with all Privacy Statements and all Applicable Laws, including without limitation the Fair Credit Reporting Act, the privacy and data security provisions of the Gramm-Leach- Bliley Act, and the federal and state data privacy and data security laws and regulations (collectively, “Privacy Laws”). Neither the Company nor any third party with whom it has entered into a contract or agreement in connection with the Processing of Personal Data has breached such contract or agreement in a manner that would violate Privacy Laws. No claims, audits or investigations (formal or informal) are pending or, to the Company's knowledge, threatened, against the Company with respect to the processing of Personal Data. The Company maintains an appropriate, comprehensive privacy program. Neither the execution, delivery and performance of this Agreement nor the transfer by Company of Personal Data to Purchaser will cause, constitute, or result in a breach or violation of any Privacy Laws or any contractual obligation of Company.

(i)The Company and, to the Company’s knowledge, any third parties acting on its behalf have implemented and maintained reasonable and appropriate measures to protect the operation, confidentiality, integrity, and security of all Personal Data and all IT Systems of the Company or third parties acting on its behalf against loss, unauthorized access, acquisition, interruption, use, disclosure or modification or other misuse. Without limiting the generality of the foregoing, the Company (i) uses reasonably adequate strength-encryption technology where reasonably required (e.g., encryption technology of at least 128-bits with digital certificates signed by a trusted certificate authority) as appropriate in connection with the protection of Personal Data, (ii) has implemented a comprehensive written information security program that

(A)identifies internal and external risks to the security of Company’s confidential information and Personal Data and (B) implements, monitors and improves adequate and effective safeguards to control those risks and (iii) has implemented security controls commensurate with the Payment Card Industry (PCI) – Data Security Standard.

(j)None of the Company Owned Intellectual Property or any Company Products, directly or indirectly, is based upon, uses or incorporates any Intellectual Property that was developed using funding provided by the OCS (“OCS Funded Technology”), nor does the OCS or any Governmental Entity have any ownership interest in or right to restrict the sale, licensing, distribution or transfer of any Company Owned Intellectual Property or Company Products. Each item of Company Owned Intellectual Property is freely transferable, conveyable and/or assignable by the Company to any entity located in any jurisdiction in the world without any restriction, constraint, control, supervision or limitation that could be imposed by the OCS or any other Governmental Entity.

(k)The Company has not received any written notice from any Israeli Governmental Entity, claiming any rights under Section 55, Chapter 6 or Chapter 8 of the Israeli Patent Law- 1967 (the “IPL”). No facilities or resources (including funding) of a Governmental Entity or any entity owned or controlled by any Governmental Entity, or any university, college, military, educational institution, research center or any entity affiliated with such university, college, military, educational institution or research center, or other organization (“R&D Sponsor”) were used in the development of the Company Owned Intellectual Property. No R&D Sponsor has any claim of right to, ownership of or other Lien on any Company Owned Intellectual Property. To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company who contributed to the creation or development of any Company Owned Intellectual Property was an employee or was otherwise engaged (including as a graduate student) by any R&D Sponsor while he or she was employed by or was performing services for the Company.

(l)	For all purposes hereof:

“Business” means the business previously and currently conducted by the Company and the Company's current plans for the future operation of its business.

“Company Data” means all Data that is owned by the Company.

“Company Owned Intellectual Property” means any Intellectual Property that is owned by the Company.

“Company Products” means all products or services produced, marketed, licensed, sold or distributed by or on behalf of the Company and all products or services currently under development or proposed to be under development by the Company.

“Company Technology” means all Technology that is owned by the Company. “Company’s knowledge” or “knowledge of the Company” means the knowledge of each of the Company's officers and directors and of each of its employees set forth on Schedule 3.11(g) of the Disclosure Schedule, including all information that any such person should have known (i) in the diligent performance of his or her duties to the Company, (ii) following reasonable inquiry of such person’s direct reports and of the Company's legal counsel, accountants and other external advisors or (iii) in reasonably responding to due diligence requests of Purchaser and negotiating this Agreement.

“Data” means any data or information, in any form or format, including interim, stored, compiled, summarized, or derivative versions of such data or information, that may exist in any system, database, or record, including all insights and results of data analysis.

“Data Rights” means any right, title or interest that may exist in Data under any applicable law, ruling or regulation, including any tangible or intangible property rights, trade secret rights, common law rights (e.g., misappropriation or trespass), and rights under the European Database Directive and member state implementing legislation.

“Intellectual Property” means any patent (including all reissues, divisions, continuations and extensions thereof), patent application, patent right, trademark, trademark registration, trademark application, servicemark, trade name, business name, brand name, copyright, copyright registration, moral right, design, design registration, database right or any right to any of the foregoing.

“Personal Data” means all data or information that is linked to any reasonably identifiable person, browser or device and any other data or information that constitutes personal data or personal information under any applicable Privacy Laws, which information includes without limitation any financial, credit, transactional, medical or other information, names, addresses, social security or insurance numbers, telephone numbers, facsimile numbers, email addresses or other contact information, passwords or PINs, biometric data, answers to security questions or any device identifier or unique identification number.

“Privacy Statements” means, collectively, all of Company’s privacy policies posted on the Company’s websites or in connection with Company’s mobile applications or otherwise made available by Company to any person regarding the processing of Personal Data.

“Technology” means any algorithms, architectures, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how.

SECTION 3.12.Contracts.

(a)Except for this Agreement and except as set forth on Schedule 3.12(a) of the Disclosure Schedule, the Company is neither a party to nor bound by any of the following Contracts (whether or not set forth on Schedule 3.12(a) of the Disclosure Schedule, each a “Material Contract”):

(i)any Contract involving the performance of services or delivery of goods or materials or other sales of assets by the Company providing for (A) (1) annual payments to the Company of $25,000 or more or (2) aggregate payments to the Company of $40,000 or more,

(B)performance over a period of more than one year without the right of the Company to terminate on 60 days or less notice without penalty or fee, or (C) a grant of “most favored nation” pricing provisions;

(ii)any distributor, reseller, sales, advertising, agency or representative Contract pursuant to which the Company has made or received aggregate payments in excess of

$25,000 in any one-year period;

(iii)any Contract for the prospective purchase, sale or license of materials, supplies, equipment, services, Software, Intellectual Property Rights or other assets involving in the case of any such individual Contract (A) (1) annual payments by the Company of $25,000 or more or (2) aggregate payments by the Company of $40,000 or more, or (B) the purchase of a minimum quantity of goods or services or purchase of goods or services exclusively from a certain party;

(iv)any promissory note, loan or credit agreement, trust indenture, mortgage, security agreement or similar Encumbrance or any other Contract that governs Company Debt, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v)any Contract limiting the freedom of the Company to (A) compete with any other person in any line of business, market or geographic area or (B) make use of any of its Company Intellectual Property (or in each case which would so limit the freedom of the Surviving Corporation after the Closing Date),

(vi)any Contract prohibiting it from soliciting or hiring any individual for employment or consulting or other services;

(vii)any Contract granting any exclusive rights with respect to any Company Products or Company Owned Intellectual Property of any type or scope to any person;

(viii)any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, furniture, fixtures or other personal property involving in excess of $10,000 per annum;

person;

(ix)
any Contract of guarantee of any Liabilities or indebtedness of any other

(x)any licenses, sublicenses and other Contracts pursuant to which the Company authorizes the use or practice of, or otherwise makes any covenants or grants any right with respect to, any Company Owned Intellectual Property;

(xi)any Contract that provides for the payment by the Company of any early termination fee (individually or in the aggregate, and whether contingent or otherwise) in excess of $5,000;

(xii)any licenses, sublicenses and other Contracts by and pursuant to which the Company acquired or is authorized to use or granted any license to other rights in or to any Intellectual Property Rights of a third person (including any covenants-not-to-sue, forbearance from suit, coexistence agreements and prior rights agreements), other than “shrink wrap” and “click-wrap” agreements for off-the-shelf Software;

(xiii)any Contract providing for the development of any Software, content, technology or Intellectual Property, independently or jointly, by or for the Company;

(xiv)(A) any partnership or joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with any other person or

(C)any Contract that involves the payment of royalties to any other person in excess of $10,000 per annum;

(xv)any Contract for the employment or services of any current or former director, manager, member, officer, employee, independent contractor or consultant of the Company or any Commonly Controlled Entity its affiliates or any other Contract with any manager, member or officer of the Company or any Commonly Controlled Entity its affiliates that in each case the Company or any Commonly Controlled Entity an affiliate currently has obligations towards as of the date of this Agreement;

(xvi)any Contract or plan (including any option, merger or bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Shares or any other equity interest or securities of the Company or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such Shares, equity interest, securities, options, warrants or other rights;

(xvii)any Contract, agreement or arrangement with a professional employer organization, or other Contract, agreement or arrangement providing for co-employment of employees of the Company (each a “PEO Agreement”);

(xviii)any Contract that provides for indemnification by the Company or any Commonly Controlled Entity of any officer, director, employee, or agent of the Company or any Commonly Controlled Entity;

(xix)any Contract with any labor union or collective bargaining agreement or similar contract with its employees;

(xx)any Contract relating to the membership of, or participation by the Company in, or the affiliation of it with, any industry standards group or association;

(xxi)any Contract pursuant to which the Company has acquired a business or entity, or material assets or product line of a business or entity, whether by way of merger, consolidation, purchase of stock or equity, purchase of assets, license or otherwise, or any Contract pursuant to which it has any ownership interest in any other person;

(xxii)any Contract of the Company (A) containing a right of first refusal, right of first negotiation or right of first offer in favor of a party other than the Company or (B) to which any Stockholder or the Stockholders’ Representative is a party, other than normal employment arrangements and Company Benefit Plans; or

(xxiii)any other Contract not listed in clauses (i) through (xx) that (A) was not made in the ordinary course of business, (B) individually is reasonably likely to have or has payment obligations by the Company in excess of $40,000 over the remaining  life of the

Contract or (C) is otherwise material to the Company or on which the Company’s businesses, operations, condition, properties, Intellectual Property Rights or assets is substantially dependent.

(b)All Material Contracts are in written form or are summarized in Schedule 3.12(a) of the Disclosure Schedule. The Company has performed in all material respects all of the obligations currently required to be performed by it under each Material Contract. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the Company’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the consummation of the Merger and the transactions contemplated thereby, could reasonably be expected to (i) result in a breach or default or event of default under any Material Contract or (ii) give any third party the right to accelerate the maturity or performance of any material obligation of the Company under any Material Contract or to cancel, terminate or modify any Material Contract. The Company has not received any written notice regarding any outstanding violation or breach of, default under, or intention to cancel or modify any Material Contract.

(c)Each of the Material Contracts is in full force and effect and constitutes a legal, valid, binding and enforceable agreement of the Company, and the Company has no knowledge that any Material Contract is not a legal, valid, binding and enforceable agreement of any other party thereto, subject to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

(d)True and complete copies of each Material Contract, together with all amendments and supplements thereto, have been provided or made available to Purchaser prior to the date hereof. Except as set forth in Schedule 3.12(d) of the Disclosure Schedule, no counterparty to any Material Contract has requested any amendment to any Material Contract and no negotiations relating to any renewal, termination or amendment are currently taking place between the Company and any counterparty to any Material Contract.

SECTION 3.13.Software.

(a)Schedule 3.13(a) of the Disclosure Schedule contains an accurate and complete list and description of all of the Company Software and all Third Party Software used in the Business.

(b)Schedule 3.13(b) of the Disclosure Schedule contains an accurate and complete list of (i) each item of Publicly Available Software used in the Business and a description of how it is used in the Business, (ii) each item of Publicly Available Software that is or has been distributed or been made accessible to third parties on a hosted basis in connection with the Business and (iii) for each of (i) and (ii) the applicable license for each such item of Publicly Available Software.

(c)The Company has been and is in compliance with all license terms applicable to any Publicly Available Software or Third Party Software incorporated or used in the Business.

To the Company's knowledge, any distribution of or use of Publicly Available Software or Third Party Software, including in any Company Products, has not and does not violate any agreements, constraints, requirements or restrictions on or relating to such Publicly Available Software or Third Party Software. None of the Publicly Available Software required to be listed in Schedule 3.13(b) of the Disclosure Schedule, or the use, hosting or distribution thereof, (1) imposes a requirement or condition that any Company Software or any Company Products (or any portion thereof) be disclosed or distributed in source code form, be licensed for the purpose of making modifications or derivative works, or be redistributable at no charge or on a royalty- free basis, (2) grants a license, covenant not to sue, or similar right to any person to any of the Company Software or any Company Owned Intellectual Property or (3) imposes restrictions on licensing terms for or otherwise abridges, restricts, or withdraws rights or benefits as a result of the enforcement of any Company Owned Intellectual Property. The Company has not made or authorized any of its employees or contractors to make, and none of its employees or contractors have made in their capacities as employees or contractors of the Company, contributions of code to any Publicly Available Software project or other developer, that are governed by or licensed under terms requiring any patent license, covenant not to sue or comparable commitment to be made by the Company in connection with such contribution. None of the Company Software is subject to any obligation set forth in subsection (a) of the definition of Publicly Available Software. The Company has not and does not use any Publicly Available Software pursuant to any version of the Affero General Public License or any other license requiring disclosure of source code for Software used internally or hosted without distribution by the Company.

(d)All Company Source Code (i) is maintained in a source code management system with commercially reasonable revision history, management, tracking and security measures and safeguards, (ii) contains annotations and programmer's comments, and otherwise has been documented in a manner that is consistent with customary code annotation conventions in the software industry, (iii) has at all times been maintained in confidence and disclosed by the Company only to those employees and consultants who need to have access to such source code to develop, maintain or provide services with respect to the Company Products and are bound by valid and enforceable written non-disclosure obligations, (iv) has not been sold, transferred, or licensed to any customer or other person, (v) is not (and has not been) the subject of any escrow or similar agreement or arrangement (whether written or oral) giving any third party rights in such source code upon the occurrence of certain events and (vi) has been scanned periodically and recently for the presence of Publicly Available Software. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in or require the delivery, license, disclosure or release of any Company Source Code by the Company or any person.

(e)The Company's proprietary Software and any Third Party Software used in the Business does not contain any “virus,” “spyware,” “malware,” “bug,” “worm,” “Trojan horse” (as such terms are commonly understood in the software industry), disabling codes or instructions, or other similar code or Software routines or components that are designed or intended to (i) delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any Software, system, network, or other device or (ii) damage or destroy data or files.

(f)	For all purposes hereof:

“Company Software” means all Software that is owned by the Company.

“Company Source Code” means any source code relating to any Company Software. “Publicly Available Software“ means: (a) any Software that may require as a condition of use, reproduction, modification or distribution that such Software or other Software incorporated into, derived from, linked to, or distributed with such Software: (i) be disclosed or distributed in source code form; (ii) be licensed for the purpose of making derivative works; or

(iii)be licensed or redistributable at no charge; and (b) Software licensed or distributed under any versions of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Source License (SISL); (vii) the BSD License; (viii) the Apache Software License; (ix) the Affero General Public License; and (x) other licenses listed at http://www.opensource.org/licenses.

“Software” means any computer program, operating system, applications system, firmware or software code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, definitions or methodology derived from or related to the foregoing and any derivations, updates, enhancements and customization of any of the foregoing and all documentation associated with any of the foregoing, whether in machine-readable form, programming language and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Third Party Software” means Software owned by one or more third parties, including Publicly Available Software.

SECTION 3.14. IT Systems and Data Infrastructure. Schedule 3.14 of the Disclosure Schedule sets forth a description and schematic for the Company's current information technology and data infrastructure, including a description of all third party hosting and processing services on which it relies (the “IT Systems“). The Company has in place commercially reasonable back-up, business continuity, and disaster recovery plans, procedures and facilities for the information technology equipment and systems (including hardware and software) used or intended for use in connection with the Business that are designed to completely restore the Business to full operational capacity within twelve hours of disaster occurring. The Company's IT Systems have not materially malfunctioned or failed within the past 24 months resulting in unavailability of services to customers for longer than eight hours. The Company has not experienced a data security breach of any computer system or network utilized in the operation of the Business (including the IT Systems), or loss, unauthorized access, acquisition, interruption, use, disclosure or modification of any information (including Personal Data) owned, used, stored or controlled by or on behalf of Company. The Company has sufficient rights to use all IT Systems, all of which rights shall survive unchanged, and without any change in the terms and conditions under which the Company currently has such rights, following the consummation of the transactions contemplated hereby.

SECTION 3.15. Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors. Schedule 3.15 of the Disclosure Schedule sets forth (i) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and those persons authorized to sign thereon, (ii) true and correct copies of all corporate borrowing, depository and transfer resolutions and those persons entitled to act thereunder, (iii) a true and correct list of all powers of attorney granted by the Company and those persons authorized to act thereunder and (iv) a true and correct list of all current officers and directors of the Company.

SECTION 3.16.Permits.

(a)Schedule 3.16 sets forth all certificates, licenses, permits, authorizations, registrations and approvals issued or granted by a Governmental Entity (“Permits”) to the Company. All such Permits are validly held by the Company, and the Company has complied in all respects with all terms and conditions thereof except where the failure to validly hold a Permit or be in compliance with the terms and conditions thereof, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company has not received notice of any Proceeding relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 3.16(a) of the Disclosure Schedule, none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Merger.

(b)The Company has the Permits in each state in which it conducts business which are necessary for the Company to conduct its business as presently conducted in such state.

(c)The Company possesses all Permits to own or hold under lease and operate their respective assets and to conduct the business of the Company as currently conducted.

(d)The Company has complied in all respects with, is not in violation of, and has not received any written notice of any violation, investigation relating to any violation or threat to be charged with any violation with respect to, any of the Company’s Permits or requirement to hold a Permit. The Company has not received any written notice of or any other communication regarding (i) any actual or possible cancellation, termination or adverse modification of any Permit or (ii) violation of any requirement to hold a Permit. None of the Company’s Permits will be terminated or cancelled or become terminable or cancellable solely as a result of the consummation of the transactions contemplated by this Agreement.

(e)Except as set forth in Schedule 3.16(e) of the Disclosure Schedule, the Company has never applied for or is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any Governmental Entity, including, without limitation, the Israeli Office of Chief Scientist (“OCS”) the Investment Center of the Israeli Ministry of Economy established under the Israel Law for the Encouragement of Capital Investments-1959, the BIRD Foundation or any other grant programs for research and development.

SECTION 3.17. Insurance. Schedule 3.17 of the Disclosure Schedule contains a list and description (including insurers, coverages, deductibles/retentions and policy periods) of all insurance policies (including property, business interruption, fire and casualty, general liability, surety, crime or theft, life, workers’ compensation, directors and officers, employment practices, fiduciary liability and all other forms of insurance, whether primary or excess) which have been purchased by the Company or on which the Company is an insured (or loss payee). For all insurance written on an occurrence basis, Schedule 3.17 of the Disclosure Schedule contains a list and description of the coverages in place for the last five years. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter or issuer of such policy. All premiums due and payable under all such policies have been paid, and the Company is not liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination, cancelation or rescission of any such policy, and the Company has no knowledge of any grounds for termination, cancelation or rescission.

SECTION 3.18.Taxes.

(a)For purposes of this Agreement:

“Code ” shall mean the Internal Revenue Code of 1986, as amended.

“Post-Closing Tax Period” shall mean any taxable period (or portion thereof) that begins after the Closing Date.

“Pre-Closing Tax Period” shall mean all taxable periods (or portions thereof) ending on or before the Closing Date.

“Tax” or “Taxes” shall mean all federal, state, county, local, municipal, foreign and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, national health insurance, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, consumer price index linkage, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

“Tax Return” or “Tax Returns” shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

(b)The Company has timely filed all income and other Tax Returns that it was required to file (taking into account valid extensions), and all such Tax Returns are accurate and complete in all material respects. The Company has paid on a timely basis all income and other Taxes whether or not shown on such Tax Returns. All Taxes that the Company was required by Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Taxing Authority.

(c)No examination or audit of any Tax Return of the Company by any Taxing Authority is currently in progress or to the Company's knowledge has been threatened as of the date of this Agreement. The Company has not been informed in writing by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not (i) intentionally waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed or (iii) executed or filed any power of attorney with any Taxing Authority, which is still in effect.

(d)The Company (i) is not, nor has it ever been, a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns (other than a group, the common parent of which is the Company) and (ii) is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement.

(e)The Company does not have any actual or potential liability for any Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law in any jurisdiction), or as a transferee or successor, by Contract or otherwise.

(f)There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Laws) that are required to be taken into account by the Company in any Post-Closing Tax Period by reason of a change in method of accounting in any Pre-Closing Tax Period. The Company does not have any income or gain reportable that is attributable to a transaction (e.g., prepaid income, an installment sale or open transaction disposition) which resulted in a deferred reporting of income or gain from such transaction and that would be taxable in a Post-Closing Tax Period.

(g)No income has to be included under 108(i) of the Code (or any similar provision of the Tax Laws of any jurisdiction) in respect of any cancellation of indebtedness income in a Post-Closing Tax Period.

(h)The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(i)The Company has not engaged in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(j)The Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies in the two years prior to the date of this Agreement.

(k)There are no Liens with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable or being contested in good faith by appropriate proceedings.

(l)All material related party transactions involving the Company and the Subsidiary are at arm’s length in compliance with applicable Tax Law, including Section 482 of the Code and the U.S. Treasury Regulations thereunder and Section 85A of the Israeli Tax Code and the regulations promulgated thereunder. Each of the Company and Subsidiary has maintained documents (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with applicable Tax Law.

(m)	Certain Israeli Tax Matters.

(i)The Company (i) is not or has not been an Israeli resident as defined in Section 1 of the Israeli Tax Code and (ii) does not have or has not had assets that principally comprise, directly or indirectly, assets located in Israel (other than the Subsidiary in Israel), and which comprise a majority of the value of the Company, in either case as determined in accordance with the Israeli Law relating to Taxes. The Company has not had, nor does it currently have, a "permanent establishment" (as defined in any applicable income tax treaty) in Israel.

(ii)Neither the Company nor the Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Code or pursuant to any Tax ruling made with reference to the provisions of such Part E2.

(iii)The Company is not required to register in Israel for Israeli Value Added Tax (“VAT”) purposes pursuant to Israeli Law. The Subsidiary has duly collected all amounts on account of any VAT required by the Israeli Laws to be collected by it, and has duly and timely remitted to the appropriate Taxing Authority any such amounts required by Israeli Law. The Subsidiary has not deducted any input VAT, received refund VAT or claimed zero rate VAT that it was not so entitled to deduct, receive or claim, as applicable, under Israeli Law.

(iv)The Company has provided to Purchaser all material documentation relating to, and the Subsidiary is in material compliance with all terms and conditions of the “Approved Enterprise”, “Benefited Enterprise” or “Preferred Enterprise” status of the Subsidiary for purposes of Israeli Tax Code (a “Tax Incentive”). Schedule 3.18(l) of the Disclosure Schedule lists each Tax Incentive to which the Company is entitled under the laws of the State of Israel, the period for which such Tax Incentive applies, and the nature of such Tax Incentive. The Company and its Subsidiary have been in compliance with all material terms related to the Tax Incentives. The consummation of the transactions contemplated by this Agreement is not reasonably likely to have any adverse effect on the continued validity and effectiveness of any such Tax Incentives.

(v)Neither the Company nor the Subsidiary has engaged in any reportable transactions that were required to be disclosed pursuant to Section 131(g) of the Israeli Tax Code and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting) 2006.

(vi)The Subsidiary has not received a final tax assessment from ITA for any of its tax years for any reason, including corporate tax, withholding tax, VAT and social security.

(vii)Neither the Company nor the Subsidiary is subject to any restrictions or limitations pursuant to any Tax ruling issued by the ITA.

SECTION 3.19.Benefit Plans.

(a)Schedule 3.19 of the Disclosure Schedule contains a list of each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (a “Pension Plan”), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (a “Welfare Plan”), and each other plan, arrangement, agreement or policy (written or oral) relating to compensation, deferred compensation, severance, cash, equity or other incentives, employment arrangements, retention, fringe benefits or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each a “Commonly Controlled Entity”) for the benefit of any present or former officers, employees, agents, directors or independent contractors of the Company (all the foregoing being herein called “Benefit Plans”) and separately identifies each Benefit Plan that is currently in effect, maintained, contributed to or required to be contributed to, primarily for the benefit of employees or service providers of the Company outside the United States (each, a “Foreign Employee Plan”) and includes each plan, arrangement, agreement or policy that is sponsored by a professional employer organization or co-employer organization (a “PEO”) under which an employee of the Company may be eligible to receive benefits in connection with the Company's engagement of a PEO (each, a “PEO Benefit Plan”). Each Benefit Plan that is not a PEO Benefit Plan is referred to in this Agreement as a “Company Sponsored Benefit Plan.” The Company and any Commonly Controlled Entity have not made any plan or commitment to establish any new Benefit Plan, to modify any Benefit Plan (except to the extent required by Applicable Law or to conform any such Benefit Plan to the requirements of any Applicable Law, in each case as previously disclosed to Purchaser in writing, or as required by this Agreement).

(b)The Company has delivered to Purchaser true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the three most recent annual reports on Form 5500 (including all schedules and attachments thereto) required to be filed with the Internal Revenue Service with respect to each Benefit Plan, (iii) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by Applicable Law or was otherwise provided to plan participants or beneficiaries, (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any Benefit Plan, (v) all material written agreements and contracts to which the Company is a party relating to each Benefit Plan, including administrative service agreements and group insurance contracts, (vi) all communications to employees of the Company relating to any Company Sponsored Benefit Plan and any proposed Company Sponsored Benefit Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Purchaser, (vii) all written correspondence to or from any governmental agency relating to a material matter with respect to any Company Sponsored Benefit Plan during the prior three (3) years, (viii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Sponsored Benefit Plan, (ix) all discrimination tests for each Benefit Plan for the three (3) most recent plan years and (x) with respect to each Foreign Benefit Plan that is maintained in any non-

U.S. jurisdiction, to the extent applicable:(A) the most recent annual report or similar compliance documents required to be filed with any governmental authority with respect to such

Foreign Benefit Plan and (B) any document comparable to a determination letter, advisory letter or opinion letter issued by a governmental authority relating to the satisfaction of applicable Law necessary to obtain the most favorable tax treatment and all amendments, modifications or supplements to any such document.

(c)Each Company Sponsored Benefit Plan and to the Company's knowledge each PEO Benefit Plan has been adopted, amended and administered in all respects in accordance with its terms and with the applicable provisions of ERISA, the Code and all other Applicable Laws. With respect to the Company Sponsored Benefit Plans, and to the Company’s knowledge with respect to the PEO Benefit Plans, all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been duly and timely filed or distributed and, to the Company's knowledge, all reports, returns and similar documents actually filed or distributed were true, complete and correct in all material respects. To the Company's knowledge, there are no investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Plans) or Proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that could give rise to any liability of the Company or a Commonly Controlled Entity, and to the Company's knowledge, there are not any facts or circumstances that could give rise to any liability in the event of any such investigation, claim or Proceeding. To the Company’s knowledge, any PEO who sponsors a PEO Benefit Plan has maintained or caused to be maintained all data necessary to administer each PEO Benefit Plan in accordance with the terms thereof, including all data required to be maintained under ERISA Sections 107 and 209, and all such data is true and correct and maintained in usable form.

(d)All Foreign Employee Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions. Each Foreign Employee Plan has been approved by the relevant taxation and other governmental authorities so as to enable (i) the Company or any Commonly Controlled Entity and the participants and beneficiaries under the relevant Foreign Employee Plan, and (ii) in the case of any Foreign Employee Plan under which resources are set aside in advance of the benefits being paid (a “Funded Foreign Employee Plan”), to enjoy the most favorable taxation status possible and there are no grounds on which such approval may cease to apply. No promise has been made to any non-U.S. employee of the Company or any Commonly Controlled Entity that his or her defined contribution benefits under any Funded Foreign Employee Plan will at any point in the future equate to or not be less than any particular amount. Furthermore, no Foreign Employee Plan has liabilities, that as of the Closing Date, will not be offset in full by insurance or otherwise be fully accounted for on a basis which complies with International Accounting Standard 19 (IAS 19) (whether or not IAS 19 applies to the Company or, if relevant, any of its Subsidiaries).

(e)Prior to or as of the Closing Date, the Company or any Commonly Controlled Entity shall have made all contributions required to be made or remitted by the Company or any Commonly Controlled Entity to or with respect to each Benefit Plan as of the Closing Date and paid or accrued all liabilities on account of any Benefit Plan in existence on or before the Closing Date. All contributions required to be made or remitted by the Company or any Commonly Controlled Entity that are due have been made within the time periods, if any, prescribed by ERISA, the Code and the terms of the applicable PEO Agreement, and all contributions required to be made or remitted by the Company or any Commonly Controlled Entity for any period ending on or before the Closing Date that are not yet due have been made to each such plan or accrued in accordance with past custom and practice of the Company and any applicable accounting requirements.

(f)Each Company Sponsored Benefit Plan and to the Company’s knowledge, each PEO Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified. Each such Benefit Plan has received a favorable determination letter from the IRS (or, if such plan uses a prototype or volume submitter plan document, such prototype or volume submitter plan document has received a favorable opinion from the IRS that the form meets the tax qualification requirements and the Company is entitled to rely on such favorable opinion) to the effect that such Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code, and to the Company's knowledge, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of liability, penalty or tax under ERISA, the Code or other Applicable Law. The Company has delivered to Purchaser a copy of the most recent determination, opinion or advisory letter received with respect to each Benefit Plan for which such a letter has been issued. All assets of any Company Sponsored Benefit Plan and to the Company’s knowledge, any PEO Benefit Plan consist of cash, actively traded securities, or other assets reasonably acceptable to Purchaser.

(g)Except as set forth in Schedule 3.19 of the Disclosure Schedule: (i) no “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves any Company Sponsored Benefit Plan and to the Company’s knowledge any PEO Benefit Plan; and (ii) none of the Company or, to the Company's knowledge, any trustee, administrator or other fiduciary of any Benefit Plan or any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject the Company or any trustee, administrator or other fiduciary to any liability for breach of fiduciary duty under ERISA or any other applicable law.

(h)Neither the Company nor any Commonly Controlled Entity has ever established, maintained, participated in or contributed to, had an obligation to establish, maintain or contribute to, or had any liability under any (i) “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA), (iii) “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA or (v) “voluntary employees' beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(i)The Company, each Company Sponsored Benefit Plan and, to the Company’s knowledge, each PEO Benefit Plan that is a “group health plan” as defined in ERISA Section 733(a)(1) (a “Company Health Plan”) (i) are currently in material compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“ACA”), the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with ACA and HCERA, the “Healthcare Reform Laws”), (ii) have been in compliance with all applicable Healthcare Reform Laws since March 23, 2010 and (iii) no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject Company or any Company Health Plan to penalties or excise taxes under Code Sections 4980D or 4980H or any other provision of the Healthcare Reform Laws. Any Company Health Plan intended to qualify as “grandfathered” under Section 1251 of the ACA has continuously satisfied the requirements to be a grandfathered plan since March 23, 2010. No Plan is a (pre-tax or after-tax) “employer payment plan” (within the meaning of IRS Notice 2013-54).

(j)Except as set forth in Schedule 3.19, each Benefit Plan that is a welfare plan is fully insured. The Company, and to the Company’s knowledge, any PEO who sponsors a PEO Benefit Plan, has complied with the applicable requirements of Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and any similar state or local Applicable Law (collectively, “COBRA”), the Family Medical Leave Act of 1993, as amended (“FMLA”), HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to their employees. To the extent required under HIPAA and the regulations issued thereunder, the Company, and to the Company’s knowledge, any PEO who sponsors a PEO Benefit Plan, has performed all obligations under the medical privacy rules of HIPAA, the electronic data interchange requirements of HIPAA, and the security requirements of HIPAA. The Company, and to the Company’s knowledge, any PEO who sponsors a PEO Benefit Plan, does not have unsatisfied obligations to any current or former employees pursuant to COBRA, HIPAA or any state law governing health care coverage or extension. The Company does not have any liability or obligation to provide post-retirement or post-termination medical or other welfare benefits to any of the Company's current or former employees, independent contractors or directors, or any dependent or beneficiary thereof, except as may be required by COBRA or any state law governing health care coverage or extension.

(k)The Company Stock Plan has been filed by the Subsidiary with the ITA as an option plan under Section 102 of the Israeli Tax Code for grant of options through a trustee and has been approved by the ITA as such. All 102 Outstanding Options and 102 Common Stock issued under the Company Stock Plan have been granted or issued, as applicable, in compliance with the applicable requirements of Section 102 of the Israeli Tax Code including, without limitation, (i) the filing of applicable documents with the ITA, (ii) the appointment of an authorized trustee to hold the 102 Outstanding Options and 102 Common Stock, and (iii) the deposit of such 102 Outstanding Options and 102 Common Stock with such trustee pursuant to the terms of Section 102 of the Israeli Tax Code and the rules and regulation promulgated thereunder and any written tax circulars issued by the ITA concerning this matter (if any). Except for the Company Stock Plan, no other Benefit Plan is intended to qualify as a capital gains route plan under Section 102 of the Israeli Tax Code.

(l)There are no loans or extensions of credit from any Benefit Plan, the Company or any Commonly Controlled Entity to any former or current employee or service provider of the Company or any Commonly Controlled Entity.

(m)Each Company Sponsored Benefit Plan and, to the Company’s knowledge, each PEO Benefit Plan, may be amended or terminated without liability to the Company at any time on or after the Closing Date. The Company’s participation in any PEO Benefit Plan may be terminated without liability to the Company at any time on or after the Closing Date.

(n)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event):

(i)result in any payment becoming due, or increase the amount of any compensation due, to any employee or former employee of the Company; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code; (v) result in the triggering or imposition of any restrictions or limitations on the rights of the Company or any of the Subsidiaries to amend or terminate any Benefit Plan; or (vi) entitle the recipient of any payment or benefit to receive a “gross up” payment for any income or other taxes that might be owed with respect to such payment or benefit.

SECTION 3.20. Interested Party Transactions. Except as set forth in Schedule 3.20 of the Disclosure Schedule, the Company has not entered into any Contract, arrangement or other business relationship with any of the Company’s present or former directors, officers, members, partners and their respective affiliates (the “Related Parties”) other than normal employment arrangements and Company Benefit Plans. The Company is not owed nor does it owe any amount from or to the Related Parties (excluding employee compensation and other ordinary incidents of employment). No property or interest in any property that is material to the business as currently conducted is owned or leased by or to any Related Party.

SECTION 3.21.Compliance with Applicable Laws.

(a)The Company has complied in all respects with, is not in violation of, and has not received any written notice of any violation, investigation relating to any violation or threat to be charged with any violation with respect to, any Applicable Law with respect to the Company, the conduct of its business, or the ownership or operation of its business.

(b)Neither the Company nor, to the knowledge of the Company, its officers, directors, employees or agents have, in such capacities, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, established or maintained a secret or unrecorded fund, participated in or co-operated with an international boycott as defined in Section 999 of the Code, violated any provision of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention and all applicable anti- corruption or bribery laws in any jurisdiction in which the Company has conducted business, including Title 5 of the Israeli Penalty Law (Bribery Transactions) and the Israeli Prohibition on Money Laundering Law – 2000, any rules or regulations under these laws, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any officer or employee of any Governmental Entity, a member of a foreign political party or a candidate for political office in a foreign country, for the purpose of influencing any act or decision of any such person acting in his or her official capacity or inducing the person to do or omit to do any action in violation of his or her lawful duty, inducing such person to use his or her influence with any government to affect or influence any act or decision of such government or instrumentality, in order to assist the Company to obtain or retain business for or with, or in directing business to, any person.

(c)The Company is in compliance in all respects with (i) the Trading with the Enemy Act, as amended, and each of the economic sanctions regulations of the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and/or administered by OFAC, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001) and regulations promulgated thereunder, as applicable.

(d)The operations of the Company are and have been conducted at all times in compliance, in all respects, with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, federal, state or foreign anti-money laundering statutes, the rules and regulations thereunder and any related or similar Applicable Laws, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”) and no Proceeding by or before any Governmental Entity involving the Company with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(e)The operations of the Company are and have been conducted at all times in compliance, in all respects, with applicable financial laws and regulations, including without limitation the Fair Credit Reporting Act, Gramm-Leach-Bliley Act, Credit Repair Organizations Act, Dodd-Frank Wall Street Reform and Consumer Protection Act, Federal Trade Commission Act, Electronic Fund Transfer Act, Telemarketing Sales Rule, federal securities laws, analogous or related state financial services and financial privacy laws, state insurance laws, state credit services organization laws and state debt management services laws.

(f)The operations of the Company are and have been conducted at all times in compliance, in all respects, with applicable self-regulatory rules, including without limitation payment card network rules and payment system operating rules.

(g)The Subsidiary has made and filed all material particulars, resolutions and documents required by the Israeli Companies Law – 1999, as amended and the regulations promulgated thereunder or any other Applicable Law required to be filed with the Israeli Registrar of Companies or any other Israeli Governmental Entity.

SECTION 3.22.Employee and Labor Matters.

(a)The Company has not, at any time, been party to or had any obligations under a collective bargaining or similar agreement. There is not any, during the past five years there has not been any, and no event has occurred and no condition or circumstances exist that might directly or indirectly give rise to or provide a basis for any, labor strike, dispute, work stoppage or lockout pending, or, to the Company's knowledge, threatened, against the Company. No union or other collective bargaining unit or employee organizing entity has been certified or recognized by the Company as representing any of their employees.   To the Company's

knowledge, no union organizational campaign is in progress with respect to the employees of the Company and no question concerning representation of such employees exists. To the Company's knowledge, the Company is not engaged in any unfair labor practice and there are not any unfair labor practice charges or complaints against the Company pending, or, to the Company’s knowledge, threatened, before the National Labor Relations Board or any similar entity.

(b)The Company has, or will have no later than the Closing Date, paid all salaries, bonuses, commissions, wages, accrued vacation pay and other amounts due to be paid to employees through the Closing Date. The Company does not have unsatisfied obligations to any of its former employees or consultants, and their terminations were in compliance with all Applicable Laws and applicable Contracts. To the knowledge of the Company, no current employee of the Company: (i) intends to terminate his employment with the Company; (ii) has received an offer to join a business that may be competitive with the Business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person other than the Company) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Business. The Company has complied with all Applicable Laws relating to employment, including hiring, discrimination, harassment, retaliation, privacy, immigration, wage and hour, health and safety, leave of absence requirements, wrongful discharge or violation of the personal rights of employees, tax withholding and reporting. There are not any pending, or, to the Company's knowledge, threatened, charges, complaints, claims or actions of any kind against the Company or any of its current or former employees before the Equal Employment Opportunity Commission, any court or tribunal, or any federal, state or local agency responsible for the prevention of unlawful employment practices and the Company has not received communication during the past five years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company and, to the Company's knowledge, no such investigation is in progress.

(c)Schedule 3.22(c) of the Disclosure Schedule sets forth the name and address of each employee and each consultant of the Company together with each person’s: (i) current title and with respect to consultants, a description of such consultant’s objectives, services, duties and responsibilities, (ii) compensation, including annual salary, bonus, wage rate, and consulting fees, as applicable, (iii) work location, (iv) immigration or visa status, (v) with respect to employees, Fair Labor Standards Act designation, and (vi) with respect to employees, full- or part-time status and, for part-time employees, the number of hours worked in each month beginning on or after January 1, 2014. All employees of the Company are employed in the United States, and all of the terms and conditions of their employment are governed by U.S. and New York Applicable Law and not the Applicable Law of any other jurisdiction. All employees of the Company are “at will” and, except as required by Applicable Law, may be terminated at any time without any obligation to pay any severance or other post-termination amounts. Schedule 3.22 of the Disclosure Schedule also sets forth a list of all employees whose employment has been terminated within ninety days preceding the date hereof, or whose work hours have been reduced within six months preceding the date hereof, and indicates each such employee’s name, site of employment, title, start date, date of termination, and the amount of hour reduction for each calendar month during the six month, as applicable. The Company shall update the list contained in Schedule 3.22 of the Disclosure Schedule required by the immediately preceding sentence as of the Closing Date, if applicable.

(d)The Company and the Subsidiaries have properly classified, pursuant to the Code and any other Applicable Law, all independent contractors used by the Company at any point. The Company has no obligation or liability with respect to any taxes (or the withholding thereof) in connection with any independent contractor, and no independent contractor is or was eligible to participate in any Company Sponsored Benefit Plan or PEO Benefit Plan. The Company has no “leased employees” within the meaning of Section 414(n) of the Code.

(e)Solely with respect to employees of the Company and the Subsidiary who reside or work in Israel or whose employment or engagement is otherwise subject to the law of the State of Israel (“Israeli Employees”): (i) the Subsidiary is not a party to any collective bargaining Contract, collective labor agreement or other Contract or arrangement with a labor union, trade union or other organization or body involving any of its Israeli Employees, the Subsidiary has not recognized or received a demand for recognition from any collective bargaining representative with respect to any of its Israeli Employees, and the Subsidiary is not subject to, and no Israeli Employee of the Company or the Subsidiary benefits from, any extension order (tzavei harchava) (except for such extension orders that apply generally to employees in Israel) and none of the Israeli Employees is represented by any labor organization, and, to the Company’s knowledge, there are no activities or proceedings of any labor or trade union or any employee or group of employees of the Company or its Subsidiary to organize any such Israeli Employees, (ii) all of the Israeli Employees are subject to the termination notice provisions included in their respective employment agreements or under applicable Israeli laws and no Israeli Employee is entitled to prior notice longer than 30 days, (iii) the Company has furnished to Purchaser's counsel the total number of individuals employed by it in Israel, annual base salary or wages or hourly wage rate, commission arrangements, overtime arrangements, vacation entitlement and accrued vacation or paid time-off balance, travel pay or car maintenance or car entitlement, sick leave entitlement and accrual, recuperation pay entitlement and accrual, entitlement to pension arrangement and/or any other provident fund (including manager’s insurance and education fund), contribution rates and an indication of whether such arrangement has been applied to such persons from the commencement date of their employment and on the basis of their entire salary, notice period entitlement, each such person’s position or function, full-time or part-time status, date of hire, any incentive or bonus arrangement with respect to such person and a description of any oral employment Contract with its employees (except where the disclosure of such information would be prohibited by Applicable Law relating to data privacy/protection without the individual’s consent), including by way of custom and practice, (iv) any promises or commitments made to an Israeli Employee, whether in writing or not, with respect to any future changes or additions to their compensation or benefits. Other than their base salary, the Israeli Employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for all intent and purposes, including for the social contributions, (v) the Subsidiary’s obligations to provide statutory severance pay to its Israeli Employees pursuant to the Israeli Severance Pay Law-1963 and vacation pursuant to the Israeli Annual Leave Law-1951 and any personal employment agreement have been satisfied or have been fully funded by contributions to appropriate insurance funds and the Subsidiary applies the provisions of Section 14 of the Israeli Severance Pay Law-1963 with respect to such statutory severance pay and (vi) the Subsidiary is in compliance with all applicable Israeli labor laws and outstanding employment agreement with its Israeli Employees relating to employment, employment practices, wages, bonuses and other compensation matters and terms and conditions of employment related to its Israeli Employees, including The Advance Notice of Discharge and Resignation Law (5761-2001), The Notice to Employee (Terms of Employment) Law (5762- 2002), The Prevention of Sexual Harassment Law (5758-1998), The Increased Enforcement of Labor Laws (5685-2011), The Wage Protection Law (3998-1958), the Hours of Work and Rest Law (3991-1951), and is not engaging, nor has engaged in any unfair labor practice, as defined under Applicable Laws and The Employment of Employee by Manpower Contractors Law (5756-1996). “Israeli Employee” shall not include consultants, sales agents and other independent contractors. All amounts that the Subsidiary is legally or contractually required either (x) to deduct from their Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from their Israeli Employees’ salaries and benefits and to pay to any Governmental Entity as required by the Israeli Tax Code and Israeli National Insurance Law have, in each case, been duly deducted, transferred, withheld and paid (other than routine payments, deductions or withholdings to be timely made in the normal course of business and consistent with past practice), and the Subsidiary does not have any outstanding obligations to make any such deduction, transfer, withholding or payment (other than such that has not yet become due). The Subsidiary has not engaged any consultants, sub-contractors, sales agents or freelancers who, according to Israeli law, would be entitled to the rights of an employee of the Subsidiary, including rights to severance pay, vacation, recuperation pay (dmei havraa) and other employee-related statutory and contractual benefits. Except for the Subsidiary, the Company has not hired or hires any employees who at the time of employment in the Company permanently reside or work in Israel. The Company or the Subsidiary does not engage youth or foreign employees in Israel.

(f)	The Company has furnished to Purchaser true, correct and complete copies of (A)

(i)all currently valid agreements with Israeli Employees, Israeli human resource contractors, manpower contractors including their licenses or with Israeli consultants, sub-contractors or freelancers; (ii) all currently valid manuals and written policies relating to the employment of Israeli Employees; and (B) (i) a correct and complete summary of all unwritten policies, procedures and the Company's customs regarding employment and termination of Israeli Employees, including any kind of cash based components which are not included in the basis for calculation of amounts set aside for purposes of statutory severance pay and pension; and (ii) an accurate summary of any dues the Company Subsidiary pays to the Histadrut Labor Organization and whether the Company or the Subsidiary participates in the expenses of any workers committee (Va'ad Ovdim). Schedule 3.22(f) of the Disclosure Schedule contains an accurate and complete list of each valid Contract with Israeli Employees, Israeli human resource contractors, manpower contractors including their licenses or with Israeli consultants, sub-contractors or freelancers.

SECTION 3.23. Suppliers, Customers and Partners. Schedule 3.23 of the Disclosure Schedule sets forth a list of (a) each supplier of the Company which, for the twelve months ended August 31, 2015, was one of the ten largest suppliers of products or services to the Company, based on amounts paid or payable to such supplier, (b) each customer of the Company which, for the twelve months ended August 31, 2015, was one of the ten largest customers of products or services of the Company, based on amounts paid or payable by such customer to the

Company and (c) each business partner of the Company which, for the twelve months ended August 31, 2015, was one of the ten largest business partners of the Company, based on amounts paid or payable to or from such business partner. Except as set forth in Schedule 3.23 of the Disclosure Schedule, the Company has no outstanding material dispute concerning products, services or the business relationships with any person listed on Schedule 3.23 of the Disclosure Schedule. The Company has not received notice from any person listed on Schedule 3.23 of the Disclosure Schedule that such person shall not continue as a supplier, customer or business partner to, of or with the Company after the Closing or that such person intends to terminate or materially modify any existing Contract with the Company.

SECTION 3.24.Environmental Matters.

(a)The Company has not received any notice of any noncompliance with Environmental and Safety Laws. No notices, administrative actions, suits, or other Proceedings are pending or, to the Company’s knowledge, threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company or any person acting on its behalf. The Company has not sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental and Safety Law: (i) has been placed on the “National Priorities List,” the “CERCLIS” list, or any similar state or federal list, or (ii) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, corrective or any other response action under any Environmental and Safety Law or to pay for the costs of any such action at the site. The Company is in compliance and has for the past five years complied in all respects with all Environmental and Safety Laws and all Environmental Permits. There are no past or present conditions or circumstances at any real property or facilities currently or formerly owned, operated or leased by the Company that could reasonably be expected to require any removal or remediation by the Company or give rise to any material violation of or any material liability of the Company under any Environmental and Safety Law. The Company has not entered into any contracts or other binding agreements pursuant to which it has assumed any obligations or liabilities of any third party under or pursuant to any Environmental and Safety Law or has agreed to indemnify, defend or hold harmless any third party for any liabilities, costs or claims arising under or pursuant to any Environmental and Safety Law. The Company has made available to Purchaser all reports and studies within its possession or control prepared during the past five years pertaining to its operations and the Property and compliance with or liability under any Environmental and Safety Law.

(b)	For purposes hereof:

“Environmental and Safety Laws” means any federal, state or local laws, ordinances, codes, regulations, rules, policies and orders, and principles of common law, relating to protection of the environment (including air, groundwater, surface water, drinking water, soil, land surface and subsurface strata) or natural resources (including plant and animal life, wildlife, marine sanctuaries, wetlands and all endangered and threatened species) or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define Hazardous

Materials, or which relate to the safety of employees, workers or other persons, including the public.

“Environmental Permits” means all environmental, health and safety Permits required under or issued pursuant to any applicable Environmental and Safety Laws.

“Hazardous Materials” means any material, substance, chemical, pollutant, contaminant, waste, product, derivative, compound, or mixture, whether, in each case, solid, liquid, mineral or gas, and whether, in each case, naturally occurring or man-made, that is subject to regulation, investigation, control or remediation, or that could give rise to liability under any Environmental and Safety Law, including any of the foregoing that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental and Safety Laws, and including petroleum, petroleum by-products, polychlorinated biphenyls, friable asbestos, lead or lead-containing materials, pesticides, urea formaldehyde foam insulation and polychlorinated biphenyls.

SECTION 3.25.Credit Matters.

(a)There are no outstanding loans, leases, installment sales and other extensions of credit (including commitments to extend credit) (“Credit Receivables”) by the Company other than nonmaterial loans to employees in the ordinary course of business.

(b)The Company is not party to any agreement pursuant to which the Company has sold Credit Receivables or pools of Credit Receivables or participations in Credit Receivables or pools of Credit Receivables.

SECTION 3.26. Finders’ Fees. Other than to the persons set forth in Schedule 3.26 of the Disclosure Schedule, the Company is not obligated for the payment of any fees or expenses of any investment banker, broker, advisor, finder or similar party in connection with the origin, negotiation or execution of this Agreement, any of the other agreements contemplated hereby to which the Company is or will be a party, or in connection with the Merger or any other transaction contemplated by this Agreement by reason of any act taken on behalf of the Company.

SECTION 3.27. Takeover Statutes. The Board has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and such approval represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions on "business combinations" set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No other Takeover Statute applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.

SECTION 3.28. Export Control Laws. The Company has conducted its export transactions in accordance in all respects with the applicable provisions of (1) United States export control laws and regulations, including the Export Administration Act and implementing Export Administration Regulations (“EAR”), anti-boycott requirements administered by the U.S. Department of Commerce and the U.S. Department of the Treasury, and economic sanctions

Executive Orders and regulations administered by OFAC; and (2) comparable laws and regulations of the European Union and other relevant jurisdictions in which the Company conducts business including Israeli export control laws and regulations, including but not limited to, the Declaration Governing the Control of Commodities and Services (Engagement in Encryption Items) 1974, as amended, the Control of Products and Services Order (Export of Warfare Equipment and Defense Information) 1991, as amended, the Defense Export Control Order (Combat Equipment) 2008, the Defense Export Control Law 2007, as amended, the Import and Export Order (Control of Dual-Purpose Goods, Services and Technology Exports) 2006 and the Israeli Ministry of Economy List of Source Items and Dual Use Items, to the extent applicable. Without limiting the foregoing, (i) the Company has obtained all export licenses, registrations, classifications, notices, and other approvals required for its exports and reexports of products, software, technology or services, and for releases of technology and software to foreign nationals, (ii) the Company is in compliance with the terms of all applicable export licenses or other approvals, (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such export licenses or other approvals, or any export or reexport of products, software, technology or services, (iv) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims and (v) no consents or approvals for the transfer of export licenses or other approvals to Purchaser are required, except for such consents and approvals that can be obtained expeditiously without material cost.

SECTION 3.29. Disclaimers Related to the Company. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE II OR THIS ARTICLE III OR ANY ANCILLARY AGREEMENT, NONE OF THE STOCKHOLDERS, THE COMPANY, THEIR AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHARES, THE COMPANY, THE PROPERTIES OR ASSETS OF THE COMPANY OR THE BUSINESS OF THE COMPANY, INCLUDING WITH RESPECT TO

(I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE; (II) THE OPERATION OF THE COMPANY BY THE PURCHASER AFTER THE CLOSING; OR

(III)THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY AFTER THE CLOSING.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUB

Purchaser and Sub hereby represent and warrant to the Company, as of the date of this Agreement and as of the Closing Date, as follows:

SECTION 4.01. Organization, Standing and Power. Each of Purchaser and Sub are duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the ability of Purchaser and Sub to consummate the Merger and the other transactions contemplated hereby (a “Purchaser Material Adverse Effect”).

SECTION 4.02. Authority; Execution and Delivery; and Enforceability. Each of Purchaser and Sub has full power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser and Sub of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser and Sub of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser and Sub have duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect, if any, of (i) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or (ii) general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief).

SECTION 4.03. No Conflicts; Consents. The execution and delivery by each of Purchaser and Sub of this Agreement do not, the execution and delivery by each of Purchaser and Sub of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance by each of Purchaser and Sub with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or Sub or any of their subsidiaries under, any provision of (i) the certificate of incorporation, articles of association or bylaws of Purchaser or Sub or any of their subsidiaries, (ii) any Contract to which Purchaser or Sub or any of their subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or Sub or any of their subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser or Sub or any of their subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Merger or the other transactions contemplated hereby and thereby, other than those that may be required solely by reason of the participation of Stockholders and the Company (as opposed to any other third party) in the Merger and other transactions contemplated hereby and by the Ancillary Agreements.

SECTION 4.04.   Financial Ability. Purchaser has and will have such funds available to it as are necessary to satisfy all of its financial obligations pursuant to the payment obligations found in Section 1.07 and Section 1.09.

ARTICLE V. COVENANTS

SECTION 5.01.Covenants Relating to Conduct of Business.

(a)Except for matters expressly permitted or required by the terms of this Agreement (including the last sentence of Section 5.11(a)), from the date of this Agreement to the Closing (the “Pre-Closing Period”), the Company shall, and shall cause the Subsidiary to, conduct their respective businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to keep intact its businesses, keep available the services of its current employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others with whom it deals to the end that its respective businesses shall be unimpaired at the Closing. The Company shall not, and shall cause the Subsidiary not to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Merger set forth in ARTICLE VI not being satisfied. In addition (and without limiting the generality of the foregoing), except as expressly permitted or required by the terms of this Agreement, the Company shall not, and shall cause the Subsidiary not to, do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)amend the Certificate of Incorporation or Bylaws or organizational documents of the Subsidiary;

stockholders;

(ii)
declare or pay any dividend or make any other distribution to its

(iii)redeem or otherwise acquire any shares of its capital stock, issue any capital stock (except upon the exercise of outstanding options) or grant or issue any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(iv)adopt or amend any Company Benefit Plan (or any plan that would be a Company Benefit Plan if adopted), except in each case as required by Applicable Law;

(v)grant to any executive officer or employee any increase in compensation or benefits, except as may be required under existing agreements or any Company Benefit Plan;

(vi)	hire any employee or engage any independent consultant or contractor;

(vii)incur or assume any Company Debt in excess of $5,000 in the aggregate, other than in the ordinary course of business and consistent with past practice; provided that in no event shall the Company or the Subsidiary incur or assume any long-term indebtedness for borrowed money;

(viii)permit, allow or suffer any of its assets to become subjected to any Lien that would have been required to be set forth in Schedule 3.05 or 3.06 if existing on the date of this Agreement;

(ix)cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights;

(x)pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Stockholders or any of their affiliates, except for compensation and reimbursement to employees and officers in the ordinary course of business;

(xi)make any change in any method of accounting or accounting practice or policy other than those required by GAAP;

(xii)acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) that are material;

(xiii)	make or incur any capital expenditure that, individually, is in excess of

$25,000 or make or incur any such expenditures which, in the aggregate, are in excess of

$150,000;

(xiv)sell, lease, license or otherwise dispose of any of its assets that are currently used in conducting the Company Business, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

(xv)	enter into, amend, or terminate any lease of real property;

(xvi)enter into, amend, or terminate any Material Contract (or enter into or amend any Contract that would be a Material Contract if it had been entered into or so amended prior to the date hereof);

(xvii)make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any amendment to a material Tax Return, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes, unless required by Applicable Law or a final, nonappealable decision of a Taxing Authority; or

(xviii)authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

(b)Advise of Changes. The Company shall, and shall cause the Subsidiary to, promptly advise Purchaser in writing of the occurrence of any matter or event that is material to the business, assets, condition (financial or otherwise), working capital, liabilities or results of operations of the Company and the Subsidiary, taken as a whole.

(c)Insurance. The Company shall keep, cause to be kept or cause the Subsidiary to keep, as appropriate, all insurance policies set forth in Schedule 3.17 or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

SECTION 5.02. Resignations. On the Closing Date, the Company shall cause to be delivered to Purchaser, and shall cause the Subsidiary to deliver to Purchaser, duly signed resignations, effective immediately after the Closing, of all officers of the Company and the Subsidiary and all members of the Board and the board of directors of the Subsidiary and shall take such other action as is necessary to accomplish the foregoing. Each such resignation shall acknowledge that, effective as of such resignation, there shall be no outstanding expense reimbursements owing by the Company or the Subsidiary to such officer or director.

SECTION 5.03. Access to Information. The Company shall afford, and shall cause the Subsidiary to afford, to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice during normal business hours during the period prior to the Closing, to all the personnel properties, books, contracts, commitments, Tax Returns and records of the Company and the Subsidiary, and, during such period shall furnish promptly to Purchaser any information concerning the Company or the Subsidiary as Purchaser may reasonably request; provided that such access does not unreasonably disrupt the normal operations of the Company or the Subsidiary.

SECTION 5.04.Confidentiality.

(a)Purchaser acknowledges that the information being provided to it in connection with the Merger and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality and non-disclosure agreement between Purchaser and the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate; provided that Purchaser acknowledges that any confidential information provided to it by a Stockholder concerning such Stockholder shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

(b)Each Stockholder shall keep confidential, and cause its affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to the Company, except (i) as required by law or administrative process, (ii) information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 5.04(b), (iii) pursuant to the terms of, or as required in order to perform its obligations under, this Agreement or any Ancillary Agreement or (iv) in connection with the assertion of any claim or defense in a Proceeding arising out of or related to this Agreement or any Ancillary Agreement or the resolution of any amounts owed pursuant to the adjustment and indemnification procedures under this Agreement. The covenant set forth in this Section 5.04(b) shall terminate three years after the Closing Date.

SECTION 5.05.Efforts.

(a)On the terms and subject to the conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur.

(b)Prior to the Closing, the Company shall use its commercially reasonable efforts (at its own expense) to obtain, and Purchaser shall reasonably cooperate with the Company in obtaining, all consents from third parties necessary or appropriate to permit the consummation of the Merger.

SECTION 5.06.Expenses; Transfer Taxes.

(a)Whether or not the Closing takes place, except as set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense; provided that Transaction Expenses shall be treated as set forth in Section 1.07(b).

(b)All transfer, documentary, stamp or similar Taxes (“Transfer Taxes”) applicable to the Merger shall be paid by the Stockholders. Each party shall use reasonable efforts to avail itself of any available exemptions from any Transfer Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

SECTION 5.07. Consideration Schedule. The Company shall prepare and deliver to Purchaser, at least two business days prior to the Closing Date, a complete and correct schedule (the “Consideration Schedule”), setting forth (i) the names of all the Stockholders and holders of Outstanding Options and Warrants and their respective addresses as reflected in the records of the Company; (ii) the number of shares of Common Stock or Preferred Stock held by, or subject to the Outstanding Options or Warrants held by, such holders and, in the case of Common Stock and Preferred Stock, the respective certificate numbers if and where applicable; (iii) the exercise price per share of Common Stock (or Preferred Stock) of each Outstanding Option or Warrant;

(iv) the Tax status of each Outstanding Option or Warrant under Section 422 of the Code; (v) the calculation of the Initial Closing Date Amount, the Initial Closing Purchase Price, the Closing Date Debt, the Common Closing Amount Per Share and the Series B Closing Amount Per Share;

(vi) the respective amounts of the Initial Closing Purchase Price payable at the Closing to each Stockholder in exchange for Common Stock or Preferred Stock held by such Stockholder in accordance with Section 1.07(a) (on a holder-by-holder basis); (vii) the respective amounts of the Option Cancellation Payments payable to each holder of In-the-Money Options in accordance with Section 1.11(a) (on a holder-by-holder basis); (viii) the respective amounts of the Warrant Cancellation Payments payable to each holder of an In-the-Money Warrant in accordance with Section 1.12(a) (on a holder-by-holder basis); (ix) the calculation of the Holdback Multiple; and

(x)the pro rata portion of the Net Holdback Fund allocable to each holder of Common Stock, Preferred Stock, Outstanding Options and Warrants (on a Holder-by-Holder basis) based on each Holder’s Common Payout Amount, Series B Payout Amount, Option Cancellation Holdback Payment and Warrant Cancellation Holdback Payment (for each Holder, the “Holdback/Indemnification Pro Rata Portion”), subject to adjustment pursuant to Section 1.09 and Section 8.04; and, in each case, specifying whether and if such amounts are reportable on IRS Form W-2, IRS Form 1099B or IRS Form 1099-Miscellaneous. The Consideration Schedule shall also set forth a calculation of Closing Date Unpaid Transaction Expenses to be paid in accordance with Section 1.07(b), Payoff Debt to be paid in accordance with Section 1.07(c). The Consideration Schedule shall be complete and correct in all respects. The Company shall provide Purchaser with a certificate dated the Closing Date certifying that (w) the information set forth in the Consideration Schedule is complete and correct in all respects, (x) the consideration set forth therein as payable to the holders of Common Stock and Preferred Stock was calculated pursuant to and in accordance with Section 1.06, Section 1.07 and Section 1.08, the Certificate of Incorporation and Applicable Law, (y) the consideration set forth therein with respect to each holder of Outstanding Options was calculated in accordance with Section 1.11, the Company Stock Plan, the applicable stock option award agreement, the Certificate of Incorporation and Applicable Law and (z) the consideration set forth therein with respect to each holder of a Warrant was calculated in accordance with Section 1.12, the applicable Warrant agreement, the Certificate of Incorporation and Applicable Law.

SECTION 5.08.Employee and Benefit Plan Matters.

(a)The Continuing Employees who remain in the employment of Purchaser or its subsidiaries shall receive employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of the Purchaser to the extent commercially reasonable.

(b)Effective immediately after the Closing and thereafter, Purchaser shall provide, or shall cause its subsidiaries to provide, that periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company) shall be taken into account (i) for purposes of eligibility for vacation under Purchaser's vacation program and (ii) for purposes of eligibility to participate in any health or welfare plan maintained by Purchaser (other than any post-employment health or post-employment welfare plan) and Purchaser’s 401(k) plan (in the case of each of clauses (i) and (ii), solely to the extent that (A) such periods of employment are taken into account and reflected on the records under analogous Benefit Plans before the Closing and (B) Purchaser makes such plan or program available to employees of the Company, and not in any case where credit would result in duplication of benefits.

(c)With respect to any health plan maintained by Purchaser in which Continuing Employees are eligible to participate after the Closing, Purchaser shall, and shall cause its subsidiaries to, (i) waive all exclusions with respect to participation and coverage requirements applicable to such Continuing Employees to the extent such conditions and exclusions were satisfied or did not apply to such Continuing Employees under the welfare plans of the Company prior to the Closing and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Closing, for the current calendar year, in satisfying any analogous deductible or out of pocket requirements to the extent applicable under any such plan.

(d)On or around the Closing, up to 375,000 restricted stock units of Purchaser (the “RSUs”) will be available to grant through the Purchaser 2015 Equity Incentive Plan as incentive compensation to Continuing Employees who execute Employment Arrangements and are employed by Purchaser or the Company or any subsidiary thereof following the Effective Time. The RSUs will be granted subject to three year vesting terms, with a one-year cliff followed by monthly vesting (with vesting service commencing on Closing), as more fully set forth in the applicable Employment Arrangements. If the Purchaser (or the Company or any subsidiary thereof) terminates the employment of any Continuing Employee other than for Cause prior to the one-year cliff applicable to any Continuing Employee’s RSUs, then, notwithstanding the foregoing, one-third of the RSUs and/or Restricted Stock granted to such Continuing Employee shall vest immediately prior to such termination. In addition, any RSUs held by a Continuing

Employee that vest prior to the termination of employment of such Continuing Employee with the Purchaser (or the Company or any subsidiary thereof) (other than termination for Cause) shall survive such termination and remain vested and in full force and effect regardless of such termination. The allocation of the RSUs will be as set forth on Exhibit E.

(e)Nothing contained herein shall be construed as requiring, and the Company shall take no action, and shall ensure the Subsidiary takes no action, that would have the effect of requiring, Purchaser or its subsidiaries to continue any specific plans or to continue the employment of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Purchaser or its subsidiaries to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Purchaser or its subsidiaries and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose.

(f)Only upon Purchaser’s request, and if requested before the Effective Time, the Company shall terminate each PEO Agreement prior to the Closing or as soon as reasonably practicable following the Closing, including sending all required notices, such that each PEO Agreement shall be of no further force or effect following the payment of the Company’s final payroll and the payout of the Option Cancellation Payments, in each case without any remaining liability of any kind on the part of the Company, Purchaser or any of their affiliates. The form and substance of such notices will be subject to the prior review and approval of Purchaser. For purposes of clarity, any PEO Agreements for which no request has been made by Purchaser on or prior to the day immediately prior to the Closing Date will not be terminated by the Company.

(g)Only upon Purchaser’s request, and if requested before the Effective Time, the Company will terminate its participation in any or all of the PEO Benefit Plans set forth in Schedule 5.08 of the Disclosure Schedule, with such termination of participation to be effective as of the last day of the month in which the Effective Time occurs and reflected in resolutions of Company’s board of directors. The form and substance of such resolutions will be subject to the prior review and approval of Purchaser. For purposes of clarity, participation in any PEO Plans for which no request has been made by Purchaser on or prior to the day immediately prior to the Closing Date will not be terminated by the Company.

(h)Unless Purchaser provides written notice to the Company to the contrary on or prior to the day immediately prior to the Closing Date, the Company will terminate its participation in any and all PEO Benefit Plans, intended to meet the requirements of Section 401(a) of the Code (each a “PEO 401 Plan”), effective as of the times described in this Section. Unless Purchaser provides written notice to the Company as contemplated in the foregoing sentence, the Company shall provide Purchaser on or prior to the Closing Date with evidence that participation in the PEO 401 Plans have been terminated pursuant to resolutions of the Board of Directors of the Company, effective as of no later than the day immediately preceding the Closing Date. The form and substance of such resolutions, and the manner in which such PEO 401 Plans are terminated, shall be subject to review and approval of Purchaser.

(i)The Company shall terminate any and all Company Sponsored Benefit Plans maintained by the Company or any of its affiliates that are set forth in Schedule 5.08 of the Disclosure Schedule, in each case effective as of the day immediately preceding the Effective

Time. The Company shall provide Purchaser evidence that such plans have been terminated pursuant to resolutions of the Board or the board of directors of its affiliates, as applicable (the form and substance of which resolutions shall be subject to review and approval of Purchaser).

(j)To the extent any payments made with respect to, or which arise as a result of, this Agreement, could be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, the Company shall (i) within two business days following the date of this Agreement, disclose its calculations with respect to the excess parachute payments to Purchaser, along with the assumptions used to make the calculations and the data necessary for Purchaser to confirm the accuracy of the calculations, (ii) to the extent not already obtained, promptly seek the consent of the recipient of any such payment that would otherwise be due and owing that such payment shall not be due and owing, paid or retained, absent 280G Stockholder Approval (as defined below) and (iii) promptly (and in any case prior to the Closing Date) cause all such payments to be adequately disclosed to, and obtain the vote (whether of approval or disapproval) and use commercially reasonably efforts to have all such payments approved by a vote of, the Stockholders meeting the requirements of the Code and the applicable treasury regulations (“280G Stockholder Approval”), in a manner reasonably satisfactory to Purchaser. Purchaser shall have the right to review and approve any disclosure required by clause (iii) before such disclosure is made. The Company shall not pay any amount that could be characterized as an “excess parachute payment” to the extent that it fails to make the disclosure required by clause (i), is unable to obtain the consent of the recipient described in clause (ii) or is unable to obtain the Stockholder approval described in clause (iii).

SECTION 5.09.Tax Matters.

(a)Filing of Tax Returns After the Closing Date. Purchaser will prepare and file, or cause to be prepared and filed, all Tax Returns of the Company and Subsidiary to be filed with respect to a Pre-Closing Tax Period the due date of which (taking into account extensions) is after the Closing Date. Such Tax Returns shall be prepared in accordance with the past practices of the Company and Subsidiary unless otherwise required by Applicable Law. Purchaser will promptly provide or make available to the Stockholders’ Representative copies of all Tax Returns that report any liability for Taxes for which the Holders would have an obligation to indemnify under this Agreement and that are to be filed by the Company or Subsidiary with respect to a Pre-Closing Tax Period after the Closing Date. Prior to filing, Purchaser will permit the Stockholders’ Representative to review each such Tax Return that reports any liability for Taxes for which the Holders would have an obligation to indemnify under this Agreement, providing the Stockholders’ Representative with a reasonable time for such review. Purchaser shall reflect any reasonable comment made by the Stockholders’ Representative on any such Tax Return provided that such comments reflect the past practices of the Company and Subsidiary.

(b)Cooperation on Tax Matters. Purchaser, the Company, the Stockholders’ Representative and the Holders shall cooperate, and the Company shall cause the Subsidiary to cooperate, fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns, the filing of any amended Tax Return for a period prior to (or including) the Closing Date, any Tax audits, Tax proceedings or other Tax- related claims.

(c)FIRPTA Certificate. On the Closing Date, the Company shall deliver or cause to be delivered to Purchaser a certification that the Shares are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the IRS, in accordance with the Treasury Regulations under Section 897 and 1445 of the Code.

(d)Amended Returns and Retroactive Elections. Purchaser shall not, and shall not cause or permit the Company to, (i) amend any Tax Returns filed with respect to any Pre-Closing Tax Period or with respect to any Tax period that begins before and ends after the Closing Date or (ii) make any Tax election that has the retroactive effect to any Pre-Closing Tax Period or to any Tax period that begins before and ends after the Closing Date if such amendment or election results in liability for Taxes for which the Holders would have an obligation to indemnify under this Agreement, in each case without the prior written consent of the Stockholders’ Representative (not to be unreasonably withheld, conditioned or delayed) or as may be done to comply with Applicable Law or any Taxing Authority.

(e)Refunds. In the event that any Tax refund is received by the Company in respect of any Pre-Closing Tax Period, the Company shall pay to the Paying Agent an amount equal to such refund less any expenses incurred by the Company (including any income Tax reasonably expected to be imposed on such refund) within 30 days after receipt thereof; provided, that no payment shall be required to be made to the Paying Agent pursuant to this Section 5.09(e) to the extent that a Tax refund results from the carryback of any loss, deduction or credit from a Post- Closing Tax Period to a Pre-Closing Tax Period.

(f)The Israeli Tax Ruling. The Company’s legal counsel has approached the ITA with an application for a ruling (the “Israeli Tax Ruling”) in relation to the tax treatment of 102 Common Stock, 102 outstanding Options and 3(i) Options within the scope of this Agreement to confirm, among other things, that Purchaser and anyone acting on its behalf (including the Paying Agent and the Escrow Agent) shall not be required to withhold Israeli Taxes in relation to any consideration payable to holders of 102 Common Stock, 102 Outstanding Options and 3(i) Options where such consideration is transferred to the Section 102 Trustee or to the Subsidiary to be held and distributed by the 102 Trustee or the Subsidiary, as applicable, pursuant to the terms of the Israeli Tax Ruling. If the Israeli Tax Ruling is not granted prior to the Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming among others that Purchaser and anyone acting on its behalf (including the Paying Agent and the Escrow Agent) shall be exempt from Israeli withholding Tax in relation to any payments made with respect to 102 Common Stock, 102 Outstanding Options and 3(i) Options to the Section 102 Trustee or the Subsidiary (the “Israeli Interim Tax Ruling”) where such consideration is transferred to the Section 102 Trustee or to the Subsidiary to be held and distributed by the 102 Trustee or the Subsidiary, as applicable, pursuant to the terms of the Israeli Interim Tax Ruling or the Israeli Tax Ruling to be obtained following the Closing, as applicable. Each of Purchaser and the Company (or the Surviving Corporation, if applicable) shall and shall cause its respective Israeli counsel, advisors and accountants to, coordinate and cooperate with each other with respect to the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Tax Ruling or the Israeli Interim Tax Ruling, as applicable. The final text of the Israeli Tax Ruling or the Israeli Interim Tax Ruling shall in all circumstances be subject to the prior written confirmation of Purchaser or its counsel, which shall not be unreasonably withheld, conditioned or delayed.

SECTION 5.10.Supplemental Disclosure.

(a)Purchaser shall promptly notify the Stockholders’ Representative and the Company of, and furnish the Stockholders’ Representative any information it may reasonably request with respect to, the occurrence to Purchaser’s knowledge of any event or condition or the existence to Purchaser’s knowledge of any fact that would cause any of the conditions to the Company’s obligation to consummate the Merger not to be fulfilled.

(b)Each Stockholder and the Company shall, and the Company shall cause the Subsidiary to, promptly notify Purchaser of, and furnish Purchaser any information it may reasonably request with respect to, the occurrence to the such Stockholder’s or the Company’s or the Subsidiary’s knowledge of any event or condition or the existence to such Stockholder’s or the Company’s or the Subsidiary’s knowledge of any fact that would cause any of the conditions to Purchaser’s obligation to consummate the Merger not to be fulfilled.

SECTION 5.11.Repayment of Indebtedness and Payment of Transaction Expenses.

(a)No fewer than two business days prior to the anticipated Closing Date, the Company shall deliver to Purchaser, with respect to the Company Debt outstanding under the instruments listed on Schedule 5.11 of the Disclosure Schedule (the “Payoff Debt”), payoff letters, in customary form (the “Payoff Letters”), which contemplate that Payoff Debt will be paid at Closing and all related Liens will be released by each person to which such Payoff Debt is owed upon payment of the amount set forth in the Payoff Letter. The Company shall, and shall cause the Subsidiary to, facilitate such repayment at the Closing and the subsequent release of any Liens securing such Payoff Debt. The Company shall, and shall cause the Subsidiary to, take all actions necessary such that UCC-3 termination statements (or other similar documents) are obtained and/or filed with respect to any UCC-1 financing statements (or other similar documents) filed in respect of the assets of the Company or the Subsidiary that have not yet expired. Notwithstanding anything to the contrary, prior to the Closing the Company shall be permitted to use its available cash to pay off all or a portion of the Payoff Debt.

(b)No fewer than two business days prior to the anticipated Closing Date, the Company shall cause each payee of Transaction Expenses to submit written invoices for the full amount of all Transaction Expenses payable to each such payee, which invoice shall provide that, upon payment of such invoice, all amounts due to such payee by the Company for services rendered in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid in full.

SECTION 5.12. Publicity. No public release or announcement concerning the transactions contemplated hereby shall be issued by any Stockholder or the Company, and the Company shall ensure that the Subsidiary does not issue any such public release or announcement, without the prior written consent of Purchaser.

SECTION 5.13. Further Assurances. From time to time, as and when requested by any party, each party shall, and the Company shall cause the Subsidiary to, execute and deliver, or cause to be executed and delivered, all such documents, assignments, deeds, bills of sale, consents and other instruments and shall take, or cause to be taken, all such further or other actions, as are reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

SECTION 5.14.Stockholder Joinder, Consents and Waivers; Approved Sale.

(a)The Company shall, and shall cause the Subsidiary to, subject to applicable fiduciary duties, use commercially reasonable efforts to cause any person that becomes a Stockholder after the date of this Agreement, through the exercise of any Stock Option or otherwise, and any Stockholder as of the date of this Agreement that did not execute and deliver a Joinder as of the date of this Agreement, to execute and deliver a Joinder to this Agreement prior the Closing. Upon the execution and delivery of such Joinder, such person shall become a party to this Agreement and a “Stockholder” hereunder, and shall have the rights and obligations of a Stockholder under this Agreement.

(b)Each Stockholder hereby agrees that, by its execution of this Agreement (including by joinder), such Stockholder (i) consents to the Merger for purposes of Article Fourth, Section B.3.c.iii (or any similar successor section) of the Company’s Amended and Restated Certificate of Incorporation adopted on October 6, 2011, as amended from time to time (“Certificate of Incorporation”); (ii) waives any rights of co-sale set forth in Section 2 of the Amended and Restated Right of First Refusal and Co-sale Agreement of the Company dated October 6, 2011 (“Co-sale Agreement”) in respect of the Merger (including any notices required to be provided thereunder) and any other rights under the Co-sale Agreement, Amended and Restated Voting Agreement of the Company dated October 6, 2011 (“Voting Agreement”) and Amended and Restated Investors’ Rights Agreement of the Company dated October 6, 2011 (“Investors’ Rights Agreement”); (iii) acknowledges that this Merger constitutes a “Sale of the Company” for purposes of Section 3 of the Investors’ Rights Agreement; and (iv) agrees that the Co-sale Agreement, Voting Agreement and Investors’ Rights Agreement shall terminate effective upon the Closing. The Company hereby agrees that, by its execution of this Agreement, the Company (i) waives the transfer restrictions set forth in Section 2.12 of the of Investors’ Rights Agreement in respect of the Merger and any other rights under the Co-Sale Agreement, Voting Agreement and Investors’ Rights Agreement; (ii) agrees that Co-sale Agreement, Voting Agreement and Investor Rights Agreement shall terminate effective upon the Closing; and (iii) waives any right of first refusal in respect of the Merger contained in any Stock Option exercise agreement.

SECTION 5.15.Insurance Matters.

(a)Prior to the Closing, the Company shall obtain and, following the Closing, shall maintain and Purchaser shall cause the Company to maintain a pre-paid "tail" insurance policy to become effective on the Closing with a claims period of six years following the Closing with respect to directors' and officers' liability insurance covering each person (a “Covered Person”) currently covered by the Company's directors' and officers' liability insurance policy (and any similar policy of the Subsidiary) in effect on the date of this Agreement for acts or omissions occurring prior to the Closing.

(b)For a period of six years following the Closing, the Company shall, and Purchaser shall cause Company to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the Certificate of Incorporation, Bylaws and indemnification agreements between the Company and its officers and directors existing immediately prior to the date hereof; provided that the Company shall cause each such indemnification agreement with any person that is a Continuing Employee to be amended prior to the Closing to provide that it shall apply solely to acts and omissions of such Continuing Employee prior to the Closing.

(c)The provisions of this Section 5.15 shall survive the Closing and are intended to be for the benefit of each Covered Person and shall be enforceable by such persons.

SECTION 5.16. Appraisal Notice. As soon as practicable, but in no event later than three business days following the date hereof, the Company shall send to those holders of Shares on the date hereof, other than those that executed and delivered a Joinder adopting this Agreement on the date hereof, a notice and disclosure statement pursuant to Sections 228 and 262(d) of the DGCL (the “Disclosure Statement”), which shall comply with Applicable Law. The Company shall not distribute the Disclosure Statement to such stockholders until Purchaser has had a reasonable opportunity to review and comment on the Disclosure Statement and the Company reasonably reflects such comments. The Company shall ensure that no disclosure in the Disclosure Statement will contain any untrue statement of a material fact or omit to state any material fact necessary, in light of the circumstances under which it will be made, to make the statements therein not misleading.

SECTION 5.17.No Solicitation.

(a)During the Pre-Closing Period, the Company and each Stockholder agrees to, and shall cause the Subsidiary to, and shall use good faith, reasonable best efforts to cause their respective agents and representatives to, cease discussions, negotiations or other interactions with any persons other than Purchaser and its representatives with respect to a potential Acquisition Proposal, and will not, directly or indirectly, through any officer, director, employee, shareholder or other representative (including, but not limited to, investment bankers, attorneys and accountants), solicit, initiate or entertain offers from, negotiate with, or in any manner encourage, accept, or consider any Acquisition Proposal or explore or otherwise engage in discussions with, or provide confidential information or access to the Company’s or the Subsidiary’s properties, books or records to any other person with respect to an Acquisition Proposal or that would require it to abandon, terminate or fail to consummate the Merger. The Company shall, and shall cause its representatives, the Subsidiary and the Subsidiary’s representatives to, promptly after the date hereof (and in any event within two business days) request the prompt return or destruction of all confidential information previously furnished to such person(s) within the last 12 months for the purpose of evaluating a possible Acquisition Proposal.

(b)In addition to the obligations of the Company set forth in Section 5.17(a), the Company shall promptly advise, and shall cause the Subsidiary to promptly advise, Purchaser orally and in writing of any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry (including any changes thereto), a copy of any written materials received from such person making the Acquisition Proposal and the identity of the person making any such Acquisition Proposal or inquiry.   The Company shall, and shall cause the

Subsidiary to, (i) keep Purchaser fully informed of the status and details of any such Acquisition Proposal on a prompt basis and (ii) provide to Purchaser promptly after receipt or delivery thereof with copies of all correspondence and other written material sent by or provided to the Company or the Subsidiary (or their representatives) in connection with any such Acquisition Proposal.

(c)	For purposes hereof:

“Acquisition Proposal” means any inquiry, proposal or offer from any person or Group, other than Purchaser and Sub, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and the Subsidiary equal to twenty percent or more of the Company’s and the Subsidiary’s assets or to which twenty percent or more of the Company’s and the Subsidiary’s revenues are attributable, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Securities Exchange Act of 1934, as amended) of twenty percent or more of any class of membership interests or equity securities of the Company or the Subsidiary, (c) tender offer or exchange offer or other share or membership interest purchase that if consummated would result in any person or Group beneficially owning twenty percent or more of any class of equity securities of the Company or the Subsidiary or (d) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Subsidiary; in each case, other than this Agreement or any other offer, proposal or indication of interest by Purchaser or an affiliate of Purchaser.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

SECTION 5.18. Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize and, if possible, eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby. “Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States.

SECTION 5.19. Export Control. No later than 14 days after the date hereof (or a later date agreed by Purchaser in writing), the Company will retain export control counsel reasonably acceptable to Purchaser for purposes of evaluating whether the Company is required to (1) register with the U.S. Commerce Department to obtain an Encryption Registration Number (“ERN”) in order to qualify any of its products or technology for export or reexport pursuant to the EAR or (2) obtain an encryption license from the Israeli Ministry of Defense. The Company will thereafter use reasonable efforts in cooperation with such counsel and counsel to Purchaser to prepare, and provide Purchaser a reasonable opportunity to review and comment on, (1) a filing with the U.S. Commerce Department to register for and obtain an ERN in accordance with the EAR prior to Closing if, based on that evaluation and analysis, the Purchaser concludes that such ERN registration is required and (2) an application with the Israeli Ministry of Defense to obtain, prior to Closing, an encryption license from the Israeli Ministry of Defense to the extent such export control counsel determines such license is required or desirable.

SECTION 5.20. Subsidiary's Articles of Association; Notices to Israeli Registrar of Companies. Prior to the Effective Time, the Subsidiary shall adopt, by a sole shareholder written consent, amended and restated Articles of Association for the Subsidiary in the form set forth in Exhibit F hereto or in another form acceptable to Purchaser and shall file applicable notices with the Israeli Registrar of Companies with respect to the adoption of such Articles of Association, resignation of Subsidiary’s directors and appointment of Purchaser’s designated director.

SECTION 5.21. Company Certificate of Incorporation. Prior to the Effective Time, the Company shall adopt the Amended and Restated Certificate of Incorporation in the form set forth in Exhibit G hereto or in another form acceptable to Purchaser.

SECTION 5.22. Additional Covenants. Upon Purchaser’s request, the Company will deliver to Purchaser an executed and effective agreement with Novadea LLC that: (i) terminates any and all agreements (other than those provisions which are for the benefit of the Company and that survive termination of such agreements) entered into between the Company and Novadea LLC (including the Consulting Agreement, dated April 11, 2010) prior to the Effective Time; (ii) ensures that the termination of any services provided to the Company by Novadea LLC or to Novadea LLC by the Company or its affiliates has occurred prior to the Effective Time; and (iii) ensures that no compensation, benefits, equity or any other amounts or payments are owed by the Company to Novadea LLC as of the Effective Time. The Company shall take all corporate and other actions necessary to effect the requirements in the immediately foregoing sentence. The form and substance of such executed and effective agreement and any actions or resolutions of the Company will be subject to the prior review and approval of Purchaser.

ARTICLE VI. CONDITIONS PRECEDENT

SECTION 6.01.Conditions to Each Party's Obligation. The obligation of each of the

Purchaser, Sub and Company to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a)Governmental Approvals. All authorizations, consents, orders or approvals of, or notices, declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Merger shall have been obtained or filed or shall have occurred. All authorizations, consents, orders or approvals of any Governmental Entity for the transfer to Purchaser and/or Sub of any Permits held by Company shall have been obtained or filed or shall have occurred.

(b)No Injunctions or Restraints. No Applicable Law or permanent Order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(c)	Stockholder Approval. The Stockholder Approval shall have been obtained.

(d)Convertible Loan Payoff and Release. Each of the Company and the Lenders shall have executed the Convertible Loan Payoff and Release and the Convertible Loan Payoff and Release shall be in full force and effect.

SECTION 6.02. Conditions to Obligation of Purchaser and of Sub. The obligation of Purchaser and Sub to effect the Merger is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)Representations and Warranties. The representations and warranties of each Stockholder and of the Company in this Agreement and the Ancillary Agreements that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Purchaser shall have received a certificate signed by an authorized officer of the Company to such effect.

(b)Performance of Obligations. Each Stockholder and the Company shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Stockholder and by the Company by the time of the Closing, and Purchaser shall have received a certificate signed by an authorized officer of the Company to such effect.

(c)Consideration Schedule. The Consideration Schedule shall have been completed to include all of the information specified in Section 5.07 in a form reasonably acceptable to Purchaser and Purchaser shall have received a certificate signed by an authorized officer of the Company certifying that such Consideration Schedule is true, correct and complete in all respects.

(d)Employment Arrangements. Each of Yaron Samid, Raphael Ouzan, Bill Heye, Elad Mallel, David Brailovsky, Michael Weinstein and Nimrod Gutman and no fewer than 11 of the remaining Continuing Employees shall have executed Employment Arrangements and such Employment Arrangements shall be in full force and effect and no employee party thereto shall have revoked, terminated or purported to amend any terms thereof.

(e)Joinders.  Stockholders holding at least 98.5% of the Shares shall have executed and delivered Joinders.

(f)Audited Financial Statements. The Purchaser shall be reasonably satisfied, following discussion with the Company’s auditors, that the audited financial statements of the Company as of and for the fiscal years ended December 31, 2013 and 2014 (including, in each case, balance sheets, statements of income and statements of cash flows), together with notes thereto (the “2013 and 2014 Audited Financials”), prepared by PriceWaterHouse Coopers LLP in accordance with GAAP and Israeli GAAP consistently applied during the periods covered thereby will be delivered to the Purchaser within 45 days following the Closing Date.

(g)Company Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect.

(h)Absence of Proceedings. There shall not be any temporary or permanent Order or pending or threatened any Proceeding (i) challenging or seeking to restrain or prohibit the Merger or any other transaction contemplated by this Agreement or the Ancillary Agreements,

(ii)seeking to prohibit or limit the ownership or operation by Purchaser or any of its subsidiaries of any material portion of the business or assets of Purchaser, the Company or any of their respective subsidiaries as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Purchaser to acquire or hold, or exercise full rights of ownership of, the Shares, including the right to vote the Shares on all matters properly presented to the stockholders of the Company or (iv) seeking to prohibit Purchaser or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company.

(i)Consents. Purchaser shall have received written consents to the Merger from (i) all third parties listed in Schedule 6.02(i) and (ii) from each other third party if the consent of such other third party is necessary or appropriate to effect the Merger, other than in the case of clause (ii) such consents the absence of which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or a Stockholder Material Adverse Effect.

(j)Dissenting Shares. Holders of more than one percent (1%) of the Shares shall not have asserted or be seeking to assert their appraisal rights under Section 262 of the DGCL and at least 20 days shall have passed since the mailing of a Disclosure Statement to Stockholders.

(k)Other Documents. The Stockholders’ Representative shall have furnished to Purchaser such other documents relating to corporate existence, good standing, authority, incumbency of officers and such other matters as Purchaser or its counsel may reasonably request.

SECTION 6.03. Conditions to Obligation of the Company. The obligation of Company to effect the Merger is subject to the satisfaction (or waiver by the Company) on or prior to the Closing Date of the following conditions:

(a)Representations and Warranties. The representations and warranties of Purchaser made in this Agreement and the Ancillary Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Company shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b)Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and the Company shall have received a certificate signed by an authorized officer of Purchaser to such effect.

SECTION 6.04. Frustration of Closing Conditions. Neither Purchaser nor any Stockholder may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable efforts to cause the Closing to occur, as required by Section 5.05.

ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER

SECTION 7.01.Termination.

(a)Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time prior to the Closing:

(i)by mutual written consent of the Company and Purchaser;

(ii)by the Company if any of the conditions set forth in Section 6.01 or Section 6.03 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii)	by Purchaser if any of the conditions set forth in Section 6.01 or Section

6.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser;

(iv)by the Company or Purchaser, if the Closing does not occur on or prior to December 23, 2015; or

(v)by Purchaser, if the Company fails to deliver to Purchaser the Stockholder Approval executed by Stockholders holding at least 98.5% of the Shares;

provided that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)In the event of termination by the Company or Purchaser pursuant to and in accordance with this Section 7.01, written notice thereof setting forth the basis for termination shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

SECTION 7.02. Effect of Termination. If this Agreement is terminated in accordance with Section 7.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.04 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it, (ii) Section 5.06 relating to certain expenses, (iii) Section 5.12 relating to publicity and (iv) Section 7.01 and this Section 7.02. Nothing in this Section 7.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreements.

SECTION 7.03. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of Purchaser and the Company and the Stockholders’ Representative on behalf of the Stockholders. By an instrument in writing Purchaser, on the one hand, or the Company and the Stockholders’ Representative on behalf of Stockholders, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE VIII. INDEMNIFICATION

SECTION 8.01.Indemnification by Holders.

(a)Subject to the limitations set forth herein, from and after the Closing, each Holder shall be liable for, and shall indemnify each Purchaser Indemnitee against and hold it harmless from, any and all losses, liabilities, claims, damages, fees, reductions in value or costs and expenses, including reasonable costs of investigation, re-engineering costs, costs of defense and settlement and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Losses“), suffered or incurred by such Purchaser Indemnitee arising from, relating to or otherwise in respect of:

(i)(A) any breach of any representation or warranty of such Stockholder contained in this Agreement or in any certificate delivered pursuant hereto and (B) any breach of any representation or warranty of the Company or Subsidiary contained in this Agreement or in any certificate delivered pursuant hereto (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause (i) the representations and warranties of the Stockholders or the Company contained herein shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach results or may result in a Stockholder Material Adverse Effect or a Company Material Adverse Effect);

(ii)(A) any breach of any covenant to be performed by such Holder contained in this Agreement, (B) any breach of any covenant to be performed by the Company or Subsidiary prior to the Closing contained in this Agreement, (C) any failure of Purchaser to receive the 2013 and 2014 Audited Financials within 45 days following the Closing Date (but only to the extent such failure is attributable to actions or omissions of the Company or Subsidiary prior to the Closing Date) and (D) the Convertible Loan Payoff and Release (other than Losses arising from Purchaser’s failure to pay, or cause to be paid, the Loan Interest Payoff Amount, if any, to the Lenders set forth therein);

(iii)any inaccuracies in the Consideration Schedule, Closing Date Unpaid Transaction Expenses or Closing Date Debt;

(iv)all liability for federal, state, local or foreign Taxes of the Company and Subsidiary for any Pre-Closing Tax Period, except to the extent taken into account in Closing Date Debt or Payoff Debt;

(v)any fees, expenses or other payments incurred or owed by such Stockholder or the Company or Subsidiary to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement, except to the extent taken into account in Closing Date Unpaid Transaction Expenses; and

(vi)any exercise of appraisal rights pursuant to Section 262 of the DGCL (or demand therefor) by any Stockholder, but only to the extent that the aggregate of the Losses incurred in respect of such exercise of appraisal rights by such Stockholder (or demand therefor) exceeds the aggregate amount that would have otherwise been payable to such Stockholder in accordance with ARTICLE I this Agreement if such Stockholder had not exercised appraisal rights (or made a demand therefor).

(b)The Holders shall not be required to indemnify any Purchaser Indemnitee, and shall not have any liability:

(i)under clause (i) of Section 8.01(a) unless the aggregate of all Losses for which Holders would, but for this clause (i), be liable thereunder exceeds on a cumulative basis an amount equal to $300,000 (and then for the full amount of such Losses); provided that this clause (i) shall not apply to any claim for indemnification arising out of intentional misrepresentation, fraud or a breach of any representation or warranty set forth in Section 2.02 (Authority; Execution and Delivery; Enforceability), Section 2.04 (The Shares), Section 3.01 (Organization and Standing; Books and Records), Section 3.02 (Capital Stock of the Company), Section 3.03 (Authority; Execution and Delivery; Enforceability), the first sentence of Section

3.08 (Title to Property; Encumbrances), Section 3.19 (Benefit Plans) and Section 3.22 (Employee and Labor Matters) (the “Fundamental Representations”);

(ii)under clause (i) of Section 8.01(a) in excess of $5,000,000 (the “Cap”) in the aggregate for all Holders; provided that if there is a Failure to Achieve Metric or the condition set forth in Section 1.13(a)(i)(B)(y) is not satisfied, and therefore the Holdback Fund is zero, the Cap shall instead be $2,500,000 in the aggregate for all Holders; provided further that this clause (ii) shall not apply to any claim for indemnification arising out of intentional misrepresentation, fraud by the Company or a Holder (solely with respect to such Holder) or a breach of any Fundamental Representation; and

(iii)under this Agreement, including Section 8.01(a) (including with respect to intentional misrepresentation, fraud or a breach of any Fundamental Representation, but excluding any claim for indemnification arising from, relating to or otherwise in respect of any intentional misrepresentation, fraud or breach of Section 2.04), in excess of the aggregate Merger Consideration payable to such Holder pursuant to ARTICLE I (including any amounts actually paid or, in the period prior to the final release of the Holdback Fund, if any, in accordance with Section 8.04, payable to such person in respect of the Holdback Fund or payable in respect of Outstanding Options or Warrants).

(c)Purchaser acknowledges that the sole and exclusive monetary remedy of Purchaser and each Purchaser Indemnitee after the Closing with respect to any and all claims relating to this Agreement, the Merger and the transactions contemplated hereby (other than claims for injunctive relief or specific performance, claims of, or causes of action arising from, intentional misrepresentation or fraud by the Company or a Holder (solely with respect to such Holder) or claims under the Employment Arrangements with respect to a Continuing Employee) shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each of Purchaser and the Company hereby waives, from and after the Closing, to the fullest extent permitted under Applicable Law, any and all rights, claims and causes of action, whether under common law, in equity or otherwise (other than claims for injunctive relief or specific performance, claims of, or causes of action arising from, intentional misrepresentation or fraud or claims under the Employment Arrangements) for monetary damages it may have against any Holder arising under or based upon this Agreement, the Merger and the transactions contemplated hereby (except pursuant to the indemnification provisions set forth in this Section 8.01). The provisions of this ARTICLE VIII were specifically bargained for and reflected in the amounts payable to the Holders in connection with the transactions contemplated under ARTICLE I.

(d)No Holder shall have any liability or obligation under this Agreement for any intentional misrepresentation, fraud on the part of, or breach by, any other Holder (in its capacity as a Holder) of its obligations as a Holder under this Agreement.

SECTION 8.02. Indemnification by Purchaser. From and after the Closing, Purchaser shall indemnify each Stockholder Indemnitee against and hold it harmless from any Loss suffered or incurred by such Stockholder Indemnitee arising from, relating to or otherwise in respect of:

(a)any breach of any representation or warranty of Purchaser which survives the Closing contained in this Agreement or in any certificate delivered pursuant hereto (it being agreed and acknowledged by the parties that for purposes of the right to indemnification pursuant to this clause (a) the representations and warranties of Purchaser contained herein shall not be deemed qualified by any references herein to materiality generally or to whether or not any such breach results or may result in a Purchaser Material Adverse Effect); and

(b)	any breach of any covenant of Purchaser contained in this Agreement.

SECTION 8.03. Calculation of Losses. The amount of any Loss for which indemnification is provided under this ARTICLE VIII shall be net of any (i) tax benefit actually realized with respect to such Loss or the underlying facts and (ii) amounts actually recovered by the indemnified party under insurance policies with respect to such Loss (net of any related deductibles, the net present value of any increase in premiums (retroactive/retrospective or otherwise) and costs of collection); provided, that Purchaser shall not be obligated to seek or obtain any such amounts. For purposes of this Section 8.03, a tax benefit shall only be actually realized to the extent the Purchaser’s Tax liability taking into account the Loss is lower than it would have been absent such Loss.

SECTION 8.04. Holdback Fund. (a) Subject to the limitations set forth herein, the Holdback Fund shall be available to the Purchaser Indemnitees to satisfy any claims for, and until depletion or release thereof shall constitute the sole and exclusive remedy in respect of, indemnification under Section 8.01.   Except for claims of, or causes of action arising from,

intentional misrepresentation or fraud against any Holder, no Purchaser Indemnitee shall have any recourse for a claim for indemnification under Section 8.01 directly against any Holder except to the extent that there are no or insufficient funds remaining in the Holdback Fund to satisfy such claim; provided, that any Losses payable to Purchaser or an indemnified party for claims arising from, relating to or otherwise in respect of any intentional misrepresentation, fraud or breach of Section 2.04 by any Holder may be recovered from such Holder’s contribution to the Holdback Fund or directly from such Holder at the sole option of Purchaser or the indemnified party. In furtherance of the foregoing, the obligations of Holders under Section 8.01 shall be individual and several and not joint in respect of any claim not paid from the Holdback Fund (based on the Holdback/Indemnification Pro Rata Portion) and the obligations of Holders shall be joint and several in respect of any claim paid from the Holdback Fund. The parties acknowledge and agree that in the event any Purchaser Indemnitee applies amounts from the anticipated Holdback Fund to satisfy claims for indemnification under this ARTICLE VIII but the Holdback Fund is thereafter determined to be an amount less than $5,000,000 pursuant to Section 1.13(a) for reasons other than deductions made pursuant to this ARTICLE VIII, then the Purchaser Indemnitees shall have recourse directly against each Holder (which shall be several and not joint) for such previously applied amounts, up to the Cap (as determined in accordance with Section 8.01(b)(ii)).

(b) Upon the final determination of the Metric pursuant to Section 1.13(b) (the “Holdback Period”), any remaining Net Holdback Funds at such time, less the Outstanding Claim Reserve (as defined below) at such time (less such amount, the “Holdback Release Amount”), shall promptly be delivered to (i) the Paying Agent for distribution to the Stockholders and to (ii) Purchaser for payment to the former holders of Outstanding Options and Warrants, in each case in accordance with their respective pro-rata shares as set forth in the Consideration Schedule. “Outstanding Claim Reserve” means, as of the applicable date, the sum of (i) all amounts claimed by Purchaser to be then owed to it pursuant to Section 1.09 and (ii) all amounts claimed by any Purchaser Indemnitee to be then owed to (or, if Purchaser has not then finally determined the amount that may be claimed, Purchaser’s good faith estimate of the maximum amount that may be claimed by Purchaser to be owed to) the Purchaser Indemnitees in respect of indemnity claims made by the Purchaser Indemnitees in accordance with Section 8.01(a). If there is a positive Outstanding Claim Reserve amount as of the last day of the Holdback Period, then every six months after such date, if the Outstanding Claim Reserve as of such sixth month anniversary shall be positive but less than the Outstanding Claim Reserve as of the last day of the Holdback Period, the Holdback Release Amount shall be recalculated as of such sixth month anniversary and, if the Holdback Release Amount shall then be positive, such amount shall promptly be delivered to (i) the Paying Agent for distribution to the Stockholders and to (ii) Purchaser for payment to the former holders of Outstanding Options and Warrants, in each case in accordance with their respective pro-rata shares as set forth in the Consideration Schedule. Purchaser shall notify the Stockholders’ Representative of the amount of the Outstanding Claim Reserve as so determined. Further, after the last day of the Holdback Period, at such time as the Outstanding Claim Reserve is zero, the remaining Net Holdback Funds at such time shall promptly be delivered to (i) the Paying Agent for distribution to the Stockholders and to (ii) Purchaser for payment to the former holders of Outstanding Options and Warrants, in each case in accordance with their respective pro-rata shares as set forth in the Consideration Schedule.

SECTION 8.05.Procedures.

(a)Third Party Claims. In order for a person (the “indemnified party”) to be entitled to any indemnification provided for under Section 8.01 or Section 8.02 in respect of, arising out of or involving a claim made by any third party against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party (which in the case of the Holders shall be the Stockholders’ Representative) in writing of the Third Party Claim and provide an Indemnification Claim Notice in respect thereof promptly following receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure.  Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim. “Indemnification Claim Notice” shall mean a notice: (i) stating that such indemnified party has paid, incurred, sustained or accrued, or reasonably anticipates that it may have to pay, incur, sustain or accrue, Losses and (ii) specifying in reasonable detail the Losses but only to the extent known to such indemnified party.

(b)Assumption. If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof to the extent provided in this ARTICLE VIII. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages. In the event that the indemnified party is conducting the defense of any Third Party Claim, the indemnified party shall use commercially reasonable efforts to keep the indemnifying party (which in the case of the Holders shall be the Stockholders’ Representative) reasonably apprised of material developments relating to such Third Party Claim.

(c)Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 8.01 or Section 8.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party promptly shall deliver an Indemnification Claim Notice of such claim to the indemnifying party. Subject to Section 8.04 and Section 8.06, the failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 8.01 or Section 8.02, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 30 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 8.01 or Section 8.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 8.01 or Section 8.02, subject to the limitations of this ARTICLE VIII including Section 8.04, and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined.

(d)Procedures Relating to Indemnification of Tax Claims. For purposes of Section 8.01(a)(iv), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes, but does not end, on the Closing Date, the portion of such Tax that relates to the Pre-Closing Tax Period shall (i) in the case of any property or similar Taxes, be deemed to be the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period and (ii) in the case of any other Tax, be deemed equal to the amount which would by payable if the period ended on the Closing Date.

(e)Adjustment to Purchase Price. All indemnification payments made pursuant to this ARTICLE VIII shall be treated by the parties as adjustments to the Purchase Price, including for Tax purposes, unless otherwise required by Applicable Law or a final, nonappealable determination of a Taxing Authority.

(f)Access to Documents and Information. Following the delivery of an Indemnification Claim Notice, the indemnified party shall give, and shall cause its Affiliates and representatives to provide, the indemnifying party reasonable access to such documents and information as may be reasonably requested for the purposes of resolving any disputes or responding to any matters or inquiries raised in such Indemnification Claim Notice.

SECTION 8.06.Survival Periods.

(a)The representations, warranties, covenants and agreements contained in this Agreement and in any document delivered in connection herewith shall survive the Closing as follows:  (i) the representations and warranties in ARTICLE II, ARTICLE III and ARTICLE IV (other than the Fundamental Representations) shall survive for one year following the Closing;

(ii)	the Fundamental Representations shall survive for the applicable statute of limitations; and

(iii)all other provisions of this Agreement, including all covenants and agreements, shall survive for six months following the end of the applicable statute of limitations.

(b)	The obligations to indemnify and hold harmless any party pursuant to Section

8.1or Section 8.02 shall terminate when the applicable representation, warranty, covenant or agreement terminates; provided that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim to the party to be providing the indemnification.

ARTICLE IX. GENERAL PROVISIONS

SECTION 9.01.Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Purchaser may assign its right to purchase the Shares to a subsidiary of Purchaser without the prior written consent of any other party; provided that no assignment shall limit or affect Purchaser’s obligations hereunder. Any attempted assignment in violation of this Section 9.01 shall be void.

SECTION 9.02. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder; provided, that each Covered Person shall be a third party beneficiary of Section 5.15.

SECTION 9.03. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by facsimile or electronic mail (with, in each case, confirmation of receipt) or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, facsimile or electronic mail, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

(i)	if to Purchaser,

Prosper Marketplace, Inc. 221 Main Street, Suite 300

San Francisco, CA 94105 Attention: General Counsel

with a copy (which shall not constitute notice) to: Covington & Burling LLP

One Front Street

San Francisco, CA 94111

Attention: Michael P. Reed Facsimile: (202) 778-5988 E-mail:  mreed@cov.com

(ii)if to any Stockholder, after the Closing, or to Stockholders’ Representative, Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Attention: Managing Director Email: deals@srsacquiom.com Facsimile No.:  (303) 623-0294

Telephone No.: (303) 648-4085

with a copy (which shall not constitute notice) to: Lowenstein Sandler LLP

1251 Avenue of the Americas, 18th Floor New York, NY 10020

Facsimile: +1 (973) 422-6841 Attention:  Anthony O. Pergola

(iii)	if to the Company,

BillGuard, Inc.

54 West 40th Street New York, NY 10018

Attention:  Yaron Samid

E-mail: yaron@billguard.com

with a copy (which shall not constitute notice) to: Lowenstein Sandler LLP

1251 Avenue of the Americas, 18th Floor New York, NY 10020

Facsimile: +1 (973) 422-6841 Attention:  Anthony O. Pergola

SECTION 9.04.Interpretation; Exhibits and Schedules; Certain Definitions.

(a)The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b)	For all purposes hereof:

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Company Material Adverse Effect” means any event, change, effect, circumstance, condition, development or occurrence that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of the Company or (ii) the ability of the Company to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party or on the ability of the Company to consummate the Merger and the other transactions contemplated hereby; provided, that Company Material Adverse Effect shall not include any event, change, effect, circumstance, condition, development or occurrence directly resulting from, relating to, or arising out of (A) changes relating to United States or foreign economies, financial conditions or credit market conditions in general or the Company's industries (taken together) in general, (B) the execution and announcement this Agreement, the identity of the Purchaser, or the transactions contemplated this Agreement, (C) changes in Applicable Law, GAAP, generally accepted accounting principles in Israel or interpretations thereof, (D) natural disasters, calamities, labor unrest, strikes, acts of war or hostilities, terrorism, declaration of a national emergency or war, sabotage or other “acts of God” or (E) any actions taken, or failures to take action, in each case, to which the Purchaser has consented in writing, which do not, in any case referred to in clauses (A) through (D), disproportionately affect the business of the Company relative to the other businesses in the same industries in which the Company operates.

“including” means including, without limitation.

“person“ means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

SECTION 9.05. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more such counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed signature page of this Agreement, or any related document, by facsimile, electronic mail (including PDF) or other transmission method shall be effective as delivery of a manually signed counterpart of this Agreement or such other document.

SECTION 9.06. Entire Agreement. This Agreement, the Ancillary Agreements, the Employment Arrangements, the stockholder releases and the Confidentiality Agreement, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. The foregoing notwithstanding, each Stockholder which is also a Continuing Employee acknowledges and agrees that the rights of the Purchaser under this Agreement are separate and distinct from, and in addition and without prejudice to, the rights of Purchaser under the Employment Arrangements.

SECTION 9.07. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 9.08. Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of Court of Chancery of the State of Delaware located in New Castle County, Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any State court of Delaware or Federal court of the United States of America, in each case, located in New Castle County, Delaware), for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding in the Court of Chancery of the State of Delaware located in New Castle County, Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any State court of Delaware or Federal court of the United States of America, in each case, located in New Castle County, Delaware). Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 9.08. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in the Court of Chancery of the State of Delaware located in New Castle County, Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any State court of Delaware or Federal court of the United States of America, in each case, located in New Castle County, Delaware), and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This Section 9.08 shall not apply to any dispute under Section 1.09 that is required to be decided by the Accounting Firm.

SECTION 9.09. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

SECTION 9.10. Waiver of Jury Trial. Each party hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and

(b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10.

SECTION 9.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts specified in Section 9.08, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 9.12.Additional Agreement.  Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees, and Affiliates that the Company is the client of Lowenstein Sandler LLP (the “Company Law Firm”).  After the Closing, it is possible that the Company Law Firm will represent the Holders, the Stockholders’ Representative and their respective Affiliates (individually and collectively, the “Seller Group”) in connection with matters related to this Agreement. Purchaser and Company hereby agree that the Company Law Firm (or any successor) may represent the Seller Group in the future in connection with matters related to this Agreement. The Company Law Firm (or any successor) may serve as counsel to Seller Group or any director, member, partner, officer, employee, representative, or Affiliate of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, has been carefully considered and the parties have consulted with counsel or been advised they should do so in connection with this waiver and consent.

IN WITNESS WHEREOF, each of the Stockholders, the Company, Purchaser, Sub and the Stockholders’ Representative have duly executed this Agreement as of the date first written above.

BILLGUARD, INC.

by:

Name: Title:

Yaron Samid Ch

PROSPER MARKETPLACE, INC.

by:	Name:

Title:

BEACH MERGER SUB, INC.

by:	Name:

Title:

SHAREHOLDER REPRESENTATIVE

SERVICES LLC, solely in its capacity as the Stockholders’ Representative

by:	Name:

Title:

IN WITNESS WHEREOF, each of the Stockholders, the Company, Purchaser, Sub and the Stockholders’ Representative have duly executed this Agreement as of the date first written above.

BILLGUARD, INC.

by:	Name: Yaron Samid

Title: Chief Executive Officer PROSPER MARKETPLACE, INC.

by:	Name: Aaron Vermut

Title: Chief Executive Officer BEACH MERGER SUB, INC.

by:	Name: Aaron Vermut

Title: Chief Executive Officer

SHAREHOLDER REPRESENTATIVE

SERVICES LLC, solely in its capacity as the Stockholders’ Representative

by:	Name:

Title:

[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the Stockholders, the Company, Purchaser, Sub and the Stockholders’ Representative have duly executed this Agreement as of the date first written above.

BILLGUARD, INC.

by:	Name:

Title:

PROSPER MARKETPLACE, INC.

by:	Name:

Title:

BEACH MERGER SUB, INC.

by:	Name:

Title:

SHAREHOLDER REPRESENTATIVE

SERVICES LLC, solely in its capacity as the Stockholders’ Representative by:

Name: Sam Riffe

Title:

Executive Director

[Signature Page to the Agreement and Plan of Merger]

SCHEDULE 2.04

STOCKHOLDERS AND SHARES

Stockholder	Common Stock	102 Common Stock*	Series A Preferred Stock	Series B Preferred Stock
Yaron Samid	8,932,584
Amir Orad	281,250			18,750
Bessemer Venture Partners VII L.P.			2,496,000	816,002
Bessemer Venture Partners VII Institutional L.P.			1,092,000	357,001
BVP VII Special Opportunity Fund L.P.			4,212,000	1,377,003
Founder Collective, L.P.			237,000
Founder Collective Entrepreneurs’ Fund, LLC			63,000
IA Venture Strategies Fund I, LP	1,041,666		375,000	750,001
SV Angel II-Q, LP			300,000
Social Leverage, LLC			150,000
Yaron Galai			75,000
Khosla Ventures IV, LP				3,524,670
Khosla Ventures IV (CF), LP				225,339
FF Angel III, LLC				187,500
Innovation Endeavors, LLC				187,500
Local Globe IV Limited				37,500
Joe Lonsdale				18,750
Aviv Ben Yosef		112,500
Eido Gal		12,187
Assaf Feldman		17,500
Ido Abramovitch		11,260
Tomer Levi		8,125
Ola Shini		10,781
Ella Ayalon		14,063
Lior Shefer		106,406
Chof Golan		36,563
Limor Shuv Ami		3,974
Dan Peguine		17,332
Marina Boykis		4,794
Alex Verdyan		13,910
*	All shares of 102 Common Stock are held in trust by ESOP Management & Trust Services Ltd.

for the benefit of the above named beneficial holders in accordance with Section 102 of the Israeli Tax Code and the rules and regulations promulgated thereunder (“Section 102”).

[Signature Page to the Agreement and Plan of Merger]

Stockholder Agreements

BillGuard, Inc. Amended and Restated Investors’ Rights Agreement dated October 6, 2011 BillGuard, Inc. Amended and Restated Right of First Refusal and Co-Sale Agreement dated

October 6, 2011

BillGuard, Inc. Amended and Restated Voting Agreement dated October 6, 2011

Shares of 102 Common Stock are subject to voting proxies to the board of directors of the Company, the Israeli Tax Code (including Section 102), and the CrowdSpot Inc. 2010 Stock Option Plan.

[Signature Page to the Agreement and Plan of Merger]

SCHEDULE 5.11

PAYOFF DEBT

Loan and Security Agreement between Silicon Valley Bank and BillGuard, Inc, dated June 12, 2014

Convertible Loan Agreement, dated August 11, 2014, by and among the Company and the lenders listed on Schedule A attached thereto, as amended by the Convertible Loan Payoff and Release dated September 23, 2015

[Signature Page to the Agreement and Plan of Merger]

SCHEDULE 6.02(i)

REQUIRED CONSENTS

Services Agreement, by and between Yodlee, Inc. and CrowdSpot, Inc., dated August 4, 2010, as amended.

Lease Agreement, dated February 27, 2012, by and between Ronny Bannin Bar and the Subsidiary

Loan and Security Agreement, between Silicon Valley Bank and BillGuard, Inc., dated June 12, 2014.

Development Advertising Services Agreement (undated) by and between Apple Inc. and the Company

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT A

FORM OF JOINDER

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT B

CONTINUING EMPLOYEES

The following Continuing Employees have executed Employment Arrangements as of the date hereof:

•Yaron Samid

•	Raphael Ouzan

•	Bill Heye

•	Elad Mallel

•	David Brailovsky

•	Michael Weinstein

•Nimrod Gutman Additional Continuing Employees:

•	Yoni Levy

•	Noam Nelke

•	Michael Yoffe

•	Ben Frankforter

•	Elad Shaham

•	Chof Golan

•	Tomer Orian

•	Gilad Rainer

•	Danit Finegold

•	Danna Raz

•	Hao Liu

•	Yael Mirkin

•	Alice Lankri

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT C

PRELIMINARY STATEMENT REQUIREMENTS

The Preliminary Statement shall set forth Closing Date Debt, Closing Date Unpaid Transaction Expenses and Aggregate Exercise Amount as set forth below and shall be delivered along with sufficient supporting detail.

Closing Date Debt

As of immediately prior to the Closing (without duplication and excluding the Payoff Debt):

Amount
(i) any Liability of the Company or the Subsidiary for borrowed money
(ii) all obligations, contingent or otherwise, of the Company or the Subsidiary in respect of any letters of credit (to the extent drawn), bankers’ acceptances or similar credit transactions

(iii) any interest rate swap, forward contract or other hedging arrangement of the Company or the Subsidiary (including any prepayment or termination amounts and penalties or fees with respect to termination thereof)

(iv) all obligations (including accrued interest) without duplication of the Company or the Subsidiary under a lease agreement that are required to be capitalized pursuant to GAAP, but excluding any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases unless such breakage costs, prepayment penalties, fees or other similar amounts are due and will be paid at the Closing

(v) all obligations of the Company or the Subsidiary under conditional sale, other title retention agreements or other vendor financing relating to any property or assets purchased by the Company or the Subsidiary

(vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by the Company or the Subsidiary, whether or not the obligations secured thereby have been assumed

(vii) all obligations of the Company or the Subsidiary consisting of overdrafts

[Signature Page to the Agreement and Plan of Merger]

(viii) all obligations of the Company or the Subsidiary for the deferred purchase price of property or services (other than trade payables and other current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and not more than 90 days past due)

(ix) unfunded or under-funded pension or post-retirement liabilities of the Company or Subsidiary or any other liabilities of the Company or Subsidiary arising based upon contributions in accordance with Applicable Law

(x) to the extent not otherwise included, any obligation by the

Company or the Subsidiary to be liable for, or to pay, as obligor, guarantor, surety or otherwise, on the obligations of a third person of the type referred to in clauses (i) - (ix) above, other than by endorsement of negotiable instruments for collection in the ordinary course of business

Total:

Closing Date Unpaid Transaction Expenses

All unpaid Transaction Expenses as of the Effective Time, including (whether or not paid, payable, billed or accrued prior to the Closing):

Amount

(i) out of pocket fees and expenses of the Company and the Subsidiary in connection with the Merger and this Agreement and the transactions contemplated hereby and the sale process with respect to the Company or the Subsidiary, whether or not paid, payable, billed or accrued prior to the Closing (including any fees and expenses of legal counsel, fees and expenses payable to financial advisors, investment bankers, brokers, consultants, accountants or other vendors of the Company or the Subsidiary notwithstanding any contingencies for escrows, and any such fees incurred by Stockholders paid for or to be paid for by the Company, and expenses of Stockholders in connection with the Merger that the Company, prior to the Closing, has agreed to pay or is otherwise obligated to pay), but excluding fees that have accrued and are payable as of the Closing Date to the Company’s independent auditor in connection with its audit in accordance with U.S. Generally Accepted Auditing Standards of the Company’s financial statements for the Company’s 2013 and 2014 fiscal years and a review of the Company’s unaudited financial statements as of, and for, the six months ended June 30, 2015; provided, that any such fees in excess of

[Signature Page to the Agreement and Plan of Merger]

$135,000 shall not be excluded from Transaction Expenses

(ii) bonus, severance, retention, change in control payment and other amounts that become payable to any current or former officer, employee, consultant or manager of the Company or the Subsidiary in connection with, or as a result of, the Closing (unless approved in writing by Purchaser prior to the Closing) and excluding (i) payments resulting from the acceleration of vesting of In-the-Money Options, but only to the extent so reflected in the Consideration Spreadsheet and (ii) retention payments to Continuing Employees as expressly set forth in a Continuing Employee’s Employment Arrangements

(iii) payroll or employment taxes payable by the Company or the Subsidiary in respect of cancellation payments in respect of Stock Options or any bonus, severance or change in control payments
Total:

Aggregate Exercise Amount

As of immediately prior to the Closing:

Amount
aggregate exercise price of all In-the-Money Options
aggregate exercise price of all In-the-Money Warrants
Total:

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT D

PROPOSED BUSINESS

		EXHIBIT D

Goals for Billguard from 4Q2015 through end of 4Q2016 (Subclause (c) of Deemed Full Metric Achievement)

		Quarterly Revenue

4Q2015	1Q2016	2Q2016	3Q2016	4Q2016

		($ in thousands)

$682	$1,943	$4,038	$6,649	$9,301

Funding of Billguard from 4Q2015 through end of 4Q2016 (Subclause (a) of Deemed Full Metric Achievement)

Between the Closing Date and the one year anniversary of the Closing Date (the “Funding Year”), Prosper Marketplace, Inc. (“Prosper”) shall, or shall cause one of its affiliates to, fund the operations of its subsidiary Billguard, Inc. (“Billguard”) as follows:

Beginning on the Closing Date (or as promptly thereafter as practicable) for the period beginning on such date and through December 31, 2015 and thereafter on January 1, 2016 (for the period through March 31, 2016), April 1, 2016 (for the period through June 30, 2016), July 1, 2016 (for the period through September 30, 2016) and October 1, 2016 (for the period through October 31, 2016 if the Closing Date is in October) (each such period, a “Funding Period”), Billguard shall provide Prosper with a detailed, non-binding projected financial statements for such Funding Period, which shall include projected earnings before interest, taxes, depreciation and amortization (“EBITDA”) (each, a “Forecast”).

If the Forecast projects negative EBITDA for the applicable Funding Period and is reasonably acceptable to Prosper, then within 10 business days following delivery of a Forecast to Prosper by Billguard, Prosper or its affiliates shall fund Billguard in an amount equal to the projected negative EBITDA for the applicable Funding Period as set forth in such Forecast less any Excess Funding previously provided by Prosper or its affiliates to Billguard. For purposes of this Exhibit D, “Excess Funding” is equal to the difference between the actual amount of aggregate funding provided to Billguard by Prosper or its affiliates for all Funding Period(s) as of the date of such calculation and the amount that was used by Billguard in all Funding Periods prior to the Funding Period for the applicable Forecast.

Notwithstanding the foregoing, in no event shall Prosper or its affiliates be required to provide funding to Billguard (for purposes of determining the Metric or if a Deemed Full Metric Achievement has occurred) during the period covered by the Funding Periods that exceeds in the aggregate $4,000,000.

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT E

ALLOCATION OF RSUs

Continuing Employee	RSUs Allocated
1. Yaron Samid	114,310
2. Raphael Ouzan	110,690
3. Bill Heye	26,064
4. David Brailovsky	17,500
5. Elad Mallel	17,500
6. Nimrod Gutman	16,781
7. Yoni Levy	16,781
8. Noam Nelke	12,500
9. Michael Yoffe	6,750
10. Michael Weinstein	7,500
11. Ben Frankforter	5,000
12. Elad Shaham	5,000
13. Chof Golan	5,000
14. Tomer Orian	2,500
15. Gilad Rainer	3,750
16. Danit Finegold	2,500
17. Danna Raz	1,875
18. Hao Liu	1,000
19. Yael Mirkin	1,000
20. Alice Lankri	1,000
TOTAL:	375,000

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT F

ARTICLES OF ASSOCIATION

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT G

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

[Signature Page to the Agreement and Plan of Merger]

EXHIBIT H

CONVERTIBLE LOAN PAYOFF AND RELEASE